Exhibit 99.4

PUBLIC ACCOUNTS 2025-2026	Consolidated Financial Statements of the Gouvernement du Québec

VOLUME 1

Fiscal year ended March 31, 2026

Published in accordance with section 86
of the Financial Administration Act (CQLR, chapter A-6.001)

Public Accounts 2025-2026 - Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec
July 2026

ISSN 0706-2850 (Print version)
ISSN 1925-1823 (PDF)

© Gouvernement du Québec, 2026

Québec, July 17, 2026

Her Honour the Honourable Manon Jeannotte

Lieutenant Governor of Québec

Your Honour,

I am pleased to present you with the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2026, which will be tabled in the National Assembly within 15 days of resumption, in accordance with the Financial Administration Act (CQLR, chapter A-6.001).

Respectfully yours,

Original signed

Eric Girard

Minister of Finance and Minister Responsible for Infrastructure

Mr. Eric Girard

Minister of Finance and Minister Responsible for Infrastructure

Dear Minister,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2026. These accounts have been prepared under section 86 of the Financial Administration Act (CQLR, chapter A-6.001), in accordance with the government's accounting policies and the public sector accounting standards.

Respectfully yours,

Original signed

Lucie Pageau, CPA

Assistant Deputy Minister and Comptroller of Finance

Message from the Comptroller of Finance

Reporting is one of the cornerstones of trust between a government and its people. In publishing the Public Accounts 2025-2026, the Gouvernement du Québec is reaffirming its commitment to a high level of transparency and the exemplary management of public funds.

The quality of this report relies on the rigorous application of Canadian public sector accounting standards. Complying with these standards guarantees that the financial information presented is standardized, comparable, and objective. This integrity of information is crucial to maintaining financial market confidence and ensuring the sustainability of our public services.

Early publication in July 2026

This 2025-2026 edition marks a major change with early publication in July, whereas previous editions were published in the fall, sometimes as late as December. By publishing its results early, the government is going above and beyond the requirements of the Financial Administration Act (RLRQ, chapter A-6.001). This early publication reflects the modernization of our internal processes and our commitment to offering parliamentarians and citizens faster access to quality information.

Acknowledgements

Achieving this ambitious goal by 2025-2026 would not have been possible without the synergy and collaboration of our partners. I would like to thank:

  the employees of departments, special funds, government enterprises, budgetary and nonbudgetary bodies, and the health and social services, education, and higher education networks for their diligence and skillful application of accounting processes during the year-end closing operation, which was successfully completed without compromising data reliability;

  the employees of the Comptroller of Finance for the support they provided to our partners and for implementing innovative solutions to achieve our objectives.

Finally, I would like to acknowledge the collaboration of the Auditor General of Québec, who audited the consolidated financial statements in an accelerated timeframe, and I thank them for that.

Original signed

Lucie Pageau, CPA

Assistant Deputy Minister and Comptroller of Finance

PUBLIC ACCOUNTS 2025-2026	1

Presentation of the Public Accounts

The Public Accounts 2025-2026 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the public sector accounting standards and pursuant to the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). They are published in two volumes. In addition to these volumes, information to facilitate an understanding of the public accounts is published on the website Quebec.ca.

Volume 1 - Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the results and financial position of the Gouvernement du Québec. The financial operations include those of the National Assembly, of the people it appoints, of the government departments, and of all bodies, funds and enterprises controlled by the government.

Volume 1 presents a financial analysis to increase the usefulness and transparency of these consolidated financial statements. The analysis includes the highlights for the 2025-2026 fiscal year, changes in the economic situation for 2025, the financial position as at March 31, 2026, and a comparison of the results with the initial forecasts and the results for the fiscal year 2024-2025. It also presents the government's budget balance in compliance with the Balanced Budget Act (CQLR, chapter E-12.00002), the outcome of the analysis of 10 indicators and the development of main trends relating to important items in the consolidated financial statements. When the consolidated financial statements were restated in a fiscal year after their publication, the restated figures were used.

In accordance with the Auditor General Act (CQLR, chapter V-5.01), the Auditor General of Québec prepares an Independent Auditor's Report included with the government's consolidated financial statements and in which he expresses his opinion on the financial statements.

Volume 2 - Financial information on the Consolidated Revenue Fund: general fund and special funds

Volume 2 presents the financial information on the Consolidated Revenue Fund, which is made up of the general fund and the special funds. This volume is divided into two parts. The first part shows the revenue of government departments and budget-funded bodies, their authorized appropriations, the expenses and other costs charged to each of these appropriations and, lastly, the financial operations of the specified purpose accounts they administer. The second part presents the revenue of the special funds as well as their approved and realized expenses and investments.

2	PUBLIC ACCOUNTS 2025-2026

ANALYSIS OF THE

CONSOLIDATED

FINANCIAL STATEMENTS

▌ 1.  Highlights for fiscal year 2025-2026

Summary of consolidated results

Fiscal year ended March 31, 2026

				Change with				Change with
	2025-2026		2025-2026	2025-2026		2024-2025		2024-2025
	budget	(1),(2)	results	budget		results	(3)	results
	$million		$million	$million	%	$million		$million	%

REVENUE

Income and property taxes	70 023		74 115	4 092	5.8	69 081		5 034	7.3
Consumption taxes	28 922		29 639	717	2.5	28 377		1 262	4.4
Duties, permits and royalties	6 387		6 708	321	5.0	6 191		517	8.4
Miscellaneous revenue	15 132		14 922	(210)	(1.4)	16 252		(1 330)	(8.2)
Revenue from government enterprises	5 268		5 241	(27)	(0.5)	5 689		(448)	(7.9)
Own-source revenue	125 732		130 625	4 893	3.9	125 590		5 035	4.0
Federal government transfers	30 610		29 803	(807)	(2.6)	30 498		(695)	(2.3)
Total revenue	156 342		160 428	4 086	2.6	156 088		4 340	2.8
EXPENDITURE
Santé et Services sociaux	65 527		65 945	418	0.6	64 227		1 718	2.7
Éducation	23 663		23 541	(122)	(0.5)	23 352		189	0.8
Enseignement supérieur	11 311		11 183	(128)	(1.1)	11 383		(200)	(1.8)
Famille	9 308		9 633	325	3.5	9 015		618	6.9
Transports et Mobilité durable	7 308		9 176	1 868	25.6	7 684		1 492	19.4
Emploi et Solidarité sociale	5 863		5 811	(52)	(0.9)	5 707		104	1.8
Affaires municipales et Habitation	5 623		5 253	(370)	(6.6)	5 005		248	5.0
Économie, Innovation et Énergie	4 521		4 365	(156)	(3.5)	4 769		(404)	(8.5)
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 436		1 802	(634)	(26.0)	2 181		(379)	(17.4)
Other portfolios	20 542		19 073	(1 469)	(7.2)	17 971		1 102	6.1
Portfolio expenditure	156 102		155 782	(320)	(0.2)	151 294		4 488	3.0
Debt service	9 670		10 148	478	4.9	9 969		179	1.8
Total expenditure	165 772		165 930	158	0.1	161 263		4 667	2.9
Contingency reserve	2 000			(2 000)		0		0	0.0
ACCOUNTING SURPLUS (DEFICIT)(4)	(11 430)		(5 502)	5 928	―	(5 175)		(327)	―

(1) Certain budget forecasts have been reclassified to ensure comparability with the presentation of 2025-2026 results. Details of these reclassifications are presented in Note 3 of the consolidated financial statements.

(2) For the purposes of establishing budget forecasts, certain factors that constitute risks and uncertainties factors do not depend directly on the government but can lead to results that differ from those anticipated. Such factors are presented in the Additional information.

(3) Certain figures for 2024-2025 have been reclassified for consistency with the presentation adopted as at March 31, 2026.

(4) Accounting deficit refers to the annual operating deficit presented in consolidated financial statements.

4	PUBLIC ACCOUNTS 2025-2026

1.  Highlights for fiscal year 2025-2026 (cont'd)

Follow-up on the accounting deficit for 2025-2026
Annual operating deficit	$5.5 billion (0.9% of GDP) Lower deficit than the $11.4 billion (1.8% of GDP) forecast in March 2025 budget.

2025-2026
$million
Forecast based on the March 2025 budget	(11 430)
Revenue upward adjustment	4 086
Expenditure upward adjustment	(158)
Non-utilization of the contingency reserve	2 000
Sub-total	5 928
Accounting surplus (deficit)	(5 502)

LOWER-THAN-EXPECTED ACCOUNTING DEFICIT

Revenue upward adjustment ($4.1 billion)

  The $4.1-billion increase in revenue compared with the March 2025 budget is primarily due to a $4.1-billion increase in income and property taxes. This increase is attributable to stronger-than-expected growth in wages and salaries, as well as in the net operating surplus of corporations resulting from higher-than-anticipated nominal economic growth. In fact, nominal GDP growth was 1.3 percentage points higher than projected in the 2025-2026 budget.

  A $717-million improvement was also observed in consumption taxes, due in particular to stronger-than-expected growth in residential construction investment of 5.1 percentage points in 2025.

  These improvements were offset by a downward adjustment of $807 million in federal transfers, largely attributable to $498 million in lower revenue from health transfers, with this decrease being primarily due to a larger-than-expected increase in the value of Québec's special abatement and a greater-than-anticipated decline in the province's demographic weight.

Comparable expenditures (−$158 million) and non-use of the contingency reserve ($2.0 billion)

  Total expenditures are comparable to those projected in the March 2025 budget.

  The contingency reserve of $2.0 billion, which was intended to offset the effects of slower-than-expected economic growth, among other things, was not used.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	5

1.  Highlights for fiscal year 2025-2026 (cont'd)

Key points for fiscal year 2025-2026
Results

For the sixth consecutive year, the Auditor General of Québec has issued an unqualified opinion on the government's consolidated financial statements.

Fiscal year 2025-2026 ended with an accounting deficit of $5.5 billion, corresponding to 0.9% of GDP. This represents a deterioration of $327 million compared to the $5.2 billion (0.8% of GDP) recorded in 2024-2025. Net debt was 245.9 billion and represents 38.1% of GDP as at March 31, 2026, a decrease of 0.2 percentage points compared to 2024-2025 (38.3% of GDP). The accumulated deficit, meanwhile, was $127.4 billion (19.7% of GDP) as at March 31, 2026.

The 2.8% growth in revenues compared to 2024-2025 is largely explained by increased tax revenues, which were up by 6.5%. This positive trend is largely due to the growth seen in 2025 in wages and salaries (4.5%), household consumption1 (3.0%), and the net operating surplus of corporations (3.5%).

As for the 2.9% increase in expenditure compared to 2024-2025, this is primarily due to higher spending in some portfolios, particularly Santé et Services sociaux, Famille and Transports et Mobilité durable. More specifically, it stems from changes in healthcare compensation, rising drug costs, the creation of subsidized daycare spaces, the conversion of non-subsidized spaces to subsidized spaces, and advance payments for public transit infrastructure projects.

___________________________________________

1  Household consumption excluding food expenditures and shelter.

6	PUBLIC ACCOUNTS 2025-2026

1.  Highlights for fiscal year 2025-2026 (cont'd)

Budget balance

Budget balance within the meaning of the Balanced Budget Act

Fiscal year ended March 31, 2026

(millions of dollars)

	2025-2026	2025-2026
	budget	results

Accounting surplus (deficit)	(11 430)	(5 502)
Revenue of the Generations Fund	(2 177)	(2289)

Budget balance	(13 607)	(7 791)

The Balanced Budget Act (the Act) aims to balance the government's budget. To this end, it specifies the calculation of the budget balance and decrees the application rules when a budgetary deficit is anticipated or observed. The budget balance is the accounting surplus (deficit) from which are deducted the revenues allocated to the Generations Fund and adjusted to reflect certain accounting changes, where applicable.

In accordance with the Act and following the observance of a budget deficit in the 2022-2023 Public Accounts, a plan to restore fiscal balance was presented during the 20252026 Budget Speech.

This plan calls for a decrease in deficits to balance the budget by 2029-2030. It also forecasts that in 2028-2029, the year before a balanced budget is to be achieved, the projected budget deficit will not exceed $1.5 billion. For more information on the actions taken by the government to balance the budget, see Section F of the 2026-2027 Budget Plan.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	7

▌ 2.  Changes in the economic situation for 2025

Economic indicators from 2025 show that economic growth continued despite the context of great and continuing uncertainty, particularly as regards US trade policy. Table 1.2 of section 7 shows the main economic indicators for Québec in calendar years 2024 and 2025.

Following robust growth in 2024 (1.7%), the Québec economy gradually adjusted to the new trade reality, and real GDP growth slowed in 2025 (0.6%). Nominal GDP growth also slowed in 2025, from 5.9% in 2024 to 4.7% in 2025.	Gross domestic product (GDP) measures the total value of goods and services produced within the geographical limits of a country or a territory during a given period.

Real GDP measures the total volume of goods and services produced in an economy over a given period, adjusted to account for inflation.

Changes in economic activity in Québec

(annual percentage change)

Although economic activity in Québec was more moderate in 2025, inflation as measured by CPI growth rose slightly, from 2.3% in 2024 to 2.4% in 2025.	The Consumer Price Index (CPI) is an indicator of price trends for a basket of goods and services purchased by consumers.

Consumer Price Index in Québec

(annual percentage change)

8	PUBLIC ACCOUNTS 2025-2026

2.  Changes in the economic situation for 2025 (cont'd)

The labour market remained resilient in 2025, despite the context of trade uncertainty. On average over the year, 78.800 jobs were created (+1.7%). The unemployment rate rose slightly, from an average of 5.3% in 2024 to an average of 5.6% in 2025. Despite this increase, the unemployment rate in Québec remained relatively low. The only province with a lower unemployment rate was Saskatchewan (5.2%), and the overall rate for Canada was 6.8%. In addition, the employment rate for the 15-64 age group, which reached an average of 77.4% in Quebec in 2025, was the highest of all the provinces (74.2% for Canada). A resilient labour market and retroactive salary payments to employees in the public and parapublic sectors underpinned wage and salary growth, which posted a 4.5% gain in 2025 (6.0% in 2024).

In 2025, inflation remained close to the 2% target, allowing the Bank of Canada to continue the easing of its monetary policy that it began in 2024. It lowered its policy rate four times by 25 basis points, bringing it to 2.25%.

Relatively low borrowing costs, a persistently tight labour market, rising asset values, and favourable household financial situations have supported consumption, although slower population growth in 2025 has dampened demand for goods and services. Overall, the value of household consumer spending excluding food and housing climbed by 3.0% in 2025, following a 4.1% gain in 2024.

Despite the continuing climate of uncertainty, growth in the net operating surplus of corporations has accelerated from 3.1% in 2024 to 3.5% in 2025. This trend shows that the value of companies' sales increased despite a challenging economic environment stemming in particular from the trade conflict with the United States and geopolitical tensions. It also reflects the strength of domestic demand.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	9

▌ 3.  Variance analysis

In accordance with the standards set out by the Public Sector Accounting Board, the financial analysis that accompanies the government's consolidated financial statements compares results with initial forecasts as well as the results of the previous fiscal year.

3.1. Own-source revenue

Composition of own-source revenue

Own-source revenue consists mainly of tax revenue, that is, income and property taxes (personal income tax, contributions for health services, corporate taxes, school property tax) and consumption taxes.
  Changes in own-source revenue generally reflect changes in economic activity in Québec and modifications in the tax system.
Own-source revenue also includes other sources of revenue:

  duties, permits and royalties, in particular revenue pertaining to motor vehicles, natural resources and greenhouse gas emissions;

  miscellaneous revenue, such as revenues from services rendered, third-party donations, income on investments, as well as fines, forfeitures and recoveries;

  revenue from government enterprises, which corresponds in large part to the net earnings of government-owned commercial enterprises that have managerial autonomy and are financially selfsufficient.

10	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.1.  Own-source revenue (cont'd)

Tax revenue

Fiscal year ended March 31, 2026

			Change with			Change with
	2025-2026	2025-2026	2025-2026		2024-2025	2024-2025
	budget	results	budget		results	results
	$million	$million	$million	%	$million	$million	%

Income and property taxes	70 023	74 115	4 092	5.8	69 081	5 034	7.3
Consumption taxes	28 922	29 639	717	2.5	28 377	1 262	4.4

Total	98 945	103 754	4 809	4.9	97 458	6 296	6.5

As at March 31, 2026, tax revenue exceeded the forecast by $4.8 billion (4.9%) to reach $103.8 billion, representing an increase of $6.3 billion (6.5%) compared to 2024-2025.

Tax revenue - Income and property taxes

Fiscal year ended March 31, 2026

			Change with			Change with
	2025-2026	2025-2026	2025-2026		2024-2025	2024-2025
	budget	results	budget		results	Results
	$million	$million	$million	%	$million	$million	%

Personal income tax	46 944	48 969	2 025	4.3	45 689	3 280	7.2
Contributions for
health services	9 242	9 304	62	0.7	8 852	452	5.1
Corporate taxes	12 491	14 599	2 108	16.9	13 344	1 255	9.4
School property tax	1 346	1 243	(103)	(7.7)	1 196	47	3.9

Total	70 023	74 115	4 092	5.8	69 081	5 034	7.3

The 2025-2026 forecast of $70.0 million reflected the impact of the projected growth in household income, including the 3.7% increase in wages and salaries in 2025, on personal income tax and on contributions for health services. In addition, it considered all aspects of the personal income tax system, such as indexation and the progressivity of the income tax system, as well as the effect of optimizing the tax credit for career extension beginning in 2025-2026.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	11

3.  Variance analysis (cont'd)

3.1.  Own-source revenue (cont'd)

The forecast for corporate tax revenue took into account an expected 1.1% decline in the net operating surplus of corporations in 2025, which reflected the trade conflict initiated by the United States. These revenues also took into account a decrease caused by the announcement of the increase in the capital gains inclusion rate1 suggested in the April 2024 federal budget and by the announcement of Québec's harmonization with the measure. More specifically, these announcements led to the bringing forward in 2024 of transactions initially planned in 2025 and 2026.

Income and property taxes are up by $4.1 billion (5.8%) compared to the forecast. Changes in certain economic indicators compared to the 2025-2026 budget account for this favourable variance. Nominal GDP growth reached 4.7% compared to a projected 3.4%. Wages and salaries rose by 4.5% in 2025, 0.8 percentage point higher than the projected growth rate. Finally, the net operating surplus of corporations grew by 3.5% in 2025, whereas a decline of 1.1% had been expected.

The $2.0-billion (4.3%) increase in personal income tax compared to the budget is due in particular to stronger-than-expected growth in wages and salaries and to the impact of financial market performance in 2025 on capital gains realized by taxpayers. These factors also explain the $3.3-billion (7.2%) increase compared to 2024-2025.

With regard to corporate taxes, the $2.1-billion (16.9%) increase over the forecast is notably due to growth in the net operating surplus of corporations being 4.6 percentage points higher than forecast, higher capital gains realized by corporations owing to the strong performance of financial markets in 2025, and the increase in income taxes from the mining sector. The $1.3-billion (9.4%) increase compared to 2024-2025 is primarily due to a 3.5% rise in the net operating surplus of corporations and an increase in their capital gains.

Moreover, revenue from contributions to health services is in line with the forecast, but up by $452 million (5.1%) compared with results as at March 31, 2025. This increase is mainly due to the growth in wages and salaries.

___________________________________________

1  This tax measure was not implemented by the federal government or the Government of Québec.

12	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.1. Own-source revenue (cont'd)

Tax revenue - Consumption taxes

Fiscal year ended March 31, 2026

			Change with			Change with
	2025-2026	2025-2026	2025-2026		2024-2025	2024-2025
	budget	results	budget		results	results
	$million	$million	$million	%	$million	$million	%

Sales	25 126	25 930	804	3.2	24 650	1 280	5.2
Fuel	2 135	2 158	23	1.1	2 135	23	1.1
Tobacco	910	815	(95)	(10.4)	853	(38)	(4.5)
Alcoholic beverages	617	573	(44)	(7.1)	596	(23)	(3.9)
Other	134	163	29	21.6	143	20	14.0

Total	28 922	29 639	717	2.5	28 377	1 262	4.4

The 2025-2026 forecast of $28.9 billion reflected notably an anticipated growth in household consumption1 compared with the previous year of 4.0%, growth that was stimulated by weaker interest rates. What is more, anticipated consumption tax revenues indicated an increase in residential construction investment, supported in particular by the anticipated additional decreases in interest rates. The forecast also took into account the two increases in the specific tax on tobacco products, which came into effect on March 13, 2024 and on January 6, 2025, announced in the 20242025 budget.

As at March 31, 2026, revenue from consumption taxes, mainly the Québec sales tax, is 717 million (2.5%) higher than forecast despite a weaker-than-expected increase in household consumption of 1.0 percentage point (3.0%). This can be attributed in particular to a 13.1% increase in residential investment, compared with a projected increase of 8.0%.

Compared with results as at March 31, 2025, revenue from consumption taxes is up 1.3 billion (4.4%). This increase is mainly attributable to the growth in household consumption and residential construction investment in 2025.

___________________________________________

1  Household consumption excluding food expenditures and shelter.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	13

3.  Variance analysis (cont'd)

3.1. Own-source revenue (cont'd)

Duties, permits and royalties

Fiscal year ended March 31, 2026

			Change with			Change with
	2025-2026	2025-2026	2025-2026		2024-2025	2024-2025
	budget	results	budget		results	Results
	$million	$million	$million	%	$million	$million	%

Motor vehicles	2 055	2 181	126	6.1	2 055	126	6.1
Natural resources	1 680	2 229	549	32.7	1 667	562	33.7
Greenhouse gas emissions	1 487	1 123	(364)	(24.5)	1 329	(206)	(15.5)
Other	1 165	1 175	10	0.9	1 140	35	3.1

Total	6 387	6 708	321	5.0	6 191	517	8.4

The forecast for revenues from duties, permits and royalties, amounting to $6.4 billion, took into account, in particular, the effect of capping the indexation of government rates at 3%. This cap applies in particular to duties for vehicle registration and drivers' licences.

Revenues totalling $6.7 billion as at March 31, 2026 are 321 million higher than the forecast. This upward adjustment is mainly due to higher-than-expected revenues of $549 million (32.7%) in natural resources, primarily mining royalties resulting from the strong performance of gold mining companies, driven by historically high prices. Revenues related to greenhouse gas (GHG) emissions trading on the other hand, were $364 million (−24.5%) compared with the forecast due to a lower-than-expected average price of units sold. This is due in particular to the uncertainty created by the US federal administration regarding the California carbon market, which is closely linked to the Québec market.

Revenues from duties, permits and royalties show an increase of $517 million (8.4%) compared to the results for 2024-2025. This increase is due in particular to growth in revenue from natural resources, primarily mining royalties. However, this increase is partially offset by a $206 million decrease (−15.5%) in revenue from GHG emissions trading, primarily because the average price of units sold was lower than in 2024-2025.

14	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.1.  Own-source revenue (cont'd)

Miscellaneous revenue

Fiscal year ended March 31, 2026

	2025-2026 budget	2025-2026 results	Variance
	$million	$million	$million	%

Miscellaneous revenue	15 132	14 922	(210)	(1.4)

The 2025-2026 forecast of $15.1 billion reflected favourable changes in the various revenues generated by the different organizations that make up the government, including revenues of the health and social services, education and higher education networks. Among other things, the forecast took into account an increase in revenues from tuition fees, linked to an expected growth in the higher education clientele, bearing in mind the impact of capping at 3% the indexation of government user fees. Meanwhile, the non-recurrence of the initial sum of $1.7 billion received in 2024-2025 to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors was also factored into the forecast.

Miscellaneous revenue totalling $14.9 billion de dollars as at March 31, 2026 is in line with the forecast.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	15

3.  Variance analysis (cont'd)

3.1.  Own-source revenue (cont'd)

Compared to the previous fiscal year's results, the variance in miscellaneous revenue can be broken down as follows:

	2025-2026	2024-2025
	results	results	Variance
	$million	$million	$million	%
Services rendered
Accommodation and non-insured health services	1 857	1 761	96	5.5
Prescription drug insurance premiums	1 751	1 672	79	4.7
Tuition fees	655	627	28	4.5
Childcare in school settings	544	522	22	4.2
Police services	455	427	28	6.6
Other	3 870	3 711	159	4.3

	9 132	8 720	412	4.7
Income on accounts receivable and loans	1 566	1 979	(413)	(20.9)
Penalties, fines, and recoveries	1 563	1 176	387	32.9
Third-party donations	1 186	1 180	6	0.5
Income on investments	1 072	1 218	(146)	(12.0)
Other	403	1 979	(1 576)	(79.6)

Total	14 922	16 252	(1 330)	(8.2)

The overall drop of $1.3 billion (−8.2%) is mainly the result of the decrease in revenue classified under "Miscellaneous revenue - Other" due to the non-recurrence of the initial sum of $1.7 billion received in 2024-2025 to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors. As of 2025-2026, the revenue is recognized based on the share of tobacco companies' annual after-tax net income in Canada, excluding activities related to alternative products, such as vaping.

16	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.1.  Own-source revenue (cont'd)

Revenue from government enterprises

Fiscal year ended March 31, 2026

			Change with			Change with
	2025-2026	2025-2026	2025-2026		2024-2025	2024-2025
	budget	results	budget		results	results
	$million	$million	$million	%	$million	$million	%

Hydro-Québec	1 905	1 818	(87)	(4.6)	2 625	(807)	(30.7)

Loto-Québec	1 517	1 523	6	0.4	1 515	8	0.5

Société des alcools du Québec	1 419	1 389	(30)	(2.1)	1 401	(12)	(0.9)

Investissement Québec	268	367	99	36.9	11	356	3 236.4

Other	159	144	(15)	(9.4)	137	7	5.1

Total	5 268	5 241	(27)	(0.5)	5 689	(448)	(7.9)

The 2025-2026 forecast of $5.3 billion reflected the reduction in Hydro-Québec's results, due in particular to the drop in its exports resulting from low runoff.

Hydro-Québec

Revenue of $1.8 billion as at March 31, 2026, is in line with the forecast. The $807-million decline (−30.7%) in revenue compared to 2024-2025 is primarily attributable to low runoff and periods of extreme cold during winter 2026, both of which led to increased electricity purchases and reduced exports. This decline is partially offset by sales growth in the Québec market.

Investissement Québec

Revenues from Investissement Québec are higher by $99 million (36.9%) compared with the forecast and by $356 million (3 236.4%) compared with the previous year. These variances can largely be attributed to the rise in stock prices.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	17

3.  Variance analysis (cont'd)

3.2. Federal government transfers

Composition of federal government transfers

Revenue from federal government transfers consists of revenues paid to Québec under the Federal-Provincial Fiscal Arrangements Act, in addition to revenues from other programs under bilateral agreements.

The purpose of the equalization program is to close the gap between each of the 10 provinces' fiscal capacities and the average, thereby enabling recipient provinces to provide public services at substantially comparable levels of quality and taxation.

Health transfers consist primarily of funds from the Canada Health Transfer (CHT), which is allocated according to population. They also include revenue derived from bilateral health agreements. These are fixed-term agreements.

Transfers for post-secondary education and other social programs are determined based on revenue from the Canada Social Transfer (CST), which is also allocated according to population.

Transfers from other programs resulting from agreements in various areas (e.g., acquisition or construction of government or third-party capital assets, immigrant integration, early learning and childcare, labour market).

Federal government transfers

Fiscal year ended March 31, 2026

	2025-2026	2025-2026
	budget	results	Variance
	$million	$million	$million	%

Equalization	13 567	13 567	―	―

Health transfers	8 942	8 444	(498)	(5.6)

Transfers for post-secondary education and other social programs	1 330	1 168	(162)	(12.2)

Other programs	6 771	6 624	(147)	(2.2)

Total	30 610	29 803	(807)	(2.6)

18	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.2.  Federal government transfers (cont'd)

The 2025-2026 forecast of $30.6 billion took into account, in particular, an increase in health transfers in order to account for the 5.0% increase in CHT allocations across Canada. This forecast also took into account a decrease in revenues from other programs caused by the non-recurrence of certain revenues, such as the reimbursement of Québec's costs tied to the welcoming of asylum seekers.

As at March 31, 2026, federal government transfers of $29.8 billion are $807 million (−2.6%) lower than forecast.

This variation is notably attributable to lower-than-expected revenues of $498 million (−5.6%) from health transfers due to a larger-than-expected increase in the value of Québec special abatement1 and a larger-than-expected decrease in Québec's demographic weight.

 ___________________________________________

1  The Québec special abatement (16.5% of federal personal income tax collected in Québec) is subtracted from federal government transfer revenues.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	19

3.  Variance analysis (cont'd)

3.2.  Federal government transfers (cont'd)

Compared to the results of the previous fiscal year, the decline in revenue breaks down as follows:

	2025-2026	2024-2025
	results	results	Variance
	$million	$million	$million	%

Equalization	13 567	13 316	251	1.9

Health transfers	8 444	8 432	12	0.1

Transfers for post-secondary education and other social programs	1 168	1 350	(182)	(13.5)

Other programs

For the acquisition or construction of third-party fixed assets	1 574	1 498	76	5.1

For the acquisition or construction of government fixed assets	333	269	64	23.8

For other purposes	4 717	5 633	(916)	(16.3)

	6 624	7 400	(776)	(10.5)

Total	29 803	30 498	(695)	(2.3)

The decrease of $695 million (−2.3%) is attributable to the following factors:

Equalization

The $251-million (1.9%) increase is due to the rise in the Canada-wide allocation, which is linked to the growth in Canada's nominal GDP.

Health transfers

The $12-million (0.1%) rise is due, in particular, to:

  the $429-million increase due to the minimal 5.0% growth of the CHT across Canada in 2025-2026;

  the upward assessment of the value of the Québec special abatement1 resulting in a $405million decrease in revenues.

Other programs

The $776-million (−10.5%) decrease is mainly due to the one-time sum of $683 million obtained in 20242025 to welcome asylum seekers.

___________________________________________

1  The Québec special abatement (16.5% of federal personal income tax collected in Québec) is subtracted from federal government transfer revenues.

20	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.3. Comparison of expenditures with initial forecasts

Composition of portfolio expenditures

Portfolio expenditures represent the total resources allocated to the delivery of public services. In order to deliver those services, the government implements programs that are administered directly by government entities such as departments and non-budget funded bodies.
  Programs and entities under a minister's responsibility constitute a portfolio.
The composition and expenditure amount of each portfolio vary according to the nature of the function and programs under the minister's responsibility. As a result, some portfolios will incur more expenses than others, depending on their mission.

Composition of debt service

Debt service represents the sum of interest on direct debt as well as interest on liabilities related to pension plans and other employee future benefits in the public and parapublic sectors.

It depends in particular on the size of the debt and interest rates on financial markets. Each year, the government must devote a portion of its revenues to making interest payments.

Expenditure

Fiscal year ended March 31, 2026

	2025-2026	2025-2026
	budget	results	Variance
	$million	$million	$million	%

Portfolios expenditure	156 102	155 782	(320)	(0.2)

Debt services	9 670	10 148	478	4.9

Total expenditure	165 772	165 930	158	0.1

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	21

3.  Variance analysis (cont'd)

3.3.  Comparison of expenditures with initial forecasts (cont'd)

Portfolio expenditures

Management of portfolio expenditures

Expenditure estimates are established for each portfolio when the budget is prepared. In such estimates, funds are stipulated in the Contingency Fund of the Conseil du trésor, Administration gouvernementale et Efficacité de l'État portfolio to notably cover[1] unforeseen expenditures under government programs. Accordingly, portfolio expenditures are managed in a comprehensive manner, notably to ensure enhanced budget agility and the sound, efficient management of public funds.

The expenditures that the Contingency Fund covers are recorded in the portfolios that benefited from them. This situation can generate variations in relation to the initial budget allocated to certain portfolios when they are absorbed by the amounts budgeted in the Contingency Fund.

Moreover, during the economic and financial update, the spending forecasts for the portfolios may be subject to a revision, as they could also be when the subsequent budget is tabled.

The three main portfolios-Santé et Services sociaux, Éducation, and Enseignement supérieur-account for nearly 65% of expenditure across the 25 portfolios for 2025-2026.

Overall, 2025-2026 portfolio expenditures stand at $155.8 billion and represent a decrease of $320 million (0.2%) in relation to the $156.1 billion forecast. This decrease is due notably to:

  Lower-than-expected expenditure of $1.8 billion across 14 portfolios;

  Higher-than-budgeted expenditure of $2.2 billion across 10 portfolios, offset by $2.7 billion in budget availability in the Conseil du trésor, Administration gouvernementale et Efficacité de l'État portfolio, resulting primarily from amounts set aside in the Contingency Fund to cover risks and additional needs;

  advance payments totalling $2.0 billion made by the Transports et Mobilité durable portfolio for public transit subsidies.

 ___________________________________________

1  The Contingency Fund is also intended to cover expenditures on subsidized infrastructure as well as certain measures announced in the Budget. In the 2025-2026 budget plan, forecasts for these expenditures are included in the portfolios that plan to carry them out.

22	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.3.  Comparison of expenditures with initial forecasts (cont'd)

Portfolios with lower-than-expected expenditures include:

  the Affaires municipales et Habitation portfolio, which achieved savings of $370 million due in large part to lower-than-expected transfer expenditures of $207 million. Of this amount:

- $82 million is attributable to infrastructure projects related to the Programme de rénovation des habitations à loyer modique, for which the scope of work was less than anticipated;

- $125 million is attributable to lower-than-expected financial assistance under the Programme de logement sans but lucratif, due to a larger-than-expected increase in revenue from tenants1 and a decrease in housing authority expenditures;

  the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio, which reduced its expenditures by $634 million compared to the budget, due in particular to a $422million decrease in financial assistance provided as part of the implementation of the 2030 Plan for a Green Economy, given that revenue from GHG emissions trading was lower than expected.

The following advance payments were made by the Transports et Mobilité durable portfolio:

  $1.7 billion for public transit infrastructure projects, including $1.4 billion paid to the Société de transport de Montréal to extend the Blue line and $330 million to the City of Québec to develop its core public transit network;

  $251 million announced in the Update on Québec's Economic and Financial Situation - Fall 2024 to support the transition of public transit agencies, with the aim of ensuring that service levels are maintained, particularly in light of the significant increase in operating costs.

Debt service

The $478-million (4.9%) surplus in debt service expenditures in relation to the forecast is mainly explained by higher-than-expected global long-term interest rates.

___________________________________________

1 The increase in provincial and federal pensions exceeded the indexation rate used in the forecast.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	23

3.  Variance analysis (cont'd)

3.3.  Comparison of expenditures with initial forecasts (cont'd)

Compliance with legislative authorizations

A surplus of expenditures in relation to those stipulated in the portfolios does not automatically require the approval of appropriations or the issuance by Parliament of additional expenditure authorizations. Indeed, the expenditures include those of government departments, budgetary organizations, special funds, non-budget-funded bodies and bodies in the health and social services, education and higher education networks. Only the expenditures of government departments, budgetary organizations, and special funds are subject to an annual parliamentary vote. Furthermore, certain expenditures are covered by permanent appropriations granted pursuant to specific statutes or by the appropriations provided in the Contingency Fund.

In 2025-2026, no excess expenditure and other costs were observed in the annual appropriations of the government departments while surpluses of $2 604 million and $394 million, respectively, on the amounts approved were observed in the expenditures and investments of the special funds.

24	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year

Santé et services sociaux

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
$million	$million	$million	%	It includes mainly the activities of Santé Québec, responsible for coordinating the operations of the health and social services network, and the programs administered by the Régie de l'assurance maladie du Québec.

					It also includes the expenditures of other health-related government agencies such as Héma-Québec.

Transfers	7 231	7 171	60	0.8

Remuneration	40 822	39 923	899	2.3

Operating	17 757	16 974	783	4.6

Doubtful accounts, other allowances and losses	135	159	(24)	(15.1)

Total	65 945	64 227	1 718	2.7

The increase of $1.7 billion (2.7%) compared with expenditures in 2024-2025 stems essentially from the increase in remuneration and operating expenditures.

Remuneration

The $899-million (2.3%) increase is mainly due to:

  an increase in expenditures of approximately $904 million resulting from salary indexations, pay increments, bonuses and other measures established in collective agreements as well as fringe benefits;

  a $355-million rise in remuneration for general practitioners and specialists, due in particular to the increase in the average cost of services provided;

  a $494-million decrease in costs related to the use of independent workers in health and social services institutions;

  a decrease in pension costs of $87 million, primarily due to the reassessment of certain assumptions following the filing of new actuarial valuations.

Operating

The $783-million (4.6%) increase is attributable to:

  a $211-million increase in operating expenses for private institutions under agreement, due in particular to the addition of new institutions under agreement;

  a $114-million rise for compensation paid to non-institutional resources, due in particular to the indexation of compensation rates;

  a $104-million increase in the cost of medications for health and social services facilities, particularly those used for cancer treatments.
ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	25

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Éducation

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	It mainly covers the activities of preschool, primary and secondary education institutions. It also includes programs to promote leisure and sports activities, and to manage national parks.

Transfers	1 386	1 305	81	6.2

Remuneration	17 195	17 080	115	0.7

Operating	4 949	4 957	(8)	(0.2)

Doubtful accounts, other allowances and losses	11	10	1	10.0

Total	23 541	23 352	189	0.8

The $189-million (0.8%) increase in expenditures in relation to 2024-2025 stems by and large from the increase in remuneration expenditures.

Remuneration

The $115-million (0.7%) increase is mainly due to:

  an increase in expenditures of 257 million in school service centres and school boards, mainly due to the increase in school staff related to the addition of classroom assistants as well as salary indexations and pay increments;

  a decrease in pension costs of $119 million, primarily due to the reassessment of certain assumptions following the filing of new actuarial valuations.

26	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Enseignement supérieur

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	It mainly comprises expenditures allocated for the operation of college and university educational institutions. It also includes student financial assistance.

Transfers	4 985	5 171	(186)	(3.6)

Remuneration	4 745	4 693	52	1.1

Operating	1 381	1 425	(44)	(3.1)

Doubtful accounts, other allowances and losses	72	94	(22)	(23.4)

Total	11 183	11 383	(200)	(1.8)

The $200-million (−1.8%) decrease in expenditures in relation to 2024-2025 stems mainly from the decrease in transfer expenditures.

Transfers

The $186-million (−3.6%) decrease is primarily due to a $172-million reduction in subsidies granted to private universities for infrastructure projects, as a result of less work being done than in 2024-2025.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	27

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Famille

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	It mainly includes expenses dedicated to the financing of educational childcare services and financial assistance for families.

Transfers	9 383	8 762	621	7.1

Remuneration	144	144	―	―

Operating	106	109	(3)	(2.8)

Doubtful accounts, other allowances and losses	―	―	―	―

Total	9 633	9 015	618	6.9

Expenditures increased by $618 million (6.9%) in relation to 2024-2025, which is primarily attributable to higher transfer expenditures.

Transfers

The $621 million (7.1%) increase stems chiefly from:

  an increase in operating subsidies for educational childcare services attributable to advance payments of $285 million made in 2023-2024, which reduced subsidy expenditures by the same amount in 2024-2025;

  a $183-million growth in the subsidies granted to childcare centres and private subsidized daycare centres for the creation of new spaces in the network, for the conversion of non-subsidized spaces to subsidized spaces, and for the annual indexation of operating subsidies, mainly attributable to salary indexations for childcare staff;

  a $108-million increase in expenditures related to the Family Allowance tax credit resulting from the 2.85% indexation of this credit on January 1, 2025, and 2.05% on January 1, 2026.

28	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Transport et Mobilité durable

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
$million	$million	$million	%	It mainly includes expenditures for the construction, maintenance and operation of road infrastructure, as well as the financing of public transit services.

					Expenditures related to the management of the government's fleet of rolling stock, aircrafts and ferry services are also included in this portfolio.

Transfers	4 709	3 363	1 346	40.0

Remuneration	898	900	(2)	(0.2)

Operating	3 560	3 411	149	4.4

Doubtful accounts, other allowances and losses	9	10	(1)	(10.0)

Total	9 176	7 684	1 492	19.4

The $1.5-billion (19.4%) increase in expenditures in relation to 2024-2025 stems mainly from higher transfer expenditures.

Transfers

The $1.3-billion (40.0%) rise is mostly due to:

  advance payments of $1.7 billion for public transit infrastructure projects, including $1.4 billion paid to the Société de transport de Montréal to extend the Blue line and $330 million to the City of Québec to develop its core public transit network;

  a $361-million increase in subsidies granted for the core public transit network and the Blue line extension, due to greater progress on construction in 2025-2026 compared to the previous year;

  subsidies totalling $500 million granted to support the transition of public transit agencies, including $251 million that was paid earlier than announced in the Update on Québec's Economic and Financial Situation - Fall 2024;

  a $911-million decrease in subsidies granted for infrastructure projects as part of the government assistance program for public transit (PAGTCP) due to the recognition in 2024-2025 of subsidies for work already completed by transit authorities;

  a $123-million decrease in subsidies granted under the local road network assistance program, attributable to the fact that recipients carried out less work than in 2024-2025.
ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	29

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Emploi et Solidarité sociale

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
$million	$million	$million	%	It mainly includes expenditures on financial assistance programs for individuals, including last-resort financial assistance and employment assistance programs.

					Expenditures related to the activities of Services Québec, the Directeur de l'état civil and the Registraire des entreprises are also included in this portfolio.

Transfers	5 052	4 994	58	1.2

Remuneration	536	540	(4)	(0.7)

Operating	142	148	(6)	(4.1)

Doubtful accounts, other allowances and losses	81	25	56	224.0

Total	5 811	5 707	104	1.8

Expenditures in this portfolio increased by $104 million (1.8%) compared to 2024-2025, due in particular to higher expenditures for doubtful accounts, other allowances and losses.

Doubtful accounts, other allowances and losses

The 56-million (224.0%) increase is attributable to the revision of the allowance for doubtful accounts related to last-resort financial assistance. Accounts receivable related to this program are up in 20252026.

30	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Affaires municipales et Habitation

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	It mainly includes expenditures on financial support for municipalities, notably for infrastructure, social housing and compensation in lieu of taxes, as well as regional and metropolitan development measures.

Transfers	4 856	4 590	266	5.8

Remuneration	152	154	(2)	(1.3)

Operating	243	220	23	10.5

Doubtful accounts, other allowances and losses	2	41	(39)	(95.1)

TOTAL	5 253	5 005	248	5.0

The $248-million (5.0%) increase in expenditures in relation to 2024-2025 is attributable to a rise in transfer expenditures.

Transfers

The $266-million (5.8%) increase is mainly due to:

  a $376-million increase in subsidies granted to various organizations to expand the supply of social and affordable housing by 4 112 units;

  a $182-million rise regarding the Québec Affordable Housing Program (PHAQ) due to the increase in the number of eligible projects compared with the previous year;

  A $135-million decrease attributable to municipal water infrastructure programs, for which the work carried out by the recipients was less extensive than in 2024-2025.
ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	31

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Économie, Innovation et Énergie

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	It mainly includes expenditures dedicated to financing economic development projects, as well as supporting research, innovation and the development of energy resources.

Transfers	3 418	3 326	92	2.8

Remuneration	104	105	(1)	(1.0)

Operating	210	244	(34)	(13.9)

Doubtful accounts, other allowances and losses	633	1 094	(461)	(42.1)

Total	4 365	4 769	(404)	(8.5)

The $404-million (−8.5%) decrease in expenditures in relation to 2024-2025 stems by and large from the decrease in doubtful accounts, other allowances and losses expenditures.

Doubtful accounts, other allowances and losses

The $461-million (−42.1%) decrease is mainly attributable to a reduction in spending of the Economic Development Fund amounting to $440 million, primarily due to lower provisions for losses on loans compared to the previous year.

32	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
$million	$million	$million	%	It mainly includes expenditures on measures to fight climate change, protect the environment and conserve biodiversity.

					It also includes expenditures related to the operation of public dams, land management of the State's water domain, as well as the conservation of wildlife resources and their habitats.

Transfers	1 277	1 604	(327)	(20.4)

Remuneration	369	378	(9)	(2.4)

Operating	163	196	(33)	(16.8)

Doubtful accounts, other allowances and losses	(7)	3	(10)	(333.3)

Total	1 802	2 181	(379)	(17.4)

Expenditures in 2025-2026 decreased by $379 million (−17.4%) in relation to those in the preceding year. This variation is mainly attributable to a decrease in transfer expenditures.

Transfers

The $327-million (-20.4%) decrease is chiefly attributable to the $575-million drop in subsidies granted under the Drive Electric program due to a decline in sales of new electric vehicles and the gradual reduction in financial assistance provided by the program. This decrease is partially offset by a total increase of $227 million in other financial assistance programs established as part of the implementation of the 2030 Plan for a Green Economy.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	33

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Other portfolios

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Portfolio composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	It includes the expenditures of the 16 other portfolios encompassing programs in the culture, immigration, tourism, and natural resources sectors, and the activities of the judicial system, public security, international relations, legislative power, and central bodies.[1]

Transfers	6 412	6 239	173	2.8

Remuneration	7 166	7 083	83	1.2

Operating	4 633	3 999	634	15.9

Doubtful accounts, other allowances and losses	862	650	212	32.6

Total	19 073	17 971	1 102	6.1

The $1.1-billion (6.1%) expenditure growth in relation to 2024-2025 is mainly due to an increase in transfer, operating and doubtful accounts, other allowances and losses expenditures within the group's portfolios.

Transfers

The $173-million (2.8%) increase results from several variations, including:

  a $174-million increase attributable to expenditures associated with the tax credit for film production services due to the rise in the number of applications. This credit, linked to the Culture et Communications portfolio, seeks to promote shooting in Québec of foreign film productions;

  an increase of $151 million, primarily attributable to work already completed on infrastructure projects subsidized by the Culture et Communications portfolio;

  a $242-million increase in the Finances portfolio, mainly attributable to expenditures for the infrastructure and drinking water component of the gas tax and Québec contribution program (TECQ)2 and for the Programme d'aide aux immobilisations en transport en commun. This increase is primarily due to a higher volume of eligible work compared to 2024-2025;

  a decrease of $117 million in the Agriculture, Pêcheries et Alimentation portfolio, primarily due to a decline in initiatives in agricultural programs, attributable to more favourable market conditions.

___________________________________________

1 The Ministère des Finances, the Ministère du Conseil exécutif, and the Secrétariat du Conseil du trésor.

2 When the envelope for the years 2024-2028 was renewed, the gas tax and Québec contribution program was renamed "Québec water and community infrastructure program". It is still referred to by the abbreviation TECQ.

34	PUBLIC ACCOUNTS 2025-2026

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Operating

  The $634-million (15.9%) increase in expenditures in 2025-2026 is due in particular to adjustments to provisions recognized in connection with lawsuits and litigation against the government.

Doubtful accounts, other allowances and losses

  The $212-million (32.6%) increase in expenditures is primarily attributable to a revision of the estimate of expenditures for bad debt, which was driven by an increase in the balance of accounts receivable, particularly those related to income and property taxes and consumption taxes.
ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	35

3.  Variance analysis (cont'd)

3.4.  Comparison of expenditures with those of the preceding year (cont'd)

Debt service

Fiscal year ended March 31, 2026

	Expenditure	Expenditure			Debt service composition
	2025-2026	2024-2025	Variance
	$million	$million	$million	%	Debt service mainly comprises interest on the debt and interest on retirement plans and other future benefits liability.[1]

Debt service	10 148	9 969	179	1.8

The $179-million (1.8%) growth in debt service is mainly due to:

  an increase in expenditures of $126 million, due primarily to growth in the average volume of debt issued in the financial markets, partially offset by lower short-term interest rates;
  an increase in expenditures of $629 million, due to a decline in net investment income2, which was primarily attributable to lower short-term interest rates;

  a decrease of $576 million in interest on liabilities related to pension plans and other employee future benefits:

- attributable to an increase of $847 million in investment income for employee future benefits, due primarily to growth in the Retirement Plans Sinking Fund;

- partially offset by an increase of $271 million in interest expenses on obligations relating to accrued benefits, attributable primarily to the growth in pension plan obligations.

 ___________________________________________

1 This corresponds to the interest on obligations relating to retirement plans and other employee future benefits of public and parapublic sector employees, minus the investment income of the Retirement Plans Sinking Fund (RPSF) and the specific funds of the plans.

2 Net investment income consists of income from cash equivalents and investments related to debt management, as well as income from sinking funds pertaining to borrowings. These consist primarily of interest earned on investments, as well as gains and losses on the disposal of assets. Net investment income is deducted from debt service.

36	PUBLIC ACCOUNTS 2025-2026

▌4.  Statement of financial position as at March 31, 2026

Composition of assets

Government assets consist of financial assets and non-financial assets. Financial assets can be used to settle existing liabilities or to finance the government's future activities. Non-financial assets are typically used to provide services to citizens, such as buildings and road transportation infrastructure.

Assets totalling $276.7 billion consist of $158.2 billion in financial assets and $118.5 billion in non-financial assets. They have increased by $12.1 billion since 2024-2025, primarily due to a $5.3-billion increase in financial assets and a $6.7-billion increase in the net book value of fixed assets (non-financial assets).

In terms of the government's liabilities, the $15.1-billion increase is primarily attributable to the $5.5-billion accounting deficit and to borrowings on the markets to finance $12.8 billion in capital investments. The increase in liabilities, partially offset by the increase in financial assets, accounts for the change in the government's net debt, which stood at $245.9 billion as at March 31, 2026.

Fixed assets

Change in net book value

(millions of dollars, unless otherwise indicated)

		Complex
	Buildings	networks	Equipment	Other	Total
Net book value as at March 31, 2025	59 384	35 708	5 668	9 216	109 976
Investments in fixed assets	6 359	4 093	1 035	1 310	12 797
% of invesments in fixed assets	49.7	32.0	8.1	10.2
Depreciation expenses	(2 128)	(1 817)	(907)	(1 132)	(5 984)
Disposals, reductions in value and others adjustments	(82)	2	3	(43)	(120)
Net increase	4 149	2 278	131	135	6 693
Net book value as at March 31, 2026	63 533	37 986	5 799	9 351	116 669
% of net book value as at March 31, 2026	54.5	32.6	5.0	8.0

The $6.7-billion increase in the net book value of fixed assets is due primarily to investments1 of $12.8 billion, mainly in buildings and complex networks, offset by depreciation totalling $6.0 billion.

___________________________________________

1 Investments in fixed assets include acquisitions and work in progress as presented in Note 19 of the consolidated financial statements as at March 31, 2026.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	37

4.  Statement of financial position as at March 31, 2026 (cont'd)

Fixed assets (cont'd)

Fixed-asset investments by portfolio

As at March 31, 2026

(in billions of dollars and as a percentage of total investments)

In 2025-2026, the government primarily invested in fixed assets in the Santé et Services sociaux (27.3%), Éducation (20.3%), and Transports et Mobilité durable (33.6%) portfolios. Most of the investments in the Santé et Services sociaux and Éducation portfolios were made in hospitals, seniors' residences, and educational institutions, while those in the Transports et Mobilité durable portfolio were allocated to major road projects and bridges.

Buildings

Work is being done to maintain or improve the current stock. Maintaining the condition of the building stock mainly involves rebuilding existing structures or their components, such as the roof, windows, plumbing, heating, and ventilation. Renovation and remodelling work is also being carried out on existing properties to optimize space. The building stock improvement work aims to expand the range of services offered in order to meet community needs. It mainly involves constructing new buildings, implementing temporary real estate solutions, and carrying out expansions.

38	PUBLIC ACCOUNTS 2025-2026

4.  Statement of financial position as at March 31, 2026 (cont'd)

Fixed assets (cont'd)

Santé et services sociaux

Investments in buildings account for $2.7 billion of the $3.5 billion invested in this portfolio in 20252026. The main projects are as follows:

  Hôpital de Vaudreuil-Soulanges, complexe hospitalier - Vaudreuil-Dorion - Construction: $766 million (work in progress totalling $2 595 million for fiscal years 2022-2023 to 2027-2028);

  Hôpital de l'Enfant-Jésus, complexe hospitalier - Québec - Construction et réaménagement: $263 million (work in progress totalling $2 657 million for fiscal years 2018-2019 to 2031-2032);

  Hôpital Pierre-Le Gardeur, unités de soins - Terrebonne - Construction et agrandissement: $101 million (work in progress totalling $703 million for fiscal years 2021-2022 to 2029-2030);

  Maison des aînés (ancien CHSLD Nicolet) - Montréal - Construction: $88 million (work in progress totalling $214 million for fiscal years 2023-2024 to 20262027);

  Résidence Angelica (CHSLD) - Montréal - Acquisition: $83 million;

  Hôpital de Lachine, complexe hospitalier - Montréal - Agrandissement et réaménagement: $75 million (work in progress totalling $368 million for fiscal years 2018-2019 to 2028-2029);

  Maison des aînés (anciens CHSLD Parphilia-Ferland et Saint-Eusèbe) - Saint-Charles-Borromée - Construction: $67 million (work in progress totalling $219 million for fiscal years 2023-2024 to 2027-2028);

  Hôpital Fleurimont, centre mère-enfant et service d'urgence - Sherbrooke - Construction: $62 million (project commissioned totalling $433 million for fiscal years 2017-2018 to 2025-2026;

  Maison des aînés (ancien CHSLD Jeanne-Le Ber) - Montréal - Construction: $50 million (work in progress totalling $238 million for fiscal years 20222023 to 2027-2028).

Éducation

Investments in buildings account for $2.0 billion of the $2.6 billion invested in this portfolio in 20252026, primarily in preschools and elementary and secondary schools, in order to address the increase in student enrolment observed in recent years.

The main projects in 2025-2026 are as follows:

  école secondaire Louis-Philippe-Paré du centre de services scolaire des Grandes-Seigneuries - Châteauguay - Reconstruction et agrandissement: $85 million (work in progress totalling $468 million for fiscal years 2020-2021 to 2027-2028);

  école secondaire Jacques-Leber du centre de services scolaire des Grandes-Seigneuries - Saint-Constant - Reconstruction et agrandissement: $78 million (work in progress totalling $219 million for fiscal years 2023-2024 to 2026-2027);

  école de formation professionnelle de Châteauguay du centre de services scolaire des Grandes-Seigneuries - Construction: $69 million (work in progress totalling $206 million for fiscal years 2023-2024 to 2026-2027).

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	39

4.  Statement of financial position as at March 31, 2026 (cont'd)

Fixed assets (cont'd)

Complex networks

Virtually all investments in complex networks were made in the Transports et Mobilité durable portfolio, primarily to maintain the condition of Québec's roads. Among the many construction projects, totalling $4.0 billion of the $4.3 billion invested in this portfolio in 2025-2026, the following projects were undertaken:

  pont de l'Île-aux-Tourtes entre Vaudreuil-Dorion et Senneville - Reconstruction et élargissement: $464 million (work in progress totalling $2 302 million for fiscal years 2022-2023 to 2027-2028);

  pont de l'Île-d'Orléans entre Québec et l'île d'Orléans - Reconstruction: $443 million (work in progress totalling $2 759 million for fiscal years 2022-2023 to 2033-2034);

  tunnel Louis-Hippolyte-La Fontaine entre Montréal et Longueuil - Réfection: $409 million (work in progress totalling $2 796 million for fiscal years 20192020 to 2027-2028);

  échangeurs au nord des ponts Pierre-Laporte et de Québec intégrant des mesures pour le transport collectif - Québec - Reconstruction et aménagement: $138 million (work in progress totalling $477 million for fiscal years 2024-2025 to 2027-2028);

  pont de l'Île-aux-Tourtes entre Vaudreuil-Dorion et Senneville - Maintien: $101 million (work in progress totalling $422 million for fiscal years 2014-2015 to 2028-2029)

40	PUBLIC ACCOUNTS 2025-2026

4.  Statement of financial position as at March 31, 2026 (cont'd)

Debt

Government debt is measured according to three different concepts.

Debt according to different concepts

As at March 31

	2026	2025	Variance
	$million	$million	$million	%

Gross debt	265 547	255 999	9 548	3.7

Net debt	245 907	236 163	9 744	4.1

Debt representing accumulated deficits	127 398	124 412	2 986	2.4

Gross debt

Gross debt corresponds mainly to the sum of debt contracted on financial markets and the net liability of pension plans and other future benefits of public and parapublic sector employees, less the balance of the Generations Fund.

Gross debt

(millions of dollars)

As at March 31

		2026	2025

Debts		313 997	296 885

Plus:	Self-held securities by the Gouvernement du Québec	11 151	15 686

	Liabilities related to derivative instruments	8 768	10 439

	Employee future benefits net liabilities	2 555	3 716

Less:	Generations Fund	(16 644)	(16 855)

	Sinking funds relating to borrowings (balance before compensation of self-held securities)	(28 709)	(29 731)

	Assets related to derivative instruments	(9 025)	(11 008)

	Employee future benefits net assets	(306)	(381)

Gross debt including advance borrowings		281 787	268 751

Less: Advance borrowings(1)		(16 240)	(12 752)

Gross debt		265 547	255 999

(1) Advance borrowings are borrowings made by the general fund of the Consolidated Revenue Fund during a given fiscal year for which cash was received as at March 31 and was used to meet its financing needs for the following fiscal year.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	41

4.  Statement of financial position as at March 31, 2026 (cont'd)

Debt (cont'd)

Net debt

Net debt corresponds to the government's liabilities as a whole, less its financial assets.

The increase in net debt of $9.7 billion (4.1%) in 2025-2026 is primarily due to fixed-asset investments of $12.8 billion made during the fiscal year.

Section 6, "Analysis of main trends," presents the factors driving change in net debt.

Debt representing accumulated deficits

Debt representing accumulated deficits corresponds to the difference between the government's assets and liabilities. It is the debt that does not correspond to any assets.

The increase in debt representing accumulated deficits of $3.0 billion (2.4%) in 2025-2026 is attributable to the $5.5 billion accounting deficit recorded this year, partially offset by net revaluation gains of $2.5 billion relating primarily to the government's financial instruments and Hydro-Québec's employee future benefits.

Section 6, "Analysis of main trends," presents the factors driving change in debt representing accumulated deficits.

42	PUBLIC ACCOUNTS 2025-2026

▌ 5.  Result of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the government's consolidated financial statements.

The Québec government presents 10 indicators13 mainly based on those established by the Public Sector Accounting Board in its Statement of Recommended Practice on Indicators of Financial Condition. These indicators are intended to measure a government's sustainability, flexibility and vulnerability over a period long enough to identify trends. The government presents the 10 most recent values for each indicator, which makes it possible to identify the most recent trend over a 9-year period.

Indicators evolution

(percent, unless otherwise indicated)

	2016- 2017	2017- 2018	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	Evolution(1)
Sustainability
Net debt / Revenue	189.3	177.1	164.3	160.8	158.6	141.7	144.8	151.2	151.3	153.3
Net debt / GDP	48.9	45.9	42.9	40.9	43.1	38.8	37.5	37.8	38.3	38.1
Net debt / Capita (in dollars)	23 726	23 153	22 485	22 168	22 756	22 957	24 085	24 940	26 254	27 147
Debt representing accumulated deficits /	31.3	29.1	26.3	24.1	24.8	21.5	20.7	20.3	20.2	19.7
GDP

Accounting surplus (deficit) / GDP	1.0	0.7	1.7	0.4	-1.0	0.5	-0.6	-1.0	-0.8	-0.9
Expenditures / GDP	24.8	25.2	24.4	25.0	28.2	26.9	26.5	26.0	26.1	25.7
Investment in fixed assets / Revenue	5.6	5.7	6.2	6.8	7.2	7.1	8.2	9.6	9.7	8.0
Flexibility
Debt service / Revenue	9.4	8.6	7.7	6.7	6.4	6.3	7.1	6.9	6.4	6.3
Ow n-source revenue / GDP	20.8	20.5	20.8	20.0	20.4	21.6	20.8	19.7	20.4	20.2
Vulnerability
Federal government transfers / Revenue	19.6	20.7	20.1	21.6	25.0	21.0	19.9	21.2	19.5	18.6

Upward trend in the indicator	Downard trend in the indicator

Positive evolution	Negative evolution

(1) The trend (upward or downward) is determined by comparing the values furthest away from the reference period, namely those for 2025-2026 and those for 2016-2017.

___________________________________________

1 In this section, gross domestic products (GDP) used correspond to nominal GDPs as of June 26, 2026. Where applicable, GDPs for the reference years are adjusted for the purpose of calculating the indicators.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	43

5.  Result of the indicator analysis (cont'd)

Sustainability

Sustainability is the degree to which the government can meet its existing financial obligations without increasing, in relative terms, the debt or tax burden on the economy. Sustainable public finances usually mean that long-term debt growth is equivalent to or lower than that of the economy.	The importance of sustainability indicators
If the government's financial position is not sustainable in the long term, it will have to rely on future revenues to cover its current expenses. This could lead to an increase in taxes or a reduction in public services.

Net debt to revenue

This indicator shows the degree to which future revenues will be required to cover past operations. A falling ratio indicates that it will take the government less time to reduce its net debt, which will allow it to allocate more future revenue to public services.

Downward trend of the indicator	Positive evolution

Net debt (percentage of revenue)
Between 2016-2017 and 2021-2022, the ratio showed a sustained decrease from 189.3% to 141.7%, as revenues grew faster than net debt. The sharper decline in 2021-2022 is primarily due to the impact of the post-pandemic economic recovery on government revenue. Since 2022-2023, the increase in the ratio is primarily due to higher capital expenditures, particularly in road transportation, the health and social services network, and the education network, as well as more moderate growth in revenue.

44	PUBLIC ACCOUNTS 2025-2026

5.  Result of the indicator analysis (cont'd)

Sustainability (cont'd)

Net debt to GDP

This indicator puts the government's net debt into perspective with its ability to repay, as measured by GDP. A downward trend in this ratio means that government debt is becoming less of a burden on the economy, while an upward trend may lead the government to take measures to reduce the debt burden, such as raising taxes or reducing portfolio expenditures to cover interest costs.

Downward trend of the indicator	Positive evolution

The government adopted targets to reduce the net debt burden in the Act to reduce the debt and establish the Generations Fund. These targets are 35.5% of GDP by 2032-2033 and 32.5% of GDP by 2037-2038.

Net debt (percentage of GDP)
The ratio of net debt to GDP has declined overall since 2016-2017, despite a temporary rise related to the pandemic in 2020-2021, and stood at 38.1% of GDP as at March 31, 2026. This ratio is below its pre-pandemic level, having declined by 4.8 percentage points since 2018-2019. Over this seven-year period, deficits and fixed-asset investments increased the net debt-to-GDP ratio by 3.0 percentage points and 6.9 percentage points respectively, while the rise in nominal GDP reduced it by 13.7 percentage points.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	45

5.  Result of the indicator analysis (cont'd)

Sustainability (cont'd)

Net debt per capita

This indicator represents net debt divided by the total number of residents, regardless of age. A rise in the indicator reflects an increase in the per capita debt burden and a greater risk that the government's debt repayment will rely on future tax increases for its population.

Upward trend of the indicator	Negative evolution

Net debt per capita (in dollars)
The ratio of net debt per capita decreased from 2016-2017 to 2019-2020 thanks to the surpluses delivered by the government over this period. Since the pandemic in 2020-2021, accounting deficits combined with investments in fixed assets have increased the ratio.

46	PUBLIC ACCOUNTS 2025-2026

5.  Result of the indicator analysis (cont'd)

Sustainability (cont'd)

Debt representing accumulated deficits to GDP

This indicator relates the debt representing accumulated deficits, or the debt not used to finance assets, with the government's ability to pay, as measured by GDP. A downward trend in this ratio means a reduction in the relative weight of the debt representing accumulated deficits.

Downward trend of the indicator	Positive evolution

Debt representing accumulated deficits (percentage of GDP)
The ratio of the debt representing accumulated deficits to GDP has declined overall since 2016-2017, with the exception of 2020-2021, when a temporary pandemic-related increase was recorded. From 2021-2022 onwards, thanks to GDP growth being higher than the accumulated deficit, the ratio continued to decline, reaching 19.7% in 2025-2026, the lowest level of the reference period.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	47

5.  Result of the indicator analysis (cont'd)

Sustainability (cont'd)

Accounting surplus (deficit) to GDP

This indicator, which shows the accounting surplus or deficit compared to GDP, measures the size of the surplus or deficit in relation to the size of the economy. A downward trend means that government spending is increasing faster than the economy is growing or that revenues are growing more slowly, and therefore the government's financial position is deteriorating. A prolonged downward trend in this ratio suggests an accelerated rise in debt.

Downward trend of the indicator	Negative evolution

Accounting surplus (deficit) (percentage of GDP)
From 2016-2017 to 2019-2020, this indicator remained positive, then fell in 2020-2021 due to the deficit induced by the pandemic. Driven by inflation and rising government spending, the ratio remained negative for the remainder of the reference period, with the exception of fiscal year 2021-2022, when the economic rebound stimulated by the easing of sanitary measures resulted in an annual surplus. However, the ratio has slightly improved since 2023-2024, going from −1.0% to −0.9% in 2025-2026.

48	PUBLIC ACCOUNTS 2025-2026

5.  Result of the indicator analysis (cont'd)

Sustainability (cont'd)

Expenditures to GDP

This indicator makes it possible to compare the growth of government spending with that of the economy over the years. The indicator shows the change in the relative weight of the cost of public services in the economy. A decline in this indicator means that spending is growing less rapidly than the economy.

Upward trend of the indicator	Negative evolution

Expenditures (percentage of GDP)
The ratio of expenditures to GDP was relatively stable before the sharp pandemic-induced rise in 2020-2021, caused by the measures implemented to manage the pandemic and revive the economy, peaking at 28.2%. This indicator then fell to 25.7% in 2025-2026, mainly due to tighter control over expenditure growth since the publication of the 2022-2023 Public Accounts, and the submission of a plan to restore a balanced budget by 2029-2030, in accordance with the Balanced Budget Act.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	49

5.  Result of the indicator analysis (cont'd)

Sustainability (cont'd)

Fixed-asset investments to revenue

This indicator shows the proportion of revenues allocated to fixed-asset investments.[14] A prolonged rise indicates that the government is allotting an increasing share of its revenues to fixed-asset investments, which helps stimulate the economy but also increase its debt load. Conversely, a sustained downturn may lead to infrastructure degradation, resulting in service interruptions or slowdowns and necessitating the implementation of risk mitigation measures. The optimal level depends on both the state of the fixed assets that support public services and the government's financial situation.

Upward trend of the indicator	Positive evolution

Investment in fixed assets (percentage of revenue)
Fixed-asset investments have grown significantly over the past decade, peaking at 9.7% of total revenues in 2024-2025. In 2025-2026, maintaining an investment level above the average of 7.4% seen in recent years is part of the government's efforts to stimulate Quebec's economy amid the current uncertainty, particularly regarding US trade policy.
Although these investments have increased the government's debt load, they helped to stimulate the economy and keep an aging building stock in good condition.

___________________________________________

14 Fixed-asset investments include the acquisitions and works in progress presented in note 19.

50	PUBLIC ACCOUNTS 2025-2026

5.  Result of the indicator analysis (cont'd)

Flexibility

Flexibility is the extent to which the government can change its debt burden or the tax burden of its citizens to meet its existing financial obligations without compromising its ability to meet its future obligations.	The importance of flexibility indicators
The more flexible a government is, the more it will be able to take the necessary measures to increase its revenues or debt load in the event of unfavourable economic conditions.

Debt service to revenue

This indicator illustrates the share of government revenue that must be allocated to debt service. A decline in this ratio over time means that a larger share of revenue can be devoted to portfolio expenditures used to provide services to the population.

Downward trend of the indicator	Positive evolution

Debt service (percentage of revenue)
The proportion of revenue devoted to debt service decreased from 9.4% in 2016-2017 to 6.3% in 2021-2022. It rose to 7.1% in 2022-2023 due to rising interest rates and debt, then declined slightly until 2025-2026 thanks to increased revenue from sinking funds related to borrowings, recorded to reduce debt service expenditures.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	51

5.  Result of the indicator analysis (cont'd)

Flexibility (cont'd)

Own-source revenue to GDP

This indicator shows the proportion of collective wealth that the government must collect in order to fund public services. Own-source revenue includes all of the government's revenue, apart from transfers received from the federal government. A decline in this ratio over time tends to indicate that more created wealth is directly available to the population, while an increase suggests reduced government flexibility with regard to its ability to increase revenues in the future.

Downward trend of the indicator	Positive evolution

Own-source revenue (percentage of GDP)
The ratio of own-source revenue to GDP declined slightly between 2016-2017 and 2025-2026. The fluctuations observed in 2019-2020 and 2020-2021 were primarily due to the effects of the pandemic. The subsequent economic recovery explains the rise in the indicator to 21.6%, as growth in self-employment income (19.2%) outpaced GDP growth (12.4%). The years 2022-2023 and 2023-2024 were notably marked by measures to reduce the tax burden on individuals. In 2024-2025, the increase in tax revenue driven by favourable economic trends, including wage and salary growth and household consumption, and the initial payment received under the plan of arrangement between tobacco companies and their creditors explain the ratio's rebound to 20.4%. In 2025-2026, GDP growth (4.7%) outpaced the growth in own-source revenue (4.0%), causing this ratio to decline slightly to 20.2%.

52	PUBLIC ACCOUNTS 2025-2026

5.  Result of the indicator analysis (cont'd)

Vulnerability

Vulnerability is the degree to which the government is dependent on sources of funding outside its control or influence.	The importance of the vulnerability indicator
If a government is vulnerable, this means it is dependent on factors beyond its control. An unfavourable change could have a considerable impact on revenues, leading to higher taxes or reduced services.

Transfers from the federal government to revenue

This indicator measures the proportion of the Québec government's revenue that comes from the federal government. A rising ratio indicates that the Québec government is more dependent on transfers from the federal government.

Downward trend of the indicator	Positive evolution

Federal government transfers (percentage of revenue)
The ratio of transfers from the federal government to revenue showed an upward trend until 2020-2021, when it peaked due to transfers received to manage the health crisis. In 2021-2022, it fell sharply due to the decline in non-recurring transfers and the increase in revenue growth, stimulated by the economic recovery. Finally, this ratio reached 18.6% in 2025-2026, the lowest level of the reference period, with a ten-year average of 20.7%.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	53

▌ 6.  Analysis of main trends

This section presents the change in revenue, expenditure, fixed assets, and debt.

Change in revenue

Revenue

(millions of dollars, annual change as percentage)

Note: The average annual growth rate (AAGR) is the geometric mean over the 9-year period from 2016-2017 to 2025-2026.

(1) Other revenue includes revenue from duties, permits and royalties, as well as miscellaneous revenue.

Total revenue has grown at an average annual rate of 5.0% since 2016-2017, rising from $103.1 billion to 160.4 billion in 2025-2026.

Share of revenue

(percentage of total revenue)

	2016-	2017-	2018-	2019-	2020-	2021-	2022-	2023-	2024-	2025-
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	Evolution

Own-source revenue	80.4	79.3	79.9	78.4	75.0	79.0	80.1	78.8	80.5	81.4

Income and property taxes	43.5	42.6	42.8	43.2	42.0	44.9	44.7	43.3	44.3	46.1

Consumption taxes	18.7	18.7	18.3	18.3	17.4	17.7	18.4	18.6	18.2	18.5

Government enterprises	4.8	4.7	4.8	3.8	3.7	4.3	4.6	3.6	3.6	3.3

Other revenue	13.4	13.3	14.0	13.1	11.9	12.1	12.4	13.3	14.4	13.5

Federal government transfers	19.6	20.7	20.1	21.6	25.0	21.0	19.9	21.2	19.5	18.6

Upward trend	Downward trend

54	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Own-source revenue

Between 2016-2017 and 2025-2026, own-source revenue grew steadily, rising from $82.9 billion to $130.6 billion for an average annual growth rate of 5.2%. Its share of total government revenue stands at 81.4% in 2025-2026, compared to 80.4% in 2016-2017.

The share of revenue from income and property taxes increased by 2.7 percentage points, while the share of revenue from government enterprises decreased by 1.5 percentage points due to the decline in the value of Hydro-Québec's electricity exports, caused in particular by low runoff in recent years.

Tax revenue

(millions of dollars, annual change as percentage)

Note: The average annual growth rate (AAGR) is the geometric mean over the 9-year period from 2016-2017 to 2025-2026.

(1) Other tax revenue includes contributions for health services and school property taxes.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	55

6.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Tax revenue - Income and property taxes

Revenues from income and property taxes rose from $44.8 billion in 2016-2017 to $74.1 billion in 2025-2026, representing average annual growth of 5.7%. Personal and corporate income tax revenue rebounded sharply in 2021-2022 after the pandemic, followed by more moderate growth in 2022-2023. In 2023-2024, personal income tax revenue declined due to reductions in the first two personal income tax rates and the indexation of the tax system. Corporate tax revenue also declined, mainly due to the economic slowdown and the drop in raw material exports, caused in particular by price decreases. In 2024-2025, the sharp increase in these revenues is attributable to favourable economic conditions and the completion of transactions in advance, triggered by the announcement of the proposed increase in the capital gains inclusion rate in the April 2024 federal budget and by Québec's announcement that it would harmonize this measure15.

Revenue from individual and corporate taxes continued to grow significantly in 2025-2026 due to sustained growth in wages and salaries and the net operating surplus of corporations, as well as the impact of financial market performance on capital gains realized by taxpayers and corporations in 2025.

Other tax revenue remained relatively stable, with average annual growth of 2.9%. Contributions for health services increased in line with wage and salary growth, while revenue from school property taxes declined as a result of the reform initiated in 2018-2019 to gradually reduce the school tax rate.

Tax revenue - Consumption taxes

Revenue from consumption taxes has grown regularly since fiscal 2016-2017, going from $19.3 billion to $29.6 billion in 2025-2026. The average annual growth rate for the period was 4.9% owing to sustained growth in retail sales, particularly for 2021-2022 and 2022-2023, and the high inflation that contributed to the sharp rise in prices of goods and services subject to consumption taxes.

___________________________________________

1 This tax measure was not implemented by the federal government or the Québec government.

56	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Government enterprises

Revenue from government enterprises rose from $4.9 billion in 2016-2017 to $5.2 billion in 2025-2026, an increase of $342 million, representing average annual growth of 0.8%. Overall, the $936-million increase is primarily attributable to revenue from the Société des alcools du Québec (up 2.8%), Investissement Québec (up 6.5%), and Loto-Québec (up 2.6%). Revenue from Hydro-Québec declined by $594 million over the period, representing a 3.1% decrease.

After peaking in 2018-2019 due in part to Hydro-Québec's one-time gain from the partial divestiture of its subsidiary TM4, revenue declined in 2019-2020 and remained at the same level in 2020-2021 due to the pandemic. It resumed growth as early as 2021-2022 with the economic recovery, which was bolstered in 2022-2023 by rising energy prices that increased the value of electricity exports. A sharp decline of 20.8% occurred in 2023-2024, due to a decline in the value of electricity exports linked to low water availability, followed by an 8.5% rebound in 2024-2025, driven by colder winter temperatures, rising electricity prices, and the recovery in value of the investment in Innergex. Finally, the 7.9% decline in 2025-2026 is primarily attributable to increased electricity purchases and reduced exports due in particular to low runoff.

Other revenue

Other revenue increased from $13.9 billion in 2016-2017 to $21.6 billion in 2025-2026. Their average annual growth was 5.1% for this period. With the exception of 2019-2020, 2020-2021 and 2025-2026, which show a decline, the change in other revenue reflects an upward trend.

Among the factors explaining this growth since 2016-2017 are:

  growth of the auction of GHG emission allowances under Québec's cap-and-trade system for GHG emission allowances;

  growth in the income of the Generations Fund, in particular growth from portfolio investments;

  growth in revenue from registration fees;

  growth in revenue from mining resources;

  an increase in revenue related to accommodation and non-insured health services as well as tuition fees in the education and higher education networks.

The non-recurrence of the initial amount of $1.7 billion received in 2024-2025 to offset tobacco-related health costs under the plan of arrangement between tobacco companies and their creditors is the main reason for the decrease (−3.6%) observed in other revenue in 2025-2026.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	57

6.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Federal government transfers

Federal government transfer revenue rose from $20.2 billion in 2016-2017 to $29.8 billion in 20252026, representing average annual growth of 4.4%. Its share of total government revenue fell from 19.6% to 18.6% during this period.

Growth in this revenue continued from 2016-2017 to 2020-2021, driven by an increase in total transfers and exceptional measures related to pandemic management in 2020-2021. The temporary nature of this support income led to a decline in transfers in 2021-2022 and 2022-2023. Transfers then increased by 7.4% in 2023-2024, primarily due to growth in the Canada Health Transfer (CHT) tied to nominal GDP. In 2024-2025, transfers decreased due to changes to the equalization formula, which reduced the transfer amount, as well as the expiration of the temporary increase in the CHT granted the previous year.

In 2025-2026, federal transfers decreased (−2.3%) due in part to the non-recurrence of the reimbursement received in 2024-2025 for additional expenditure incurred to welcome asylum seekers.

58	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in expenditure

Portfolio expenditures

(millions of dollars, annual change as percentage)

Note: The average annual growth rate (AAGR) is the geometric mean over the 9-year period from 2016-2017 to 2025-2026.

Portfolio expenditures have grown at an average annual rate of 6.4% since 2016-2017, rising from $89.5 billion to $155.8 billion in 2025-2026.

Share of portfolio expenditures

(percent)

	2016-	2017-	2018-	2019-	2020-	2021-	2022-	2023-	2024-	2025-
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	Évolution

Santé et Services sociaux	43.4	41.9	42.5	41.4	45.0	44.4	43.3	43.1	42.5	42.3

Éducation	15.4	14.8	15.2	14.8	13.9	13.7	14.2	14.2	15.4	15.1

Enseignement supérieur	8.0	7.9	8.0	7.7	7.0	6.9	7.0	7.4	7.5	7.2

Other portfolios	33.2	35.4	34.3	36.1	34.1	35.0	35.5	35.3	34.6	35.4

Upward trend	Downward trend

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	59

6.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Santé et Services sociaux portfolio

Expenditure in the Santé et Services sociaux portfolio accounts for the largest share of government expenditures. It has been rising steadily since 2016-2017, with average annual growth of 6.1%. Between 2016-2017 and 2019-2020, its share remained relatively stable. The pandemic led to a sharp increase in spending in 2020-2021, bringing the portfolio's share up to 45.0%. This figure then gradually declined, settling at 42.3% in 2025-2026. Over the entire reference period, the share of expenditures allocated to the Santé et Services sociaux portfolio declined by 1.1 percentage points, decreasing from 43.4% to 42.3%.

Éducation portfolio

Expenditure in the Éducation portfolio grew by an average of 6.1% per year between 2016-2017 and 2025-2026. However, its growth was particularly pronounced during the years 2022-2023 to 20242025 (10.3%) due to pay increments, salary indexation, an increase in teaching staff linked to rising student enrolment, and school transportation costs. In 2024-2025, this portfolio experienced the highest growth among all departments (16.4%), driven by an increase in the number of students, the addition of classroom support staff, and the non-payment of expenditures for remuneration resulting from the school staff strike in 2023-2024. Excluding the savings resulting from the strike, growth would have been 12.8%. In 2025-2026, growth was limited to 0.8%. During this period, the share of the government's portfolio expenditures allocated to Éducation decreased by 0.3 percentage point to 15.1%.

Enseignement supérieur portfolio

Expenditure in the Enseignement supérieur portfolio grew by an average of 5.1% per year between 2016-2017 and 2025-2026. The increase in spending in this portfolio was more pronounced during the years 2022-2023 to 2024-2025 (9.2%), driven by changes in staff remuneration, increased funding for private universities (mainly for infrastructure projects), and the expansion of the Perspective Québec scholarship program. In 2025-2026, expenditure decreased by 1.8%, primarily due to a reduction in grants for private university infrastructure projects resulting from a smaller volume of construction work compared to 2024-2025. The portfolio's share decreased by 0.8 percentage point from 8.0% to 7.2%.

60	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Other portfolios

Expenditure in the other 22 portfolios increased by an average of 7.1% per year between 20162017 and 2025-2026. Their share rose from 33.2% to 35.4%, an increase of 2.2 percentage points over the past decade. These increases are mainly attributable to the following factors:

  increased investments in road network and public transportation systems (Transports et Mobilité durable portfolio);

  growth in spending on municipal infrastructure and improved access to housing, as well as on water supply, sewer, and wastewater treatment systems (Affaires municipales et Habitation and Finances portfolios);

  growth in support for childcare centres and day care services, including the creation of new subsidized spaces and the conversion of non-subsidized spaces to subsidized spaces, and the increase in the Family Allowance (Famille portfolio);

  increased action on environmental protection, sustainable development and climate change (Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio).

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	61

6.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Change in expenditure by nature

Expenditure by nature

(millions of dollars, annual change as percentage)

Note: The average annual growth rate (AAGR) is the geometric mean over the 9-year period from 2016-2017 to 2025-2026.

Share of expenditure by nature

(percentage of total expenditures)

	2016-	2017-	2018-	2019-	2020-	2021-	2022-	2023-	2024-	2025-
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	Évolution

Transfers	27.1	29.8	28.7	29.0	30.5	31.2	31.8	30.2	28.9	29.4

Remuneration	44.3	43.4	44.3	44.2	43.9	43.8	42.4	42.5	44.0	43.4

Operating	18.0	17.3	17.8	18.0	18.8	18.3	18.4	19.9	19.6	20.0

Doubtful accounts, other allowances and losses	0.9	0.6	0.9	2.0	0.6	0.2	0.5	0.8	1.3	1.1

Debt service	9.7	8.9	8.3	6.8	6.2	6.5	6.9	6.6	6.2	6.1

Upward trend	Downward trend

62	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Transfers

Transfers are expenditures intended to provide beneficiaries with various forms of financial support; they are made for no consideration. Thus, these expenditures do not constitute direct acquisitions of goods or services or funds granted for the purpose of obtaining a return, as in the case of an investment, or amounts for which the government expects to be repaid at a later date, as in the case of loans.

Transfers have increased over the past decade, rising from $26.8 billion in 2016-2017 to $48.7 billion in 2025-2026. This increase represents average annual growth of 6.8%, which is higher than the growth rate of total expenditures (5.9%). This is primarily due to increased investments in public transit, municipal infrastructure projects, the creation of subsidized spaces in educational childcare facilities and the conversion of non-subsidized spaces into subsidized ones, support for access to affordable housing, and support for the electrification of transportation, specifically for the purchase of new electric vehicles.

Transfers' share of total expenditures rose from 27.1% to 29.4%, an increase of 2.3 percentage points over the reference period. However, this share was higher for the 2021-2022 (31.2%) and 2022-2023 (31.8%), mainly due to one-time payments made to help Quebecers cope with the rising cost of living during that period. The increase in the share of expenditures in 2025-2026 is primarily due to advance payments for public transit infrastructure projects and subsidies to support the transition of transit agencies.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	63

6.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Remuneration

Remuneration includes remuneration-related expenditures, including overtime and certain other indemnities paid by the government to permanent and part-time employees and to casual employees, including students and seasonal employees, as well as the remuneration of health professionals. It also includes all benefits and other contributions paid by the government in its capacity as an employer, particularly, contributions to the pension plans, the Québec Pension Plan, the Québec Parental Insurance Plan and employment insurance.

Employee remuneration grew at an average annual rate of 5.7%, rising from $44.0 billion in 2016-2017 to $72.1 billion in 2025-2026. Over this period, the growth in employee remuneration was slightly lower than that of total expenditures (5.9%). Its share of total expenditures decreased by 0.9% between 2016-2017 and 2025-2026, from 44.3% to 43.4%.

The increase in remuneration was most pronounced during the pandemic, specifically in 2020-2021 (9.6%), due in particular to the bonuses granted to healthcare workers and the additional staff needed for the vaccination campaign.

In 2024-2025, remuneration jumped by 10.1% compared to the previous year, primarily due to the major investments made in public services to improve the working conditions of public and parapublic sector employees, mainly in healthcare and education, and the non-payment of expenditures for remuneration resulting from the school staff strike in 2023-2024. In 2025-2026, wage growth was only 1.6% compared with the previous year, due in particular to measures implemented to reduce the size of the government.

Operating

Operating expenditures include supplies and materials (e.g., drugs, medical and surgical supplies), professional fees, services to individuals in long-term care centres, maintenance and repairs, transportation services, advertising and communication services, and depreciation of fixed assets.

Operating expenditures have risen steadily since 2016-2017, reaching $33.1 billion in 2025-2026. Average annual growth was 7.1%, which was higher than that of total expenditures (5.9%). These expenditures' share also increased (by 2.0 percentage points) during this period and stood at 20.0% in 2025-2026.

64	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

This increase is primarily due to inflation, which has led to a widespread rise in operating costs. In addition, expenditures for depreciation of fixed assets grew at an average annual rate of 5.3% due to the steady increase of annual investments over the reference period, as shown in the table on the factors affecting change in net debt.

Doubtful accounts, other allowances and losses

Doubtful accounts, other allowances and losses expenditures include those resulting from changes in the allowance for doubtful accounts, the allowance for losses on financial initiatives guaranteed by the government as well as the valuation allowance for loans, investments and advances. They also include realized losses on disposal of loans, investments and advances, as well as other-than-temporary declines in value on investments.

The level of these expenditures varies from year to year depending on economic conditions and the specific circumstances of each year. Their share has remained relatively stable over the past decade, except in 2019-2020, when it peaked at 2.0% due to the pandemic's adverse effects on the economy, which led to other-than-temporary declines in value on investments and an increase in various provisions related to loans, investments, accounts receivable, and guaranteed financial initiatives. Since 2023-2024, these expenditures have been higher, due in particular to other-than-temporary declines in value on investments and provisions for losses on loans granted by the Economic Development Fund for various financial initiatives, as well as the revision of estimates for bad debt expenditures, which was driven by the increase in the balance of tax receivables.

Debt service

Debt service increased by an average of 0.6% annually over the entire reference period. Its share of total expenditures fell from 9.7% in 2016-2017 to 6.1% in 2025-2026, a significant reduction of 3.6 percentage points.

From 2016-2017 to 2019-2020, debt service declined steadily, before rising slightly by 0.2% in 20202021. It then rose sharply in 2021-2022 (12.2%) and in 2022-2023 (16.1%), mainly due to rising interest rates. Despite the impact of interest rates and the increase in debt volume, debt service decreased by 2.3% in 2023-2024 and by 0.1% in 2024-2025, primarily due to revenue from sinking funds relating to borrowings and the Retirement Plans Sinking Fund (RPSF), which were applied to reduce interest expenditure. In 2025-2026, debt service increased by 1.8%, primarily due to growth in the average volume of debt contracted on financial markets, partially offset by lower short-term interest rates.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	65

6.  Analysis of main trends (cont'd)

Change in fixed assets

Net book value by fixed asset category

(millions of dollars, annual change as percentage)

120,000
100,000
80,000
60,000
40,000
20,000
0
69 251
2.6%
6 053
4 677
25 164
33 357
69 364
0.2%
5 815
4 304
24 934
34 311
72 320
4.3%
6 033
4 446
25 986
35 855
76 012
5.1%
6 471
4 542
27 167
37 832
80 319
5.7%
7 089
4 792
28 277
40 161
85 355
6.3%
7 578
4 836
29 516
43 425
91 850
7.6%
8 192
5 024
30 792
47 842
100 088
9.0%
8 730
5 373
32 964
53 021
109 976
9.9%
9 216
5 668
35 708
59 384
116 669
6.1%
9 351
5 799
37 986
63 533
2015-2016
2016-2017
2017-2018
2018-2019
2019-2020
2020-2021
2021-2022
2022-2023
2023-2024
2024-2025
Buildings
Complex networks
Equipment
Other (1)

(1) Other fixed assets include land, facilities, data processing and office automation equipment, and development of data processing systems.

Over the last decade, the net book value of fixed assets has grown by an average of 6.0% annually, rising from $69.3 billion in 2016-2017 to $116.7 billion in 2025-2026, an increase that reflects the government's investments in its building stock. This upward trend in net book value indicates that fixed-asset investments exceed the depreciation associated with the government's total fixed assets. Annual growth increased over time, peaking at 9.9% in 2024-2025, before declining to 6.1% in 2025-2026.

66	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in debt

Gross debt, net debt, and debt representing accumulated deficits

As at March 31

(millions of dollars, unless otherwise indicated)

	2016-	2017-	2018-	2019-	2020-	2021-	2022-	2023-	2024-	2025-
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026

Gross debt	203 574	201 187	199 246	200 111	211 441	211 198	226 344	245 832	255 999	265 547

% of GDP	51.0	48.1	45.3	43.5	46.8	41.6	40.7	42.2	41.5	41.1

Less: financial assets, net of other liabilites	(8 423)	(9 184)	(10 669)	(12 059)	(16 852)	(14 409)	(17524)	(25 816)	(19 836)	(19 640)

Net debt	195 151	192 003	188 577	188 052	194 589	196 789	208 820	220 016	236 163	245 907

% of GDP	48.9	45.9	42.9	40.9	43.1	38.8	37.5	37.8	38.3	38.1

Less: non-financial assets	(70 003)	(70 123)	(73 113)	(77 066)	(82 432)	(87 891)	(93 884)	(101 711)	(111 751)	(118 509)

Debt representing accumulated deficits	125 148	121 880	115 464	110 986	112 157	108 898	114 936	118 305	124 412	127 398

% of GDP	31.3	29.1	26.3	24.1	24.8	21.5	20.7	20.3	20.2	19.7

Gross debt

Gross debt has increased by $62.0 billion since 2016-2017 and stood at $265.5 billion as at March 31, 2026. Although gross debt increased during the reference period, gross debt as a percentage of GDP decreased by 9.9 percentage points, settling at 41.1% of GDP. This is because the average annual growth rate of gross debt (3.0%) during this period was lower than that of nominal GDP (5.5%).

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	67

6.  Analysis of main trends (cont'd)

Change in debt (cont'd)

Net debt

Factors affecting change in net debt

Fiscal year ended March 31

(millions of dollars)

(millions of dollars)

			Assets			Other factors

							Other	Net
			Invest-		Disposals,		comprehensive	remeasure-
	Net debt,	Accoun-	ment in		reduction in	Other	income items of	ment		Net debt,
	beginning	ting deficit	fixed	Depre-	value and other	financial	government	losses	Total	end of
Fiscal year	of the year	(surplus)	assets	ciation	adjustments	assets	enterprises	(gains)(1)	variation	the year
2025-2026	236 163	5 502	12 797	(5 984)	(120)	65	(1 630)	(886)	9 744	245 907
2024-2025	220 016	5 175	15 134	(5 569)	323	152	275	657	16 147	236 163
2023-2024	208 820	5 994	13 945	(5 108)	(599)	(411)	(1 852)	(773)	11 196	220 016
2022-2023	196 789	3 126	11 869	(4 888)	(486)	(498)	(947)	3 855	12 031	208 820
2021-2022	194 589	(2 567)	9 894	(4 625)	(233)	422	(691)		2 200	196 789
2020-2021	188 052	4 378	8 840	(4 443)	(90)	1 060	(3 208)		6 537	194 589
2019-2020	188 577	(1 845)	8 009	(4 243)	(74)	260	(2 632)		(525)	188 052
2018-2019	192 003	(7 675)	7 124	(4 078)	(90)	35	1 258		(3 426)	188 577
2017-2018	195 151	(2 804)	6 177	(3 971)	(2 093) (2)	7	(464)		(3 148)	192 003
Total		9 284	93 789	(42 909)	(3 462)	1 092	(9 891)	2 853	50 756
				47 418			(5 946)

(1) Accounting of the net remeasurement gains and losses has, since April 1, 2022, stemmed from the prospective application of the accounting standards governing financial instruments.

(2) A downward adjustment of $2 013 million was made in 2017-2018 when the operations of the Agence métropolitaine de transport were transferred to the Autorité régionale de transport métropolitain and the Réseau de transport métropolitain.

Net debt stood at $245.9 million as at March 31, 2026, an increase of $50.8 billion compared to March 31, 2017. This increase is attributable to fixed-asset investments of $47.4 billion net of depreciation, disposals, reduction in value and other adjustments, as well as accounting deficits of $9.3 billion. These increases were offset by changes in other factors, which reduced net debt by $5.9 billion.

Section 5, "Results of the indicator analysis," presents an analysis of trends in net debt to GDP.

68	PUBLIC ACCOUNTS 2025-2026

6.  Analysis of main trends (cont'd)

Change in debt (cont'd)

Debt representing accumulated deficits

Factors affecting change in debt representing accumulated deficits

Fiscal year ended March 31

(millions of dollars)

			Other
	Accumulated		comprehensive	Net
	deficits,	Accounting	income items of	remeasure-		Accumulated
	beginning of	deficit	government	ment losses	Total	deficits, end
Fiscal year	the year	(surplus)	enterprises	(gains)(1)	variation	of the year
2025-2026	124 412	5 502	(1 630)	(886)	2 986	127 398
2024-2025	118 305	5 175	275	657	6 107	124 412
2023-2024	114 936	5 994	(1 852)	(773)	3 369	118 305
2022-2023	108 898	3 126	(947)	3 855	6 038	114 936
2021-2022	112 157	(2 567)	(691)		(3 259)	108 898
2020-2021	110 986	4 378	(3 208)		1 171	112 157
2019-2020	115 464	(1 845)	(2 632)		(4 478)	110 986
2018-2019	121 880	(7 675)	1 258		(6 416)	115 464
2017-2018	125 148	(2 804)	(464)		(3 268)	121 880
Total		9 284	(9 891)	2 853	2 250

(1) Accounting of the net remeasurement gains and losses has, since April 1, 2022, stemmed from the prospective application of the accounting standards governing financial instruments.

As at March 31, 2026, the debt representing accumulated deficits stood at $127.4 million, representing an increase of $2.3 billion compared to March 31, 2017 (1.8%) over the reference period. Accounting surpluses totalling $12.3 billion from 2017-2018 to 2019-2020 helped reduce the accumulated deficit by $14.2 billion, lowering it from $125.1 billion to $111.0 billion. Debt representing accumulated deficits then rose steadily, mainly due to the annual budget deficits recorded.

Section 5, "Results of the indicator analysis," presents an analysis of trends in debt representing accumulated deficits to GDP.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	69

▌ 7.  Additional information

Net financial surpluses (requirements)

Net financial surpluses or requirements represent the gap between the government's cash receipts and disbursements. More specifically, they mark the government's available or required cash flow levels after it has conducted all its activities during a given fiscal year. They take into account:

  changes in annual accounting surpluses (deficits);

  resources or requirements arising from, among other things, the acquisition or disposal of fixed assets, investments, loans and advances, as well as other activities such as the payment of accounts payable and accrued expenses and the collection of accounts receivable.

The primary objective of determining net financial surpluses or requirements is to provide the Ministère des Finances with the most accurate information so that it can make decisions about changes in government borrowing.

Generally, an increase in net financial requirements will entail borrowing, thereby increasing gross debt, while a net financial surplus leads to loan repayments, thereby reducing gross debt.

The various items for net financial requirements represent net receipts and disbursements generated by the government's loans, interests in its enterprises, and fixed assets, by retirement plans and other employee future benefits, as well as by other accounts.

  This last item includes the payment of accounts payable and the collection of accounts receivable. Deposits in the Generations Fund also result in financial requirements.

For the period of April 2025 to March 2026, net financial requirements amount to $17.9 billion and are attributable to:

  the $5.5-billion accounting deficit resulting from the difference between government revenue and expenditure;

  the $1.8-billion financial requirements for investments, loans and advances, stemming in particular from the acquisition of new investments by the Economic Development Fund and the Natural Resources and Energy Capital Fund;

  the $7.0-billion financial requirements related to government capital investments, mainly due to investments of $12.8 billion, notably for the refurbishment and construction of schools, health care facilities and road infrastructure. These investments are partially offset by amortization expenses of $6.0 billion;1 the $3.9-billion financial requirement related to the liability for retirement plans and other employee future benefits, resulting from the payment of government employee benefits of $8.3 billion, offset by the net cost of the plans of $4.4 billion;1

___________________________________________

1 These items, which are included in the government's accounting surplus (deficit), are eliminated in non-budgetary transactions, as they have no effect on liquidity.

70	PUBLIC ACCOUNTS 2025-2026

7.  Additional information (cont'd)

Net financial surpluses (requirements) (cont'd)

  the $2.7-billion financial surpluses from other accounts, which stem in particular from the receipt of funds related to the plan of arrangement concerning claims against tobacco companies in Canada;

  the $2.3-billion financial requirement generated by deposits in the Generations Fund.

Net financial surpluses (requirements)

(millions of dollars)

As at March 31

	2026	2025

ACCOUNTING SURPLUS (DEFICIT)	(5 502)	(5 175)

Non-budgetary transactions

Investments, loans and advances	(1 776)	(2 205)

Capital investments	(7 047)	(8 336)

Retirements plans and other employee future benefits	(3 947)	(2 800)

Other accounts(1)	2 690	1 108

Deposits in the Generations Fund	(2 289)	(2 797)

Total non budgetary transactions	(12 369)	(15 030)

NET FINANCIAL SURPLUSES (REQUIREMENTS)	(17 871)	(20 205)

(1) Financial surpluses or requirements for other accounts can vary significantly from month to month, depending in particular on when the government collects or disburses sums relating to its activities. For example, if the last day of a month is not a business day, QST remittances are cashed at the beginning of the following month, such that the equivalent of two months' remittances may be cashed in the same month.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	71

7.  Additional information (cont'd)

Financial statistics

Table 1.1 - Change in budget balance within the meaning of the Balanced Budget Act

Fiscal year ended March 31

(millions of dollars)

						Stabilization reserve(1)
								Budget
								balance within
								the meaning
						Allocation		of the act after
	Accounting					to the	Use of the	the
Fiscal	Surplus	Generations		Adjust-	Budget	stabilization	stabilization	stabilization
Year	(deficit)	Fund	Sub-total	ments(2)	balance(3)	reserve	reserve	reserve

2025-2026	(5 502)	(2 289)	(7 791)		(7 791)			n/a

2024-2025	(5 175)	(2 397)	(7 572)		(7 572)			n/a

2023-2024	(5 994)	(2 047)	(8 041)		(8 041)			n/a

2022-2023	(3 126)	(3 082)	(6 208)	124	(6 084)		449	(5 635)

2021-2022	2 567	(3 617)	(1 050)	278	(772)		772	―

2020-2021	(4 378)	(3 313)	(7 691)	(3 069)	(10 760)		10 760	―

2019-2020	1 845	(2 606)	(761)	765	4	(4)		―

2018-2019	7 675	(3 477)	4 198	605	4 803	(4 803)		―

2017-2018	2 804	(2 293)	511	2 111	2 622	(2 622)		―

2016-2017	3 944	(2 001)	1 943	418	2 361	(2 361)		―

(1) In 2023-2024, the stabilization reserve was repealed.

(2) In order to comply with the Budget Balance Act's provisions (CQLR, chapter E-12.00002), it is necessary to make adjustments to the accounting annual surpluses and deficits to establish the budgetary balance. One of these adjustments is that accounting changes that require affecting the accumulated deficits must be considered in the fiscal year in which the change is made. Thus, adjustments have notably been made to take into account, first, the fact that restatements arising from the application of the accounting standard relating to public-private partnerships and the standard governing revenues applicable in 2023-2024 are not to be taken into account in establishing budget balances and, second, due to the fact that the change in application of the accounting standard respecting government transfers must only affect the establishment of the 2020-2021 budget balance.

(3) Provisions in the Budget Balance Act prohibiting a budget deficit did not apply to the years 2021-2022 and 20222023.

72	PUBLIC ACCOUNTS 2025-2026

7.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.2 - Québec economic indicators

(percentage change from previous period, unless otherwise indicated)

	2024	2025

		Forecast in	Forecast in
		2025-2026	2026-2027
	Obs.	budget	budget	Obs.

Job creation (thousands)	43.2	39.1	78.8	78.8
Unemployment rate (per cent)	5.3	5.8	5.6	5.6
Consumer price index	2.3	2.1	2.4	2.4
Housing starts (thousands)	48.7	50.5	59.9	59.9

Real GDP	1.7	1.1	0.8	0.6
GDP (nominal terms)	5.9	3.4	4.5	4.7
Household consumption (nominal terms)	5.1	4.6	4.0	4.6
- Excluding food expenditures	4.1	4.0	2.6	3.0
Wages and salaries (nominal terms)	6.0	3.7	4.4	4.5
Net operating surplus (nominal terms)	3.1	-1.1	5.7	3.5
Residential investment (nominal terms)	9.4	8.0	14.2	13.1

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	73

7.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.3 - Historical data for consolidated financial statement items

Fiscal year ended March 31

(millions of dollars, unless otherwise indicated)

Consolidated statement of opérations
	2016-2017	2017-2018	2018-2019	2019-2020	2020-2021	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026
REVENUE
Income and property taxes	44 849	46 134	49 168	50 482	51 503	62 328	64 521	62 948	69 081	74 115
% change		2.9	6.6	2.7	2.0	21.0	3.5	(2.4)	9.7	7.3
Consumption taxes	19 292	20 329	21 001	21 348	21 377	24 597	26 597	27 083	28 377	29 639
% change		5.4	3.3	1.7	0.1	15.1	8.1	1.8	4.8	4.4
Government enterprises	4 899	5 093	5 548	4 419	4 491	5 960	6 620	5 241	5 689	5 241
% change		4.0	8.9	(20.3)	1.6	32.7	11.1	(20.8)	8.5	(7.9)
Other revenue	13 876	14 382	15 927	15 497	14 613	16 770	17 768	19 393	22 443	21 630
% change		3.6	10.7	(2.7)	(5.7)	14.8	6.0	9.1	15.7	(3.6)

Own-source revenue	82 916	85 938	91 644	91 746	91 984	109 655	115 506	114 665	125 590	130 625
% change		3.6	6.6	0.1	0.3	19.2	5.3	(0.7)	9.5	4.0
Federal government transfers	20 179	22 485	23 120	25 228	30 716	29 184	28 737	30 876	30 498	29 803
% change		11.4	2.8	9.1	21.8	(5.0)	(1.5)	7.4	(1.2)	(2.3)

Total revenue	103 095	108 423	114 764	116 974	122 700	138 839	144 243	145 541	156 088	160 428
% change		5.2	5.8	1.9	4.9	13.2	3.9	0.9	7.2	2.8
EXPENDITURE
Santé et Services sociaux	38 856	40 372	41 758	44 437	53 649	56 598	59 341	61 000	64 227	65 945
% change		3.9	3.4	6.4	20.7	5.5	4.8	2.8	5.3	2.7
Éducation	13 806	14 218	14 891	15 875	16 546	17 415	19 511	20 058	23 352	23 541
% change		3.0	4.7	6.6	4.2	5.3	12.0	2.8	16.4	0.8
Enseignement supérieur	7 156	7 582	7 873	8 302	8 338	8 747	9 655	10 476	11 383	11 183
% change		6.0	3.8	5.4	0.4	4.9	10.4	8.5	8.7	(1.8)
Other portfolios	29 689	34 071	33 687	38 680	40 697	44 708	48 640	50 019	52 332	55 113
% change		14.8	(1.1)	14.8	5.2	9.9	8.8	2.8	4.6	5.3

Sub-total	89 507	96 243	98 209	107 294	119 230	127 468	137 147	141 553	151 294	155 782
Debt service	9 644	9 376	8 880	7 835	7 848	8 804	10 222	9 982	9 969	10 148
% change		(2.8)	(5.3)	(11.8)	0.2	12.2	16.1	(2.3)	(0.1)	1.8

Portfolio expenditure	99 151	105 619	107 089	115 129	127 078	136 272	147 369	151 535	161 263	165 930
% change		6.5	1.4	7.5	10.4	7.2	8.1	2.8	6.4	2.9

ACCOUNTING SURPLUS (DEFICIT)	3 944	2 804	7 675	1 845	(4 378)	2 567	(3 126)	(5 994)	(5 175)	(5 502)

Consolidated statement of financial position
	2016-2017	2017-2018	2018-2019	2019-2020	2020-2021	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026

Financial assets	89 102	98 004	94 557	103 614	115 128	120 565	134 607	155 680	152 879	158 228

Liabilities	284 253	290 007	283 134	291 666	309 717	317 354	343 427	375 696	389 042	404 135

Net debt	(195 151)	(192 003)	(188 577)	(188 052)	(194 589)	(196 789)	(208 820)	(220 016)	(236 163)	(245 907)

Non-financial assets	70 003	70 123	73 113	77 066	82 432	87 891	93 884	101 711	111 751	118 509

Accumulated deficit	(125 148)	(121 880)	(115 464)	(110 986)	(112 157)	(108 898)	(114 936)	(118 305)	(124 412)	(127 398)

74	PUBLIC ACCOUNTS 2025-2026

7.  Additional information (cont'd)

Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the government but that can cause results to differ from forecast results:

  the economic forecasts the government uses to determine its annual budgetary revenue, particularly those concerning changes in economic growth, employment and the Consumer Price Index. For example, a 1-percentage-point difference in nominal GDP has an impact of about $1.1 billion on own-source revenue excluding revenue from government enterprises;

  revenue from government enterprises which varies according to assumptions concerning such things as weather conditions and runoff, which are hard to predict. For example, a variation of 1 °C in winter temperatures compared to normal temperatures has a roughly $60-million impact on Hydro-Québec's net earnings;

  the economic, taxation and population data the government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

  the level of spending, whose cost is related to the economic situation. These factors include, in particular:

- a variation in the clientele, concerning for example individuals receiving last-resort financial assistance or attending educational institutions,

- technological changes, which affect, by way of an example, the cost of medicines and diagnostic medical equipment,

- labour shortages in the context of a reduced labour pool, which limits the government's ability to implement its programs,

- the change in the general level of prices, which affects each government portfolio differently;

  unforeseen situations such as a pandemic, natural catastrophes or work stoppages;

  the change in interest rates and in returns of the Retirement Plans Sinking Fund (RPSF), which have an impact on debt service;

  the risk that a financial intermediary will default on its contractual obligations (credit risk);

  the settlement of certain claims and legal proceedings involving the government.

The consolidated financial statements also set forth in its notes the uncertainties to which the estimates needed to prepare these statements are subject.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	75

7.  Additional information (cont'd)

Risks and uncertainties (cont'd)

To reduce its exposure to risk, the government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, it can influence its revenue and expenditure, other than debt service, by:

  using economic forecasts that do not anticipate overly high or overly low revenue, because that could lead to inappropriate policy decisions;

  monitoring economic, budgetary and financial indicators, including the monitoring of its revenue and expenditure;

  implementing economic support measures.

A government cannot prevent a recession or an economic slowdown single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies lead the government to have an impact on its debt service through various strategies.

The financial framework includes a contingency reserve to contend with risks resulting from the economic situation or other events that affect the government's financial situation. It also includes the Contingency Fund, which is a reserve administered by the Conseil du trésor aimed, in particular, at covering unforeseen expenditures that can arise in government programs during the fiscal year and at covering the cost of certain measures announced in the budget.

76	PUBLIC ACCOUNTS 2025-2026

CONSOLIDATED

FINANCIAL

STATEMENTS

Statement of responsibility

The Comptroller of Finance is responsible for preparing the government's consolidated financial statements for the Minister of Finance in accordance with the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). The Comptroller of Finance is also responsible for the integrity and objectivity of the consolidated financial statements in accordance with the accounting policies disclosed in the notes and established pursuant to the public sector accounting standards.

To fulfill their accounting and financial reporting responsibilities, the Comptroller of Finance and the entities making up the government's reporting entity maintain financial management systems and internal controls that take costs, benefits and risks into account. These systems are designed to provide reasonable assurance that transactions are duly authorized by Parliament, carried out based on the adopted regulations, and properly recognized in order to account for the use of public funds.

The Comptroller of Finance obtains all the information needed to meet the accounting requirements from government departments, bodies, enterprises and funds and implements processes to ensure that this information is reliable. The Comptroller of Finance submits the government's consolidated financial statements for audit to the Auditor General of Québec which states the nature and scope of its audit and expresses its opinion in its independent auditor's report to the National Assembly.

The consolidated financial statements are part of the public accounts and are tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Original signed	Original signed

Christyne Tremblay	Lucie Pageau, CPA
Deputy Minister of Finance	Assistant Deputy Minister and
Comptroller of Finance

Québec, July 17, 2026

78	PUBLIC ACCOUNTS 2025-2026

INDEPENDENT AUDITOR'S REPORT

To the National Assembly

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Gouvernement du Québec (the Government), which comprise the consolidated statement of financial position as at March 31, 2026, and the consolidated statement of operations and accumulated operating deficit, consolidated statement of change in net debt, consolidated statement of remeasurement gains and losses and consolidated statement of cash flow for the year then ended, and notes and appendices to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2026, and its consolidated results of operations, its consolidated remeasurement gains and losses, its consolidated changes in net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the current period. These matters were addressed in the context of my audit of the consolidated financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

CONSOLIDATED FINANCIAL STATEMENTS	79

Key audit matter	How the matter was addressed in the audit
Obligations relating to accrued benefits under the pension plans
As mentioned in Note 16 Employee future benefits of the government's consolidated financial statements, the obligations relating to accrued benefits under the pension plans amounted to $135,072 million as at March 31, 2026.

Obligations relating to accrued benefits under the defined-benefit pension plans are recognized using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The government has exercised a significant degree of judgment in determining the discount rates and making the assumptions required to estimate these amounts. As a result, the amounts recorded in the consolidated financial statements may vary significantly as these assumptions are realized or revised as new information becomes available.

It is due to the magnitude of the amount of obligations and the significant degree of judgment exercised by the government in setting the actuarial assumptions that the valuation of obligations relating to accrued benefits under the pension plans is considered a key audit matter.	My approach to addressing this matter included the following procedures:
  gaining an understanding of the systems, processes and controls used to value the obligations relating to accrued benefits under the pension plans;

  assessing the reasonableness of assumptions, particularly the discount rate, salary growth rate and life expectancy, and of the method used;

  validating the completeness and accuracy of the underlying data used to establish the actuarial valuations;

  testing the calculation of obligations relating to accrued benefits under the pension plans;

  assessing the competence of specialists selected by management;

  assessing the presentation and disclosure in the consolidated financial statements.
I used the services of an actuarial consulting firm to assist me in my audit.
Personal income tax
The government recognized an adjustment to its personal income tax revenue as at the date of the consolidated financial statements to account for revenue not collected and refunds not issued before the end of the year. This adjustment is recorded on the basis of estimates established according to transactions that took place after the end of the fiscal year.

Moreover, the government recognizes the income taxes receivable at realizable value, that is, an amount equivalent to what the government expects to receive. These accounts receivable are then brought down to net recoverable value by means of an allowance for doubtful accounts. The realizable value of revenue is estimated based on the settlement rates of similar files in the past, while the allowance for doubtful accounts rate is calculated on the basis of a statistical sample of accounts receivable representative of the population as a whole.

It is due to the magnitude of the amounts estimated and the significant degree of judgment exercised by the government in setting the assumptions that the establishment of these estimates is considered a key audit matter.

Information on personal income tax revenue is provided in the following notes:
  Note 4 - Revenue;

  Note 8 - Accounts receivable;

  Note 13 - Accounts payable, accrued expenses and other allowances.
My approach to addressing this matter included the following procedures:
  auditing the estimates related to personal income tax revenue not collected and refunds not issued at the end of the year;

  gaining an understanding of the systems, processes and controls implemented with regard to these estimates;

  testing the operating effectiveness of controls;

  assessing the reasonableness of the methods, assumptions, data and calculations used to establish estimates to ensure that they are appropriate;

  carrying out audit testing of accounts subject to an allowance and the allowances;

  assessing the presentation in the consolidated financial statements.
I used the services of a statistics expert to assist me in my audit.

80	PUBLIC ACCOUNTS 2025-2026

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts 2025-2026, but does not include the consolidated financial statements and my auditor's report thereon.

My opinion on the consolidated financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting. Management believes the Government has the ability to continue its operations.

CONSOLIDATED FINANCIAL STATEMENTS	81

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause the Government to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Government as a basis for forming an opinion on the group financial statements. I am responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. I remain solely responsible for my audit opinion.

I communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

82	PUBLIC ACCOUNTS 2025-2026

I also provide management with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with management, I determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2026, and the consolidated results of its operations and the changes in its consolidated financial position for the year then ended in accordance with the accounting policies of the Government as stated in the notes to the consolidated financial statements.

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, these standards have been applied on a basis consistent with that of the preceding year.

Original signed

Christine Roy, FCPA auditor

Auditor General of Québec

Québec, July 17, 2026

CONSOLIDATED FINANCIAL STATEMENTS	83

Consolidated statement of operations and accumulated operating deficit

FISCAL YEAR ENDED MARCH 31, 2026

(millions of dollars)

		2026		2025

	Notes	Budget	Results	Results
(Note 3)

REVENUE	4

Income and property taxes		70 023	74 115	69 081

Consumption taxes		28 922	29 639	28 377

Duties, permits and royalties		6 387	6 708	6 191

Miscellaneous revenue		15 132	14 922	16 252

Revenue from government enterprises	10	5 268	5 241	5 689

Own-source revenue		125 732	130 625	125 590

Federal government transfers		30 610	29 803	30 498

Total revenue		156 342	160 428	156 088

EXPENDITURE	5

Santé et Services sociaux		65 527	65 945	64 227

Éducation		23 663	23 541	23 352

Enseignement supérieur		11 311	11 183	11 383

Famille		9 308	9 633	9 015

Transports et Mobilité durable		7 308	9 176	7 684

Emploi et Solidarité sociale		5 863	5 811	5 707

Affaires municipales et Habitation		5 623	5 253	5 005

Économie, Innovation et Énergie		4 521	4 365	4 769

Environnement, Lutte contre les changements climatiques, Faune et Parcs		2 436	1 802	2 181

Other portfolios		20 542	19 073	17 971

Portfolio expenditure		156 102	155 782	151 294

Debt service		9 670	10 148	9 969

Total expenditure		165 772	165 930	161 263

Contingency reserve		2 000

ANNUAL OPERATING DEFICIT		(11 430)	(5 502)	(5 175)

ACCUMULATED OPERATING DEFICIT

OPENING BALANCE			(128 754)	(123 579)

CLOSING BALANCE			(134 256)	(128 754)

Segment disclosures	Appendix 2

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

84	PUBLIC ACCOUNTS 2025-2026

Consolidated statement of financial position

AS AT MARCH 31, 2026

(millions of dollars)

	Notes	2026	2025

FINANCIAL ASSETS
Cash and cash equivalents	7	21 993	19 858
Accounts receivable	8	29 027	29 806
Investments	9	12 492	10 214
Investment in government enterprises	10	40 939	39 105
Loans	11	6 915	7 045
Generations Fund	12	16 644	16 855
Sinking funds relating to borrowings	18	20 767	18 097
Assets related to derivative financial instruments	17	9 025	11 008
Net assets regarding employee future benefits	16	306	381
Other financial assets		120	510
Total financial assets		158 228	152 879

LIABILITIES
Accounts payable, accrued expenses and other allowances	13	61 320	60 910
Deferred revenue	14	8 943	8 574
Asset retirement obligations and environmental liability	15	8 552	8 518
Net liabilities regarding employee future benefits	16	2 555	3 716
Liabilities related to derivative financial instruments	17	8 768	10 439
Debts	18	313 997	296 885
Total liabilities		404 135	389 042

NET DEBT		(245 907)	(236 163)

NON-FINANCIAL ASSETS
Fixed assets	19	116 669	109 976
Other non-financial assets		1 840	1 775
Total non-financial assets		118 509	111 751

ACCUMULATED DEFICIT		(127 398)	(124 412)
Components
Accumulated operating deficit		(134 256)	(128 754)
Accumulated remeasurement gains		6 858	4 342
Contractual obligations and contractual rights	20
Contingencies	21

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	85

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2026

(millions of dollars)

		2026		2025
	Notes	Budget	Results	Results

Annual operating deficit		(11 430)	(5 502)	(5 175)

Change due to fixed assets	19

Acquisition and work in progress		(13 894)	(12 797)	(15 134)

Depreciation		5 851	5 984	5 569

Disposals, reductions in value and other adjustments			120	(323)

		(8 043)	(6 693)	(9 888)

Change due to other non-financial assets			(65)	(152)

Net remeasurement gains (losses)		296	2 516	(932)

Increase in the net debt		(19 177)	(9 744)	(16 147)

NET DEBT

OPENING BALANCE		(235 826)	(236 163)	(220 016)

CLOSING BALANCE		(255 003)	(245 907)	(236 163)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

86	PUBLIC ACCOUNTS 2025-2026

Consolidated statement of remeasurement gains and losses

FISCAL YEAR ENDED MARCH 31, 2026

(millions of dollars)

	Notes	2026				2025
		Financial	Government
		instruments	enterprises	(1)	Total	Total

ACCUMULATED REMEASUREMENT GAINS (LOSSES), BEGINNING OF YEAR		(3 739)	8 081		4 342	5 274

Unrealized gains (losses)

Foreign exchange		(171)			(171)	(4 883)

Derivative financial instruments		1 031			1 031	4 340

Investments at fair value		75			75	(170)

		935			935	(713)

(Gains) losses realized, reclassified to consolidated statement of operations

Foreign exchange		278			278	1 211

Derivative financial instruments		(382)			(382)	(1 234)

Investments at fair value		55			55	79
		(49)			(49)	56
Gains (losses) on other comprehensive income items	10

Employee future benefits			1 710		1 710	(129)

Financial instruments			41		41	(268)

Other			(121)		(121)	122
			1 630		1 630	(275)
Net remeasurement gains (losses)		886	1 630		2 516	(932)

ACCUMULATED REMEASUREMENT GAINS (LOSSES), END OF YEAR		(2 853)	9 711		6 858	4 342

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) The composition of the accumulated remeasurement gains of government enterprises is presented in Note 10.

CONSOLIDATED FINANCIAL STATEMENTS	87

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2026

(millions of dollars)

	Notes	2026	2025

OPERATING ACTIVITIES
Annual operating deficit		(5 502)	(5 175)
Items not affecting cash flow	22	6 021	6 335
Change in assets and liabilities related to operations	22	1 033	(1 333)
Benefits paid for employee future benefits		(8 341)	(8 106)
Cash flow used for operating activities		(6 789)	(8 279)

INVESTMENT ACTIVITIES
Investments made		(9 787)	(5 993)
Investments received		4 508	4 770
Loans made		(1 099)	(1 309)
Loans received		1 072	769
Government enterprises
Equity-related operations		(20)
Loans and advances made		(14 332)	(5 006)
Loans and advances received		14 161	4 846
Dividends received		5 225	5 127
Investments in the Generations Fund		(1 520)	(1 478)
Withdrawals from the Generations Fund		2 500	4 400
Investments in sinking funds relating to borrowings		(2 629)	(2 203)
Withdrawals from sinking funds relating to borrowings		3 610	4 600
Withdrawals from employee future benefits funds		2 861	2 515
Cash flow from investment activities		4 550	11 038

FIXED ASSET INVESTMENT ACTIVITIES
Fixed assets acquired and work in progress		(13 122)	(13 937)
Fixed assets disposed of		95	5
Cash flow used for fixed assets investment activities		(13 027)	(13 932)

FINANCING ACTIVITIES
Debt issued		34 702	40 993
Debt repaid		(17 301)	(24 943)

Cash flow from financing activities		17 401	16 050

Increase in cash and cash equivalents		2 135	4 877

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		19 858	14 981

CASH AND CASH EQUIVALENTS, END OF YEAR		21 993	19 858

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

88	PUBLIC ACCOUNTS 2025-2026

Notes to the consolidated financial statements

▌ 1.  Summary of significant accounting policies

Accounting framework

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies adopted by the Conseil du trésor. The primary source of reference for establishing these policies are the Canadian public sector accounting standards.

Reporting entity

The government's reporting entity encompasses the financial transactions of the National Assembly and persons appointed by the National Assembly, departments and all the bodies, funds and enterprises under the government's control, that is, entities for which the government has the power to direct their financial and administrative policies, such that their activities will provide the government with anticipated benefits or expose it to a risk of loss.

All of the entities in the government's reporting entity over which the government exercises control are listed in Appendix 1. Property held in trust and related activities carried out by government departments and bodies on behalf of the designated beneficiaries mentioned in Appendix 3 are not included in the government's reporting entity, as the property is not owned by the government.

Consolidation methods

The assets, liabilities, revenues and expenditures of entities included in the government's reporting entity, with the exception of government enterprises, are consolidated line by line in the financial statements. Prior to consolidation, the accounts of each entity are harmonized according to the government's accounting policies. Inter-entity transactions and balances as well as unrealized gains and losses relating to transactions on assets and liabilities that remain within the government's reporting entity are eliminated.

Investments in government enterprises

Investments in government enterprises represent a financial asset for the government and, given their commercial orientation, management autonomy and financial self-sufficiency, they are accounted for using the modified equity method.

CONSOLIDATED FINANCIAL STATEMENTS	89

1.  Summary of significant accounting policies (cont'd)

Translation of foreign currency

On the date a foreign currency transaction is entered into, all assets, liabilities and amounts reported in the statement of operations are translated into Canadian dollars at the exchange rate prevailing on that date. At the end of the fiscal year, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate in effect at that date. For certain designated financial instruments, foreign exchange gains and losses are recognized directly to results, and not through the statement of remeasurement gains and losses.

Remeasurement gains and losses

Unrealized gains and losses attributable to financial instruments recognized at fair value and due to changes in foreign exchange rates are presented in consolidated statement of remeasurement gains and losses until the settlement date of the financial instrument. At that date, the accumulated balance of remeasurement gains and losses relating to these instruments is reclassified to results.

Government enterprises recognize some unrealized gains or losses on financial instruments and the gains or losses on future benefits among the other items of comprehensive income, in accordance with IFRS Accounting Standards published by the International Accounting Standards Board (IFRS Accounting Standards). Those other items are not included in the government's results and are recognized in the accumulated remeasurement gains (losses). When these gains or losses on financial instruments are realized, they will be reclassified in revenue from government enterprises and recognized as such in the government's result. Gains and losses on future benefits will never be reclassified among the government's operating results.

90	PUBLIC ACCOUNTS 2025-2026

1.  Summary of significant accounting policies (cont'd)

Significant accounting policies by component

To increase the consolidated financial statements' understandability, significant accounting policies by component are detailed in the following accompanying notes:

Note	Component
4	Revenue
5	Expenditure
6	Financial instruments and risks
7	Cash and cash equivalents
8	Accounts receivable
9	Investments
10	Investments in government enterprises
11	Loans
12	Generations Fund
13	Accounts payable, accrued expenses and other allowances
14	Deferred revenue
15	Asset retirement obligations and environmental liability
16	Employee future benefits
17	Assets and liabilities related to derivative financial instruments
18	Debts
19	Fixed assets
20	Contractual obligations and contractual rights
21	Contingencies

CONSOLIDATED FINANCIAL STATEMENTS	91

1.  Summary of significant accounting policies (cont'd)

Measurement uncertainties

Measurement uncertainty exists when there is a difference between the amount recognized or disclosed in the consolidated financial statements and another reasonably possible amount. Some uncertainties are called "material" when the range of reasonably possible amounts is wide and when the situation could influence decisions made by the users of the consolidated financial statements. The resolution of the uncertainties could have an impact on results in the short or long term.

Other measurement uncertainties are attributable to the estimates made in the course of the government's regular operations. New events, experience acquired or the information available to the government may lead to short-term revision of certain components of the consolidated financial statements.

Moreover, the useful life of fixed assets is estimated based on the period during which they should be of use to the government. The length of some contracts presented in the contractual obligations and contractual rights is also estimated.

Supplementary information regarding measurement uncertainties by component are described in the following additional notes:

Note	Component	Type of uncertainty and timeframe of possible impact on results from operations
21	Contingencies	Significant uncertainties, possible short-term impact
10	Investments in government enterprises	Significant uncertainties, possible long-term impact
15	Asset retirement obligations and environmental liability
16	Employee future benefits
8	Accounts receivable	Uncertainties relating to normal operations, possible short-term impact
9	Investments
11	Loans
13	Accounts payable, accrued expenses and other allowances
14	Deferred revenue
17	Assets and liabilities related to derivative financial instruments

92	PUBLIC ACCOUNTS 2025-2026

1.  Summary of significant accounting policies (cont'd)

Measurement uncertainties (cont'd)

The estimates and assumptions the government uses to recognize or disclose some items in the consolidated financial statements are based on the most reliable data and the most likely assumptions available and require the application of professional judgment.

It is reasonably possible that the amounts will change after the annual revision of the estimates and assumptions. Accounting estimates are revised during the estimate revision period if they concern only that period, or during that revision period and the next ones if they concern several periods.

Upcoming accounting standard

The Public Sector Accounting Board has issued a new accounting standard and a new conceptual framework, which came into effect on April 1, 2026. The government will restate the comparative figures for the fiscal year 2025-2026 in order to meet the presentation requirements of the new standard. The new conceptual framework will apply prospectively.

PS 1202, Financial statement presentation

This standard provides guidance on the presentation of information in financial statements. It replaces PS 1201, Financial statement presentation. The main changes are as follows:

  the consolidated statement of financial position will henceforth aggregate all assets in the same place, in order to show their magnitude. Liabilities will now be presented in two classifications: financial and non-financial. The latter will consist essentially of deferred revenue not settled by existing or future financial assets, such as cash. Also, accumulated deficit will be renamed net liabilities;

  the net debt indicator will be replaced by the net financial liabilities indicator. This indicator will equal the difference between financial liabilities and financial assets, whereas the current calculation of net debt takes into account all liabilities. As such, the consolidated statement of net financial liabilities will replace the consolidated statement of change in net debt;

  a new statement, called the consolidated statement of changes in net liabilities, will present changes from the accumulated operating deficit and remeasurement gains and losses. It will include the information currently presented in the consolidated statement of remeasurement gains and losses.

Conceptual framework

The conceptual framework is a set of interrelated concepts that form the basis of accounting and financial reporting standards. It sets out the nature, function, and limitations of accounting and financial reporting and serves as a basis for developing standards and exercising professional judgment. It replaces PS 1000, Financial statement concepts, and PS 1100, Financial statement objectives.

The application of the new standard and the new conceptual framework will have no impact on the government's results or accumulated deficit.

CONSOLIDATED FINANCIAL STATEMENTS	93

▌ 2.  Compliance with legislative authorizations

The government must be authorized by Parliament to draw money from the Consolidated Revenue Fund, which is comprised of the general fund and special funds. Parliament gives its approval by annually passing laws on appropriations or by adopting specific laws, which authorize departments and budget-funded bodies to make expenditures, capital acquisitions, loans, and investments, and bear other costs out of the general fund. For special funds, the annual expenditure and investment forecasts are approved by Parliament in the context of the adoption of appropriation acts or special acts, in particular when a special fund is established.

In accordance with section 86 of the Financial Administration Act (CQLR, chapter A-6.001), Volume 2 of the public accounts reports on the annual use of legislative authorizations for investments and expenditures for each of the departmental portfolios and special funds.

For the fiscal year ended March 31, 2026, no excess of expenditures, investments and other costs over annual appropriations were recognized. Excesses, corresponding respectively to $2 604 million and $394 million of expenditures and investments of special funds over approved amounts were recognized. Excesses for the 2024-2025 fiscal year were approved as part of the 2026-2027 budget process.

94	PUBLIC ACCOUNTS 2025-2026

▌ 3.  Reclassifications

Reclassification of budget forecasts

Certain budget forecasts have been reclassified to ensure comparability with the presentation of 2025-2026 results.

Reconciliation of forecasts between the 2025-2026 budget and the consolidated financial statements

(millions of dollars)

				Budget after
	Budget	(1)	Reclassifications	reclassifications
REVENUE
Duties, permits and royalties	6 220		167	6 387
Miscellaneous revenue	15 299		(167)	15 132

	21 519		―	21 519

EXPENDITURE
Éducation	23 517		146	23 663
Emploi et Solidarité sociale	5 804		59	5 863
Other portfolios	21 347		(805)	20 542
Reallocation of expenditures during the fiscal year	(600)		600	―

Total	50 068		―	50 068

(1) Data taken from Budget 2025-2026 of the ministère des Finances tabled on March 25, 2025.

Reclassification of comparative financial data

In order to improve comparability, certain 2024-2025 financial data have been reclassified to comply with the 2025-2026 presentation method. Reclassifications are made in the comparative fiscal year when there are changes in the ministerial responsibilities regarding the composition of portfolios.

These adjustments have no bearing on the annual results related to operations, net debt and the accumulated deficit of the comparative fiscal year.

CONSOLIDATED FINANCIAL STATEMENTS	95

▌ 4.  Revenue

Significant accounting policies
Tax revenue (income and property taxes and consumption taxes)

Once the tax measures have been authorized by Parliament, tax revenue is recognized in the following manner:
  personal income tax and contributions dedicated to health services are recognized when the taxpayer earned the income subject to tax. Revenue not collected at the end of the fiscal year and refunds not yet issued are recognized on the basis of estimates established according notably to notices of assessments issued after the end of the fiscal year;

  corporate taxes are recognized at the time the funds are received. Receipts are primarily comprised of instalment payments the companies calculate based on estimates of their taxable earnings. These revenues are adjusted to take amounts in notices of assessment issued before the end of the fiscal year into account. The receivable or refundable amounts resulting from the variation between the estimated taxable income and the income actually earned by the companies during the fiscal year are not recognized because they cannot be accurately estimated;

  revenue from school property taxes is recognized over the period in which such taxes are levied;

  revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.
Tax revenue does not take into account estimates concerning taxes due on unreported revenue within the time prescribed. These amounts are recognized when notices of assessments are issued or following tax check activities or after the filing of tax returns by taxpayers.

Duties, permits, royalties and miscellaneous revenue

Revenues from duties, permits and royalties as well as miscellaneous revenue in respect of which the government has a performance obligation are recorded as soon as the obligation is fulfilled, i.e., at a given time or gradually. The government has a performance obligation when it must provide a service or specific good in exchange for the amount received from an individual or a business. More specifically:
  revenue related to motor vehicles mainly comprise duties from the issuance of registration certificates and drivers' licences. It is recorded when the benefits associated with the fees are transferred to the individual or to the business. Such benefits are transferred at the time of the first of the two following events:
        – the individual or the business has confirmed its decision to renew the fee by paying it, or

        – the fees came into force;
  revenue from natural resource exploitation comprise timber cutting rights, which are recorded as timber is harvested;

  revenue from duties pertaining to greenhouse gas emissions is recognized when units are auctioned;

96	PUBLIC ACCOUNTS 2025-2026

4.  Revenue (cont'd)

Significant accounting policies (cont'd)
  revenues from accommodation and non-insured health services, tuition fees, school childcare services and the provision of policing services in municipalities are recognized as the services are offered by the government. Those from drug insurance premiums are recognized on the duration of the insurance coverage.
Revenues from duties, permits and royalties as well as miscellaneous revenue that do not entail a performance obligation are recognized when the government is empowered to demand or levy them in pursuance of a past event. More specifically:
  revenues from penalties and fines are recognized when the following two conditions are met: 1) a notice is issued; 2) the individual or business recognizes its guilt, the deadline for contesting the decisions has past, or a judgment is handed down;

  revenue from natural resource exploitation mainly comprises the fees payable by holders of water-power on the electricity generated. Such fees are recognized when said electricity is generated.
Income from interest on accounts receivable and loans as well as income from portfolio investments are recognized as they are earned. They cease to be recognized when the recovery of interest or principal is not reasonably assured.

Revenue from donors other than governments is recognized in the year of its donation when such revenue is not designated for a specific purpose. When, on the contrary, such revenue is designated for a specific purpose, it is recognized in revenue according to the conditions of the designation. In the case of donations related to land, the revenue is recognized in the year of acquisition.

Transfers from the federal government

Transfers from the federal government are recognized in revenue for the fiscal year in which they are authorized and in which the eligibility criteria are met, except if the stipulations create an obligation that meets the definition of a liability. In such situations, the transfer is recognized in revenue as the liability is paid.
Measurement uncertainties
The measurement uncertainties that affect revenue are presented in Note 8 on accounts receivable, Note 13 on accounts payable, accrued expenses and other allowances related to income taxes and other taxes refundable and Note 14 on deferred revenue.

CONSOLIDATED FINANCIAL STATEMENTS	97

4.  Revenue (cont'd)

Own-source revenue by source

(millions of dollars)

Fiscal year ended March 31
	2026	2025
Own-source revenue
Income and property taxes
Personal income tax	48 969	45 689
Contributions for health services	9 304	8 852
Corporate taxes	14 599	13 344
School property tax	1 243	1 196
	74 115	69 081
Consumption taxes
Sales(1)	25 930	24 650
Fuel	2 158	2 135
Tobacco	815	853
Alcoholic beverages	573	596
Other	163	143
	29 639	28 377
Duties, permits and royalties
Motor vehicles	2 181	2 055
Natural resources	2 229	1 667
Greenhouse gas emissions	1 123	1 329
Other	1 175	1 140
	6 708	6 191
Miscellaneous revenue
Services rendered
Accommodation and non-insured health services	1 857	1 761
Drug insurance premiums	1 751	1 672
Tuition fees	655	627
School childcare services	544	522
Policing services	455	427
Other	3 870	3 711
	9 132	8 720
Income on accounts receivable and loans	1 566	1 979
Penalties, fines and recoveries	1 563	1 176
Third-party donations	1 186	1 180
Income on investments	1 072	1 218
Other	403	1 979
	14 922	16 252
Revenue from government enterprises
Hydro-Québec	1 818	2 625
Loto-Québec	1 523	1 515
Société des alcools du Québec	1 389	1 401
Investissement Québec	367	11
Other	144	137
	5 241	5 689
Total own-source revenue	130 625	125 590

(1) The solidarity tax credit, worth $1 996M ($1 1944M in 2024-2025), is an abatement, since it is designed to refund certain taxes to low-income households. It is presented as a reduction of consumption tax revenue on sales.

98	PUBLIC ACCOUNTS 2025-2026

4.  Revenue (cont'd)

Federal government transfers revenue

(millions of dollars)

Fiscal year ended March 31
	2026	2025
Federal government transfers
Equalization	13 567	13 316
Health transfers	8 444	8 432
Transfers for post-secondary education and other social programs	1 168	1 350
Other programs
For acquisition or construction of third-party fixed assets	1 574	1 498
For acquisition or construction of government fixed assets	333	269
For other purposes	4 717	5 633
	6 624	7 400

Total federal government transfers	29 803	30 498

Income and property taxes - Additional information on refundable tax credits

In accordance with the applicable tax legislation, refundable tax credits reduce related tax revenue. However, Canadian public sector accounting standards require that these credits be presented in expenditure when they represent transfers funded by the tax system, that is, financial benefits granted to taxpayers other than a reduction of the income or other taxes that the taxpayer would otherwise have had to pay the government.

The refundable tax credits of $11 578 million ($11 130 million in 2024-2025) have been reclassified in transfer expenditures, meaning that revenue derived from income and property taxes amounts to $74 115 million ($69 081 million in 2024-2025).

Income and property taxes - Reclassification of refundable tax credits

(millions of dollars)

Fiscal year ended March 31

	2026			2025

Tax revenue
net of
	refundable	Refundable
	tax credits	tax credits	Total	Total

Income and property taxes
Personal income tax	40 678	8 291	48 969	45 689
Contributions for health services	9 304		9 304	8 852
Corporate taxes	11 312	3 287	14 599	13 344
School property tax	1 243		1 243	1 196

	62 537	11 578	74 115	69 081

CONSOLIDATED FINANCIAL STATEMENTS	99

4.  Revenue (cont'd)

Additional information - Tax-funded transfer expenditures by portfolio

(millions of dollars)

	Fiscal year ended March 31
	2026							2025

	Santé et		Emploi et	Économie,	Culture et
	Services		Solidarité	Innovation	Communi-
	sociaux	Famille	sociale	et Énergie	cations	Other	Total	Total

Income and property taxes
Personal income tax
Refundable tax credits
Family Allowance		3 941					3 941	3 833
Senior assistance	1 710						1 710	1 700
Childcare expenses		965					965	982
Home-support services for seniors	760						760	710
Work premium			330				330	307
Caregivers	243						243	211
Québec education savings incentive						150	150	139
Other	97		42			53	192	177

	2 810	4 906	372	―	―	203	8 291	8 059

Corporate taxes
Refundable tax credits
Film production					631		631	457
Investments				629			629	612
E-business development				600			600	563
Research, development and pre-commercialization				549			549	508
Multimedia titles				432			432	410
Reporting of tips						133	133	123
Other			33	82	70	128	313	398

	―	―	33	2 292	701	261	3 287	3 071

	2 810	4 906	405	2 292	701	464	11 578	11 130
100	PUBLIC ACCOUNTS 2025-2026

▌ 5.  Expenditure

Significant accounting policies
Transfer

Transfer expenditures are recognized in the fiscal year during which they are duly authorized and in which the recipients satisfied the eligibility criteria.

Remuneration and operating

Remuneration and operating expenses are recognized in the fiscal year during which the goods are consumed or the services are delivered.

Debt service

Interest on debt is recorded using the effective interest rate method. Expenditure and revenue on assets and liabilities related to derivative financial instruments is recorded when it is incurred. Losses and revenue on investments and cash equivalents are recognized when realized.

Interest on employee future benefits is established by the application of the discount rate for the obligation of each plan or program to the average value of the attendant obligation. Investment income from employee future benefit funds is obtained by applying the forecast rate of return provided for in the actuarial valuations of the obligations of each pension plan or employee future benefit program to the average balance of the fund in question.
Measurement uncertainties
Measurement uncertainties that affect expenditures are presented in Note 8 on accounts receivable, Note 9 on investments, Note 11 on loans, Note 13 on accounts payable, accrued expenses and other allowances, Note 15 on asset retirement obligations and environmental liability, Note 16 on employee future benefits and Note 21 on contingencies.

CONSOLIDATED FINANCIAL STATEMENTS	101

5.  Expenditure (cont'd)

Expenditure by supercategory

(millions of dollars)

Fiscal year ended March 31

	2026	2025

Portfolio expenditure
Transfer
Third-party fixed assets(1)	8 805	7 577
Financial support	39 904	38 948
	48 709	46 525
Remuneration	72 131	71 000
Operating(2)	33 144	31 683
Doubtful accounts, other allowances and losses	1 798	2 086
Sub-total	155 782	151 294
Debt service	10 148	9 969
Total expenditure	165 930	161 263

(1) Transfers to subsidize the acquisition, construction, development, or improvement of fixed assets include an amount of $265M ($266M in 2024-2025) as a transfer for interest to subsidize the cost of capital funding.

(2) Operating expenditure includes equipment and procurement (for example, drugs and medical and surgical supplies), professional fees, services to individuals in long-term care centres, maintenance and repairs, transportation services, advertising and communication services, as well as depreciation of fixed assets (Note 19).

102	PUBLIC ACCOUNTS 2025-2026

5.  Expenditure (cont'd)

Debt service

(millions of dollars)

	Fiscal year ended March 31

	2026	2025
Debts
Interest on debts(1)	11 316	11 575
Expenditure on assets and liabilities related to derivative financial instruments	2 518	3 509
Losses on investments of the sinking funds relating to borrowings	408	598
	14 242	15 682

Revenue on assets and liabilities related to derivative financial instruments	(2 298)	(3 674)
Revenue on investments of the sinking funds relating to borrowings(1)	(802)	(1 246)
Revenue on cash equivalents and on investments related to debt management(1)	(551)	(926)
	(3 651)	(5 846)
	10 591	9 836
Employee future benefits
Interest on obligations relating to accrued benefits	8 619	8 348
Investment income from funds for future benefits	(9 062)	(8 215)
	(443)	133

	10 148	9 969

(1) Since the government holds a portion of its own securities, interest expense on debt of $525M ($642M in 2024-2025) has been offset against revenue, namely $345M ($406M in 2024-2025) on investments from sinking funds relating to borrowings, $104M ($128M in 2024-2025) on cash equivalents and investments related to debt management, as well as $76M ($108M in 20242025) on investment income shown in miscellaneous revenue in Note 4.

CONSOLIDATED FINANCIAL STATEMENTS	103

▌ 6.  Financial instruments and risks

A financial instrument is a contract that is a financial asset to one party, such as investments, loans and assets related to derivative financial instruments, and a financial liability or equity instrument to the other party, such as debts and liabilities related to derivative financial instruments.

Significant accounting policies
Classification and recognition of financial instruments

On initial recognition, financial instruments are classified as either financial instruments recognized at cost or at amortized cost, or as financial instruments recognized at fair value.

Financial instruments recognized at cost or at amortized cost

After initial recognition, the government measures financial assets and liabilities at amortized cost, taking into account the following adjustments:

  repayments or receipts;

  accumulated depreciation calculated using the effective interest method. For the purposes of calculating the effective interest rate, transaction costs, discounts and premiums are included in the cash flows considered;

  reduction for impairment or uncollectibility, directly or through the use of an allowance account.

Cash and cash equivalents, accounts receivable,[17] investments other than those made up of equity instruments quoted in an active market, loans, the Generations Fund, sinking funds relating to borrowings and sums receivable from counterparties included in assets related to derivative financial instruments are classified as financial assets recognized at cost or at amortized cost.

Accounts payable, accrued expenses and other allowances,[18] sums payable to counterparties included in derivative financial instrument liabilities, and debts are classified as liabilities at cost or at amortized cost.

Financial instruments recognized at fair value

Investments in equity instruments quoted in an active market, and assets and liabilities associated with derivative financial instruments, other than sums receivable from (payable to) counterparties, are classified as financial instruments recognized at fair value.

Transaction costs

Transaction costs relating to financial instruments recognized at fair value are recognized in expenses at the transaction date, while those relating to financial instruments recognized at cost or at amortized cost are added to their book value.

___________________________________________

1 Excluding income tax and taxes receivable and certain receivables stemming from the categories of duties, permits and royalties as well as miscellaneous revenues that are not financial instruments.

2 Excluding income taxes and other taxes refundable, accrued remuneration-related compensation benefits, advances from trust funds and clearing accounts for collected taxes that are not financial instruments.

104	PUBLIC ACCOUNTS 2025-2026

6.  Financial instruments and risks (cont'd)

Significant accounting policies (cont'd)
Offsetting of financial instruments

Treasury securities

In the course of its operations, the government may repurchase its own debt securities on the financial markets without cancelling, extinguishing or discharging the corresponding debts. These securities constitute assets for the government, and the corresponding debts are offset in the consolidated statement of financial position. Interest income and expense relating to these shares and debts are also presented net in the consolidated statement of operations and accumulated operating deficit.

Other offset financial assets and financial liabilities

A financial asset and a financial liability are offset and the net balance presented in the consolidated statement of financial position only if the following conditions are met:

  there is a legally enforceable right of offset of the recognized amounts;

  the government intends to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CONSOLIDATED FINANCIAL STATEMENTS	105

6.  Financial instruments and risks (cont'd)

In the normal course of operations, the government is exposed to various types of risk, such as credit risk, liquidity risk and market risk. Control and management policies and procedures are in place to manage these risks and reduce their potential impact.

Note	Component of the consolidated financial statements	Significant risk exposure
		Credit risk	Liquidity risk	Market risk
				Currency	Interest rate	Price
7	Cash and cash equivalents
8	Accounts receivable
9	Investments
11	Loans
12	Generations Fund
13	Accounts payable, accrued expenses and other allowances
17	Assets related to derivative financial instruments
17	Liabilities related to derivative financial instruments
18	Debts
18	Sinking funds relating to borrowings

Credit risk

Credit risk is the risk that the counterparty to a financial instrument will fail to meet an obligation and cause the government to incur a financial loss.

All financial instruments recognized as financial assets expose the government to credit risk, with the exception of investments in equity instruments.

At fiscal year-end, the government's maximum exposure to credit risk corresponds to the book value of financial assets which are financial instruments, without taking into account guarantees held or any other credit enhancements. The government is also exposed to credit risk associated with guarantees totalling $16 407 million ($17 181 million as at March 31, 2025) granted on financing initiatives, net of the allowance for losses on guaranteed financing initiatives (Note 13), as well as on loan pledges (Note 20).

106	PUBLIC ACCOUNTS 2025-2026

6.  Financial instruments and risks (cont'd)

Liquidity risk

Liquidity risk is the risk that the government will encounter difficulties in meeting its financial liabilities.

Schedule of undiscounted contractual cash flows

(millions of dollars)

	As at March 31

	2026						2025

	Maturing on March 31(1)

			2028 and	2030 and	2032 and
	2027		2029	2031	thereafter	Total	Total

Liabilities arising from transfers(2)
Grants to be paid at the rate of repayment of the loans contracted by the recipients	923		1 508	1 336	4 586	8 353	8 677

Other grants to be paid	7 343		2 034	590	48	10 015	10 952

Debts contracted on financial markets	52 007		43 823	62 206	299 696	457 732	438 707
Debts arising from agreements and contracts	460		913	912	7 236	9 521	9 831
Assets and liabilities related to derivative financial instruments(3)
Contractual cash flows payable	20 320		24 705	35 672	64 854	145 551	143 615
Contractual cash flows receivable	(19 502)		(24 528)	(35 897)	(68 043)	(147 970)	(145 606)

	818		177	(225)	(3 189)	(2 419)	(1 991)

	61 551	(4)	48 455	64 819	308 377	483 202	466 176

(1) Amounts shown include interest and amounts related to debt whose securities are held in treasury.

(2) With the exception of these liabilities, most accounts payable, accrued expenses and other allowances are due in the short term and settled in the following fiscal year.

(3) Assets and liabilities related to derivative financial instruments are closely linked since the government uses them to manage risks related to debts contracted on the financial markets.

(4) In addition to this amount, cash flows related to liabilities in the sinking funds relating to borrowings totalling $11 402M will be paid in fiscal 2026-2027.

CONSOLIDATED FINANCIAL STATEMENTS	107

6.  Financial instruments and risks (cont'd)

Overall liquidity risk management

To meet its financial requirements arising from its operations and investment activities, as well as those related to repayments of borrowings that are maturing, the government has provided itself with an annual financing and debt management program based on Canadian and international financial markets.

Day-to-day cash management is based on regularly updated cash forecasts and enables the government to manage the desynchronization of cash inflows and outflows. This liquidity management relies on various tools, such as short-term borrowing programs, credit facilities and sound management of cash and short-term investments.

In addition, the government has set up sinking funds relating to borrowings (Note 18) to provide for the repayment of debts contracted on financial markets, in accordance with the Financial Administration Act (CQLR, chapter A-6.001). The government makes annual contributions to these funds.

The government has also created the Generations Fund (Note 12), whose purpose is to reduce the government's debt. The government makes annual payments, which are deposited with the Caisse de dépôt et placement du Québec in accordance with the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1). The government may withdraw sums to repay the debt.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market conditions. Market risk includes currency risk, interest rate risk and price risk. The government is exposed to all of these risks.

108	PUBLIC ACCOUNTS 2025-2026

6.  Financial instruments and risks (cont'd)

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Exposure to currency risk

(millions of dollars)

	As at March 31

	2026				2025

	Equivalent in Canadian dollars

			Other
	US dollars	Euros	currencies (1)	Total	Total

Sinking funds relating to borrowings(2)	2 144			2 144	2 482
Assets and liabilities related to derivative financial instruments	35 511	32 281	8 721	76 513	71 843
Debts(2)	(35 173)	(32 368)	(8 703)	(76 244)	(71 650)

Net exposure	2 482	(87)	18	2 413	2 675

(1) Other currencies include the Australian dollar, pound sterling, Swiss franc, yen, Swedish krona and New Zealand dollar.

(2) Amounts shown include treasury securities.

Overall currency risk management

The government uses derivative financial instruments to manage currency risk in order to approach the absence of exposure on currency debts.

However, in the context of the management of sinking funds relating to borrowings and in accordance with the investment policy, the government is investing in securities denominated in foreign currencies, which exposes it to fluctuating exchange rates on a small portion of its assets.

As at March 31, 2026, a 10% rise or fall in the Canadian dollar against the US dollar would have had an impact of nearly $220 million on the government's operating results ($250 million as at March 31, 2025). For the other currencies, such a change would have had a negligible impact on the government's operating results.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

CONSOLIDATED FINANCIAL STATEMENTS	109

6.  Financial instruments and risks (cont'd)

Exposure to interest rate risk

(millions of dollars)

As at March 31

	2026	2025

Cash and cash equivalents(1)	21 993	19 858
Investments(1)	2 785	3 087
Loans	1 172	1 215
Generations Fund	761	1 482
Sinking funds relating to borrowings(1)	18 282	14 989
Assets and liabilities related to derivative financial instruments	(26 444)	(16 364)
Debts(1)	(35 649)	(37 159)

Net exposure	(17 100)	(12 892)

(1) Amounts shown include treasury securities.

Overall interest rate risk management

The government relies on several strategies to manage interest rate risk, including the use of derivative financial instruments. Moreover, investments in sinking funds relating to borrowings exposed to the interest rate risk are contributing to reducing the exposure to such risk of financial liabilities.

As at March 31, 2026, a 1% rise or fall in interest rates would have had an impact of nearly $170 million on the government's operating results ($115 million as at March 31, 2025).

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices other than those arising from interest rate risk or currency risk, whether those changes are caused by factors specific to the individual instrument or its issuer, or by factors affecting all similar financial instruments traded in the market.

At fiscal year-end, the components of the consolidated financial statements with exposure to price risk are limited to investments in equity instruments quoted in an active market, with a book value of $504 million ($440 million as at March 31, 2025).

As at March 31, 2026 and 2025, a 10% rise or fall in stock market prices would have had a negligible impact on the government's operating results.

Among the financial instruments recognized at cost or at amortized cost, investments in equity instruments not quoted in an active market or in the form of participation deposits in a particular fund of the Caisse de dépôt et placement du Québec are not exposed to price risk. Although their fair value may fluctuate due to changes in market prices, they affect the government's consolidated financial statements only when they are disposed of, or in the event of an other-than-temporary decline in value.

110	PUBLIC ACCOUNTS 2025-2026

▌ 7.  Cash and cash equivalents

Significant accounting policy
Cash and cash equivalents are comprised of cash and investments which are held for the purpose of meeting short-term cash commitments. These investments, highly liquid, are easily convertible into a known amount of cash and unlikely to change significantly in value.

Cash and cash equivalents

(millions of dollars)

As at March 31

	2026	2025

Cash(1)	8 413	6 979
Cash equivalents(2)	13 580	12 879

	21 993	19 858

(1) Cash is shown net of a $530M ($799M as at March 31, 2025) bank overdraft arising from outstanding cheques.

(2) The government held $305M ($76M as at March 31, 2025) of its own securities in cash equivalents. These securities are offset against the corresponding debt.

Credit risk management

The credit risk associated with cash and cash equivalents is low. The government has adopted a management framework that limits the risks associated with its investments, including cash equivalents. This framework sets out criteria such as the minimum credit rating required for the selection of authorized issuers, that are mainly financial institutions and governments.

Interest rate risk management

Some cash equivalents bear interest. However, the interest rate risk associated with these transactions is limited, since the maturities of these securities are very short and the government may use derivative financial instruments, in accordance with its management policies.

CONSOLIDATED FINANCIAL STATEMENTS	111

▌ 8.  Accounts receivable

Significant accounting policies
Income taxes and other taxes receivable are recognized at realizable value, that is, an amount equivalent to what the government expects to receive. These accounts receivable are subsequently brought down to the net recoverable value by means of an allowance for doubtful accounts.

Revenue from personal income tax, contributions for health services and consumption taxes uncollected at the end of the fiscal year are recognized as income taxes and other taxes receivable; the amounts are estimated based on the transactions carried out after the end of the fiscal year.

Revenue from corporate taxes uncollected at the end of the fiscal year is recognized as taxes receivable; the amounts are based on notices of assessment issued before the end of the fiscal year.

Other accounts receivable are recognized at cost or amortized cost. The annual change in the allowance for doubtful accounts is recognized as an expense.
Measurement uncertainties
Initial assessment of income taxes and other taxes receivable

Income taxes and other taxes receivable stemming from notices of assessment issued after tax checks and contested taxpayer notices are based on estimates that may be hard to measure. The initial evaluation of the amounts the government expects to collect with regard to such notices is based on the settlement rates of similar files in the past. Adjustments resulting from new information obtained after checks or court rulings are recognized in the fiscal year when they become known.

Estimate of allowances for doubtful accounts

The allowance for doubtful accounts relating to taxes receivable is uncertain due to the fact that it is estimated on the basis of a statistical sample of accounts receivable representative of the population as a whole. The accounts receivable's potential recoverable amount in the sample is determined primarily by considering the financial position of taxpayers.

The allowance for doubtful accounts relating to duties, permits and royalties as well as miscellaneous revenue is uncertain because it is estimated using statistical samples or evaluations of the credit risk of accounts receivable.

Federal government transfers

Transfers from the federal government receivable for cost-sharing programs to provide financial assistance to third parties are subject to measurement uncertainty due to possible discrepancies between the estimate of eligible expenditures made by third parties and the work actually performed.

112	PUBLIC ACCOUNTS 2025-2026

8.  Accounts receivable (cont'd)

Details of accounts receivable

(millions of dollars)

As at March 31

	2026	2025

Income taxes and other taxes receivable
Income and property taxes	13 548	12 520
Consumption taxes	6 535	6 291
Allowance for doubtful accounts	(2 362)	(2 064)
	17 721	16 747

Duties, permits, royalties and miscellaneous revenue
Duties, permits and royalties	773	734
Miscellaneous revenue	7 990	9 401
Allowance for doubtful accounts	(1 317)	(1 195)
	7 446	8 940

Other
Revenue from government enterprises - Dividends	273	272
Federal government transfers	3 587	3 847
	3 860	4 119

	29 027	29 806

The government is exposed to credit risk arising from the inability of certain receivables to settle their obligations, which could result in a financial loss for the government.

Managing credit risk associated with tax receivables

The credit risk associated with tax receivables is low. On the one hand, amounts receivable, totalling $20 083 million ($18 811 million as at March 31, 2025) were mainly received in the first months of fiscal 2026-2027. On the other hand, in order to reduce the credit risk associated with unreceived tax receivables, the government uses a legal offsetting mechanism before making a refund to a creditor. Moreover, it recognizes receivables at their net recoverable value through an allowance for doubtful accounts. In the government's opinion, the allowance of $2 362 million ($2 064 million as at March 31, 2025) constitutes an adequate estimate of the credit risk.

CONSOLIDATED FINANCIAL STATEMENTS	113

8.  Accounts receivable (cont'd)

Credit risk management associated with duties, permits, royalties and miscellaneous revenue

The government is exposed to credit risk in respect of these receivables. To protect itself against this risk, the government has established control and management policies and procedures. These policies and procedures include provisions relating to credit risk assessment, acceptable risk levels, periodic monitoring and collection measures, and the assessment of the allowance for doubtful accounts. The government periodically assesses the practices in place and, if necessary, adjusts them based on the observations and results obtained.

The vast majority of these debtors are not in arrears, mainly because they comply with the credit terms granted by the government. The credit quality of other accounts receivable that are neither past due nor impaired is deemed adequate.

Credit risk - Duties, permits, royalties and miscellaneous revenue

(millions of dollars)

	As at March 31, 2026

	2026			2025

	Duties,	Miscel-
	permits and	laneous
	royalties	revenue	Total	Total

Debtors not in arrears	615	5 757	6 372	7 769
Debtors in arrears (aged balance)
Less than 1 month	20	2	22	52
1 month to less than 3 months	9	244	253	261
3 months to less than 12 months	28	423	451	445
12 months and more	101	1 564	1 665	1 608

	158	2 233	2 391	2 366

Allowance for doubtful accounts			(1 317)	(1 195)

	773	7 990	7 446	8 940

114	PUBLIC ACCOUNTS 2025-2026

8.  Accounts receivable (cont'd)

Management of credit risk associated with other debtors

The government has no credit risk on amounts receivable from the federal government and Québec government enterprises.

Plan of arrangement with tobacco companies

In March 2025, the Ontario Superior Court approved a plan of arrangement regarding the actions brought by Canadian provinces and territories against three large tobacco companies. This plan had been proposed in October 2024 under the Companies' Creditors Arrangement Act (R.S.C. 1985, chapter C-36) and approved in December 2024 by all creditors, including the government.

The total amount of the plan is $32.5 billion, including $24.7 billion for the benefit of Canadian provinces and territories. Québec's share is $6.6 billion. The total amount is payable by a lump sum payment of $1.7 million recorded in 2024-2025, followed by annual payments. These payments are calculated based on the net annual profits after tax of tobacco companies in Canada, which exclude activities related to alternative products, notably vaping products.

There is significant uncertainty with regard to the amount Québec will receive, as it depends on the sales level of tobacco products, which will be affected by trends in the economy, regulations, and consumption habits. The level of net profits from tobacco products cannot be reasonably estimated. Therefore, the government records annually the share of revenue to which it is entitled.

CONSOLIDATED FINANCIAL STATEMENTS	115

▌ 9.  Investments

Significant accounting policies
Investments are recognized at cost or amortized cost, with the exception of investments in equity instruments quoted on an active market, which are recognized at fair value.

When investments have significant concessionary terms, that is, if there is a significant difference between their nominal value and their present value using the weighted average rate for government's debt, the investments are recognized at their present value when they take effect. This difference constitutes a grant component, which is recognized as a transfer expenditure. Subsequently, investment income is recognized and added to the book value of the investment until their maturity date, using the effective interest method.

When an investment experiences a loss in value that is other than a temporary decline, its book value is reduced to reflect the decline in value. Any reduction in the book value of an investment recognized at cost or amortized cost is recognized as an expense and cannot be reversed. Where applicable, the subsequent recovery of a written-off investment is recognized in income. When the book value of an investment recognized at fair value has been reduced to reflect an other-than-temporary decline in value, the accumulated balance of unrealized losses recognized under remeasurement gains and losses is reclassified to results.
Measurement uncertainty
Investments in equity instruments in the form of shares and equity are subject to measurement uncertainty because assumptions are used to estimate their recoverable value. The factors the government relies on for determining whether there is a loss in value that is other than a temporary decline in these investments include their length and how sharply the fair value declined compared to cost. For investments in private equity instruments, the government estimates the recoverable value with the help of experts and approaches based on models that take into account current economic conditions, the financial situation and the profitability outlook for each issuing entity.

116	PUBLIC ACCOUNTS 2025-2026

9.  Investments (cont'd)

Investments by nature of securities held by maturity at acquisition

(millions of dollars)

	As at March 31

	2026				2025

	3 to 12	More than	No
	months	12 months	maturity	Total	Total

Recorded at cost or at amortized cost

Equity instruments not quoted in an active market			5 382	5 382	4 013
Participation deposits(1)			2 408	2 408	2 232
Notes(2)	1 993			1 993	1 847
Bonds(2),(3)
Municipalities and municipal bodies		1 210		1 210	1 015
Federal and provincial governments		63		63	140
Enterprises	81	96		177	68
Other		1		1	2
Other	720	34		754	457
	2 794	1 404	7 790	11 988	9 774
Recorded at fair value

Equity instruments quoted in an active market(4)			504	504	440

	2 794	1 404	8 294	12 492	10 214

(1) The government holds participation units in specific funds entrusted to the Caisse de dépôt et placement du Québec.

(2) The quoted market value of marketable securities in active markets was $3 454M ($3 127M as at March 31, 2025) and their book value was $3 444M ($3 096M as at March 31, 2025).

(3) The government holds $2 976M of its own securities in bonds ($4 089M as at March 31, 2025 in bonds and Treasury bills), of which $1 099M was pledged as guarantee for a debt that was repaid on April 1, 2026. These securities are offset against the corresponding debts.

(4) Fair value measurements for these financial instruments are based on level 1 of the fair values hierarchy, that is, on observable prices (unadjusted) in active markets available at the measurement date for identical assets.

Policies governing investment activities

The government has established policies governing long-term investment activities. These investment policies aim to optimize investment returns while maintaining the degree of risk at a level deemed appropriate by the government.

CONSOLIDATED FINANCIAL STATEMENTS	117

9.  Investments (cont'd)

Investment deposits

Investment deposits are held in six specific funds of the Caisse de dépôt et placement du Québec (the Caisse). For each of these funds, an investment policy has been established based on a number of factors, including 10-year return forecasts, the long-term target allocation of asset classes that make up the benchmark portfolio and the permitted deviations from the target portfolio. These policies also take into account positions taken in derivative financial instruments and determine the level of exposure to market risk.

The Caisse manages all market risks on an integrated basis for all specialized portfolios. The main elements contributing to risk, such as industry sectors, geographic regions and issuers, are taken into account.

Credit risk management

All investments expose the government to credit risk, with the exception of investments in equity instruments.

With regard to investment deposits with the Caisse, the credit risk is managed by setting investment policies so as to reduce the exposure to risk to a level that the government deems acceptable. Furthermore, credit risk analyses are carried out globally by the Caisse for all the portfolios it manages. Since the net assets of the government's special funds are invested in underlying portfolios, the funds are indirectly exposed to credit risk. The Caisse's exposure is described in detail in its own financial statements.

Moreover, all transactions relating to financial instruments held directly by the specific funds are conducted with the Caisse, which benefits from an AAA credit rating. With regard to other investments, credit risk is considered low, since counterparties enjoy high credit ratings from rating agencies and funds are safely invested in authorized investments, in accordance with the Financial Administration Act (CQLR, chapter A-6.001) and the Regulation respecting investments made by a body (CQLR, chapter A-6.001, r. 8).

Price risk

The government is exposed to price risk with respect to equity instruments quoted in an active market, whose fair value fluctuates due to changes in stock market prices. As a result, a decline in stock market prices could generate unrealized losses in the consolidated statement of remeasurement gains and losses or, if such a reduction indicates a permanent decline in value, losses in the consolidated statement of operations and accumulated operating deficit.

118	PUBLIC ACCOUNTS 2025-2026

▌ 10.  Investment in government enterprises

Significant accounting policies
Investment in government enterprises is recognized using the modified equity method based on the government's proportionate share of each enterprise.

According to this method, which does not require that accounting policies be harmonized with those of the government, investments are accounted for at cost. Every year, the cost is adjusted based on the government's share in the results of these enterprises, the counterpart being recognized in income. Cost is also adjusted based on the government's share of other comprehensive income items of the enterprises, with an offsetting entry in accumulated remeasurement gains and losses. The value of the investments is reduced by declared dividends and adjusted by the amount of the elimination of unrealized inter-entity gains and losses pertaining to assets and liabilities that remain within the government's reporting entity

The financial information from government enterprises is based on the IFRS Accounting Standards, except for information from Hydro-Québec, which is based on generally accepted accounting principles (GAAP) in the United States. Adjustments are made to Hydro-Québec's financial information to bring it in line with the IFRS Accounting Standards; such adjustments mainly concern employee future benefits, financial instruments and asset retirement obligations.
Material measurement uncertainty
Investments in government enterprises are subject to uncertainty related to the measure stemming from the use of assumptions in the evaluation of the assets and liabilities pertaining to pension plans and other employee future benefits of Hydro-Québec.

Changes to the assumptions used could engender significant changes in the valuation of participations in government enterprises and remeasurement gains or losses.

CONSOLIDATED FINANCIAL STATEMENTS	119

10.  Investment in government enterprises (cont'd)

Financial information on government enterprises

(millions of dollars)

	As at March 31
	2026										2025
						Investis-		Société
						sem ent	Loto-	des alcools
	Hydro-Québec					Québec	Québec	du Québec	Other	Total	Total
				(IFRS Accounting
	(US GAAP)			Standards)
			Adjustments	Adjustments
			for the	- IFRS
	December 31,		three-month	Accounting	March 31,
	2025		periods	Standards	2026
STATEMENT OF OPERATIONS
Revenue	17 999		10	(118)	17 891	1 607	3 098	4 167	984	27 747	26 557
Expenditure	15 093		216	762	16 071	1 237	1 572	2 778	838	22 496	20 859
Annual surplus	2 906		(206)	(880)	1 820	370	1 526	1 389	146	5 251	5 698
Consolidation adjustments					(2)	(3)	(3)		(2)	(10)	(9)
Revenue from government enterprises					1 818	367	1 523	1 389	144	5 241	5 689
Other comprehensive income items	727		(196)	1 067	1 598	20	21	(1)	(8)	1 630	(275)

STATEMENT OF FINANCIAL POSITION
Fixed assets	83 935		762	2 284	86 981	302	947	427	674	89 331	84 243
Other assets	24 098		4 080	(1 205)	26 973	8 680	505	802	590	37 550	34 276
Total assets	108 033		4 842	1 079	113 954	8 982	1 452	1 229	1 264	126 881	118 519
Debts and advances	65 551		5 630	140	71 321	3 393	699	265	58	75 736	70 462
Other liabilities	12 322		(2 445)	1 074	10 951(1)	496	402	933	533	13 315	11 897
Total liabilities	77 873		3 185	1 214	82 272	3 889	1 101	1 198	591	89 051	82 359
Accumulated other comprehensive income items	1 484		(153)	8 082	9 413	7	265	(14)	(17)	9 654	8 058
Other shareholders' equity items	28 676		1 810	(8 217)	22 269	5 086	86	45	690	28 176	28 102
Total shareholders' equity	30 160		1 657	(135)	31 682	5 093	351	31	673	37 830	36 160
Consolidation adjustments					12	15			22	49	56
Equity value (modified method)					31 694	5 108	351	31	695	37 879	36 216
Loans						2 370	667		23	3 060	2 889
Investment in government enterprises					31 694	7 478	1 018	31	718	40 939	39 105
Dividends and other contributions paid	2 180		40		2 220	―	1 526	1 389	132	5 267	5 034
Main contractual obligations	106 547					1 902	118	―	44	108 611	105 246
Main contingent liabilities	6 200	(2)				404	―	4	―	6 608	6 588

(1) The government granted a financial guarantee of $685M ($685M as at March 31, 2025) for the Gentilly-2 nuclear generating station. In order to finance the costs related to long-term nuclear fuel waste management, Hydro-Québec set up a trust of $200M ($192M as at March 31, 2025).

(2) This sum is pertaining to two lawsuits for damages and interest filed by Innu Nation inc. and Innus de Uashat mak Mani-utenam, including an amount of $4B relating to an action brought by Innu Nation inc. On June 4, 2025, Hydro-Québec and Innu Nation inc. reached an agreement in principle under which the parties have undertaken to settle the dispute between them. The agreement has not yet been ratified, but collaboration is continuing in order to set out the foundations and principles for a new relationship. Joint lawsuits have also been instituted against Hydro-Québec and the government. Those lawsuits are disclosed in Note 21 on contingencies.

120	PUBLIC ACCOUNTS 2025-2026

10.  Investment in government enterprises (cont'd)

Accumulated other comprehensive income items of government enterprises

(millions of dollars)

	Fiscal year ended March 31

	2026				2025

		Unrealized
	Gains (losses)	gains (losses)
	on employee	on financial
	future benefits	instruments	Other	Total	Total

Accumulated remeasurement gains, beginning of year
Hydro-Québec	7 220	361	234	7 815	8 137
Other	253	(21)	34	266	219
	7 473	340	268	8 081	8 356

Other comprehensive income items
Hydro-Québec	1 655	50	(107)	1 598	(322)
Other	55	(9)	(14)	32	47
	1 710	41	(121)	1 630	(275)

Accumulated remeasurement gains, end of year
Hydro-Québec	8 875	411	127	9 413	7 815
Other	308	(30)	20	298	266
	9 183	381	147	9 711	8 081

Accumulated items reclassified in in other shareholders' equity items
Other	(57)			(57)	(23)

Accumulated other comprehensive income items
Hydro-Québec	8 875	411	127	9 413	7 815
Other	251	(30)	20	241	243
	9 126	381	147	9 654	8 058

CONSOLIDATED FINANCIAL STATEMENTS	121

10.  Investment in government enterprises (cont'd)

Inter-entity operations and operations with third-parties not included in the reporting entity

(millions of dollars)

As at March 31

	2026			2025

		Third parties			Third parties
		not included in			not included in
	Inter-	the reporting		Inter-	the reporting
	entities	entity	Total	entities	entity	Total

STATEMENT OF OPERATIONS
Revenue	1 259	26 488	27 747	1 122	25 435	26 557
Expenditure	1 900	20 596	22 496	1 847	19 012	20 859
Annual surplus (deficit)	(641)	5 892	5 251	(725)	6 423	5 698

STATEMENT OF FINANCIAL POSITION
Fixed assets		89 331	89 331		84 243	84 243
Other assets	1 664	35 886	37 550	2 239	32 037	34 276
Total assets	1 664	125 217	126 881	2 239	116 280	118 519
Debts and advances	3 097	72 639	75 736	2 926	67 536	70 462
Other liabilities	832	12 483	13 315	841	11 056	11 897
Total liabilities	3 929	85 122	89 051	3 767	78 592	82 359

Loans granted to government enterprises	3 060			2 889

Dividends and other contributions paid	5 267			5 034

122	PUBLIC ACCOUNTS 2025-2026

10.  Investment in government enterprises (cont'd)

Repayment schedule for debts and advances contracted with third parties and with the government

(millions of dollars)

						2032 and
	2027	2028	2029	2030	2031	thereafter	Total

Hydro-Québec
Third parties not included in the reporting entity	3 329	86	2 532	3 456	1 686	60 233	71 322

Investissement Québec
Third parties not included in the reporting entity	415	347	236	7	8	39	1 052
Government	1 139	574	319	203	152	37	2 424
	1 554	921	555	210	160	76	3 476
Loto-Québec
Third parties not included in the reporting entity	11	6	5	3	3	10	38
Government	376	27	24	23	24	194	668
	387	33	29	26	27	204	706

Société des alcools du Québec
Third parties not included in the reporting entity	55	48	42	37	31	73	286

Other
Third parties not included in the reporting entity	5	6	6	5	4	8	34
Government	9	5	1	1	1	7	24
	14	11	7	6	5	15	58

Total debt and advances
Third parties not included in the reporting entity	3 815	493	2 821	3 508	1 732	60 363	72 732
Government	1 524	606	344	227	177	238	3 116
	5 339	1 099	3 165	3 735	1 909	60 601	75 848

Note: The government guarantees borrowings contracted by Hydro-Québec and Investissement Québec in different currencies. The net value of these guaranteed borrowings stood at $66 117M ($61 104M as at March 31, 2025) for Hydro-Québec and at $904M ($1 502M as at March 31, 2025) for Investissement Québec.

CONSOLIDATED FINANCIAL STATEMENTS	123

▌ 11.  Loans

Significant accounting policies
Loans are recognized at cost.

When loans have significant concessionary terms, that is, there is a significant difference between their nominal value and their present value using the weighted average rate for government's debt, the loans are recognized at their present value when they take effect. This difference constitutes a grant component, which is recognized as a transfer expenditure. Subsequently, interest income is recognized and added to the book value of the loan until its maturity date, using the effective interest method.

When a direct link can be established between government transfers and the repayment of a loan, the latter is recognized as a transfer expenditure.

When the facts or circumstances point to the risk of a loss, a valuation allowance is recognized as a reduction in loans in order to reflect their net recoverable value. The annual change in this allowance is recognized as an expenditure and, where applicable, the subsequent recovery of a written-off loan is recognized in income.
Measurement uncertainty
Loans are subject to measurement uncertainty because estimates and assumptions are used to determine the valuation allowance and the net recovery value of the loans. The valuation allowance estimate is revised regularly and adjusted to take several factors into account, including the rate of past losses, sector risks and the borrower's financial situation.

Loans granted and weighted average rate by category of borrower

		As at March 31

		2026			2025

	Weighted
	average		Valuation	Net book		Valuation	Net book
	rate	Cost	allowances	value	Cost	allowances	value
	%	$million	$million	$million	$million	$million	$million

Enterprises(1),(2)	1.85	5 607	(1 060)	4 547	6 117	(1 661)	4 456
Housing authorities	3.31	1 020		1 020	1 030		1 030
Municipalities and municipal bodies	2.21	785	(67)	718	946	(107)	839
Students	5.22	658	(259)	399	602	(238)	364
Other	2.92	236	(5)	231	361	(5)	356

	2.36	8 306	(1 391)	6 915	9 056	(2 011)	7 045

(1) Loans with repayment clauses based on royalties are included in the loans to enterprises. The conditions associated with these loans are such that the entire amount advanced is similar to a subsidy. Therefore, these loans have a zero value.

(2) Loans to enterprises include loans at the cost of US$54M (US$291M as at March 31, 2025), whose equivalent value is CAN$73M (CAN$417M as at March 31, 2025), and loans at the cost of €112M (€128M as at March 31, 2025) whose equivalent value is CAN$181M (CAN$199M as at March 31, 2025).

124	PUBLIC ACCOUNTS 2025-2026

11.  Loans (cont'd)

Schedule of loan payments receivable by category of borrower

(millions of dollars)

			Municipalities
Maturing on		Housing	and municipal
March 31	Enterprises	authorities	bodies	Students	Other	Total
2027	1 155	55	171	48	83	1 512
2028	901	56	46	48	6	1 057
2029	615	56	48	48	7	774
2030	594	58	170	48	7	877
2031	491	56	68	48	7	670
	3 756	281	503	240	110	4 890
2032-2036	1 475	243	144	240	42	2 144
2037-2041	421	168	124	178	16	907
2042-2046	133	86	23			242
2047-2051	13	27	4			44
2052 and thereafter	269	6			1	276
	6 067	811	798	658	169	8 503

No fixed maturity date	12	209			74	295

	6 079	1 020	798	658	243	8 798	(1)

(1) The payment schedule for loans is based on the contractual cash flows stipulated in the contracts. This basis differs from the net book value of loans, which, for the purposes of evaluation, considers in particular valuation allowances and significant concessionary terms. These elements have a net effect of $1 883M.

Credit risk management

As part of its operations, the government grants loans and receives assets as collateral. The majority of loans are granted by the Economic Development Fund. Decisions to grant these loans are based primarily on a risk assessment that takes into account such factors as the creditworthiness of the third party, available guarantees, and the transaction's compliance with policies, standards and procedures in effect. A systematic follow-up of interventions is then carried out.

CONSOLIDATED FINANCIAL STATEMENTS	125

11.  Loans (cont'd)

The cost of the loans granted by the Economic Development Fund was $5 027 million ($5 572 million as at March 31, 2025). These loans are mainly granted to businesses operating in the secondary sector.

Proportion of Economic Development Fund loans with significant securities and sureties according to their status

	As at March 31

	2026		2025

		Proportion of		Proportion of
		the nominal		the nominal
	Cost	balance of loans	Cost	balance of loans
	$million	%	$million	%

Performing loans	4 459	52	4 177	50
Defaulted loans	568	52	1 395	48

Note: A loan is in default if it is past due for 90 consecutive days, if it cannot be reasonably expected to be repaid, or if the government no longer expects to receive the full amount of cash flows following an unfavourable, significant or irrecoverable event.

Except in the case of student loans, loans granted by other entities within the reporting entity, the cost of which was $3 279 million ($3 484 million as at March 31, 2025), present a credit risk that is generally low. The guarantees received on these loans totalled $146 million ($144 million as at March 31, 2025). Student loans present a higher risk because the government becomes responsible for the loans when the financial institution exercises its repayment guarantee (Note 13) due to the student's payment default.

The government is of the opinion that valuation allowances constitute an adequate estimate of the credit risk. The credit quality of loans that are neither past due nor impaired is deemed adequate.

Interest rate risk management

The majority of loans are at a fixed rate. For variable-rate loans, changes in interest rates lead to fluctuations in the interest income earned. However, this interest rate risk is limited, because debt with substantially the same terms as the loans are contracted. If necessary, derivative financial instruments may be used.

126	PUBLIC ACCOUNTS 2025-2026

▌ 12.  Generations Fund

The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), is exclusively used to repay the government's debt.

Significant accounting policies
Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec (the Caisse) are recognized at cost.

Where participation deposits suffer a loss in value that is other than a temporary decline, their book value is reduced to reflect this decline and the resulting reduction in value is recognized to expenditure. At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is recognized to results.

Statement of financial position

(millions of dollars)

	As at March 31

	2026	2025
Sums managed by the Caisse de dépôt et placement du Québec
Demand deposits	761	1 481
Income receivable on investments	32	21
Participation deposits(1)	15 765	15 265
	16 558	16 767
Accounts receivable	86	88

Fund balance	16 644	16 855

(1) The Generations Fund holds participation units in a specific fund at the Caisse. These units are repaid with prior notice according to the Caisse's settlement terms and conditions at the fair value of the fund's net equity at the end of each month. The Generations Fund had 12 930 851 participation units with a total fair value of $19 553M (12 669 691 participation units with a total fair value of $18 339M as at March 31, 2025).

CONSOLIDATED FINANCIAL STATEMENTS	127

12.  Generations Fund (cont'd)

Statement of change in the balance of the Generations Fund

(millions of dollars)

	Fiscal year ended March 31

	2026		2025

	Budget	Results	Results
Opening balance	16 812	16 855	18 458
Own-source revenue
Duties, permits and royalties
Water-power royalties
Hydro-Québec	757	752	753
Private producers	121	116	118
	878	868	871

Miscellaneous revenue
Revenue on investments	649	771	876
Revenue from government enterprises
Additional contribution from Hydro-Québec	650	650	650
Total own-source revenue	2 177	2 289	2 397
Cash inflow from the accumulated surplus of the Territorial Information Fund			400
Balance before debt repayment	18 989	19 144	21 255

Sums used to repay debts	(2 500)	(2 500)	(4400)

Closing balance	16 489	16 644	16 855

Credit risk management

The government partly manages the credit risk associated with participation deposits at the Caisse by determining the composition of the benchmark portfolio, thereby reducing exposure to risk to a level deemed acceptable by the government.

Credit risk analyses are carried out globally by the Caisse for all the portfolios it manages. Since the net assets of the Generations Fund's specific fund are invested in underlying portfolios, the fund is indirectly exposed to credit risk. The Caisse's exposure is detailed in its own financial statements.

Moreover, all transactions relating to financial instruments held directly by the specific fund are conducted with the Caisse, which benefits from an AAA credit rating.

128	PUBLIC ACCOUNTS 2025-2026

12.  Generations Fund (cont'd)

Interest rate risk management

Demand deposits bear interest. However, the interest rate risk associated with this financial asset is limited, since the demand deposit account represents the equivalent of the government's bank balance deposited with the Caisse. In general, sums deposited in this account are reinvested in the purchase of participation units (participation deposits) the following month.

Investment policy

The Generations Fund is administered according to an investment policy determined by the Ministère des Finances in collaboration with the managers of the Caisse. This investment policy aims to optimize rates of return on investments while maintaining the degree of risk at a level deemed appropriate by the government. It considers return and risk forecasts over a 10-year period.

A benchmark portfolio is established to define the long-term target distribution for each investment category, as well as the minimal and maximal limits of the actual portfolio relative to the benchmark portfolio. The distribution in each investment category influences the level of exposure to market risk. The investment categories are distributed across different specialized portfolios.

The investment policy for the benchmark portfolio of the specific fund is as follows:

Investment policy

(percentage of net assets of special funds)

	As at March 31
Specialized portfolios	2026	2025
Short-term equities	1.00	1.00
Rate	9.00	10.00
Credit	30.00	30.00
Total - Fixed revenue	40.00	41.00
Infrastructure	10.00	9.00
Real estate	6.00	7.00
Total - Real assets	16.00	16.00
Stock markets	35.00	34.00
Private equities	9.00	9.00
Total - Equities	44.00	43.00
Asset breakdown	―	―
Total	100.00	100.00

The Caisse manages all market risks on an integrated basis for all specialized portfolios. The main elements contributing to risk, such as industry sectors, geographic regions and issuers, are taken into account.

CONSOLIDATED FINANCIAL STATEMENTS	129

▌ 13.  Accounts payable, accrued expenses and other allowances

Significant accounting policies
Refunds of income and other taxes

The amounts of refunds of income and other taxes are based on notices of assessment issued before the end of the fiscal year. Refunds of individual income taxes and consumption taxes that have not yet been made at the fiscal year end are recognized as accounts payable and accrued expenses per estimates based on transactions carried out after the end of the fiscal year.

Liabilities stemming from transfers

Liabilities stemming from transfers are recognized in the fiscal year during which the transfers were duly authorized and during which the recipients met the eligibility criteria.

Allowance for losses on guaranteed financial initiatives

Obligations resulting from financial initiatives guaranteed by the government, mainly loan guarantees, are recognized on the basis of probable losses. The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained. The annual change in the allowance is recognized in expenditure.

Probable losses are annually estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class. In the case of enterprises whose government-guaranteed financial initiatives show an exceptionally high cumulative balance or are characterized by specific features, the estimate of probable losses relating to these initiatives is made using case-by-case analysis, regardless of risk class. The authorized guarantees in effect that are not subject to an allowance constitute a contingent liability for the government.
Measurement uncertainties
Initial valuation of income and other taxes to be refunded

Income and other tax refunds stemming from disputed taxpayer notices of assessment are based on estimates for which measurement may be uncertain. The initial valuation of the amounts the government expects to pay with regard to such disputes is based mainly on the settlement rates of similar files in the past.

Estimation of liabilities stemming from transfers

Other grants payable relating to infrastructure projects are recognized on the basis of an estimate of the progress of work performed by the beneficiaries. These liabilities are subject to measurement uncertainty due to possible differences between the estimate of work progress and actual work performed.

Allowance for losses on guaranteed financial initiatives

The allowance for losses on financial guarantees is subject to measurement uncertainty because of the assumptions used to assess the likelihood of a borrower defaulting on one of his obligations and forcing the government to make good on the financial guarantee. Financial guarantees are grouped into different hazard classes with an average rate applied for each one. The allowance rate is based on past experience, the type of guarantee and past losses. When the allowances are taken individually, the main considerations are the sector risks and the borrower's financial situation.

130	PUBLIC ACCOUNTS 2025-2026

13.  Accounts payable, accrued expenses and other allowances (cont'd)

Details of accounts payable, accrued expenses and other allowances

(millions of dollars)

	As at March 31

	2026	2025

Remuneration	16 814	16 211

Liabilities stemming from transfers

Grants to be paid at the rate of repayment of the loans contracted by the recipients(1)	6 639	6 827

Other grants to be paid	10 015	10 952

Income taxes and other taxes refundable

Income and property taxes	7 086	6 614

Consumption taxes	3 624	3 558

Suppliers	10 234	10 021

Accrued interest on debts	5 140	4 317

Advances from trust funds	179	1 150

Clearing accounts for collected taxes	929	613

Allowance for losses on guaranteed financial initiatives	660	647

	61 320	60 910

(1) In addition to the sums payable as a part of its transfer programs, the government subsidizes the interest that will be borne by the recipients in subsequent years.

CONSOLIDATED FINANCIAL STATEMENTS	131

13.  Accounts payable, accrued expenses and other allowances (cont'd)

Guaranteed loans and other guaranteed financial initiatives by third-party category

(millions of dollars)

	As at March 31

	2026					2025
				Allowance					Allowance
				for losses					for losses
				on					on
		Authorized		guanranteed	Net risk		Authorized		guanrantee	Net risk
	Authorized	guarantees		financial	under	Authorized	guarantees		d financial	under
	limit	in effect		initiatives	guarantees	limit	in effect		initiatives	guarantees

Forest, farm and fisheries' sector producer	7 860	7 097	(1)	(82)	7 015	7 967	7 213	(1)	(83)	7 130

Students

Borrow ings for which the government pays interest as long as the borrower is a student(2)	1 689	1 689	(3)		1 689	1 566	1 566	(3)		1 566

Borrow ings for which borrowers are responsible for paying principal and interest	2 230	2 230	(3)	(280)	1 950	2 321	2 321	(3)	(267)	2 054

Housing authorities and other organizations	3 966	2 88	(4)	(251)	2 636	2 959	2 776	(4)	(246)	2 530

Enterprises	79	69	(5)	(47)	22	96	89	(5)	(51)	38

		13 972		(660)	13 312		13 965		(647)	13 318

(1) Guarantees of $6 898M ($7 029M as at March 31, 2025) are granted by the government under the Act respecting La Financière agricole du Québec (CQLR, chapter L-0.1). This amount corresponds to balances of principal and interest on borrowings for which La Financière agricole du Québec reimburses the lenders' residual losses and related charges.

(2) These borrowings bear interest at the banker's acceptance rate plus 150 basis points.

(3) The government grants guarantees the under the Act respecting financial assistance for education expenses (CQLR, chapter A-13.3). It guarantees the reimbursement of losses of principal and interest to institutions.

(4) Guarantees of $2 886M ($2 750M as at March 31, 2025) are granted by the government under the Act respecting the Société d'habitation du Québec (CQLR, chapter S-8) for loans with a usual term of 25 or 35 years contracted mainly by housing authorities and other organizations. These borrowings finance the acquisition or construction of buildings as well as renovations to preserve the community's building stock.

(5) Guarantees of $59M ($76M as at March 31, 2025) were granted by the government under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1). In addition to loan guarantees, the guarantees include loss and payment guarantees introduced to facilitate the funding of aircraft purchasers. As at March 31, 2026, the government has received significant securities and sureties for 79% of the nominal balance of its guarantee portfolio (67% of the nominal balance as at March 31, 2025).

132	PUBLIC ACCOUNTS 2025-2026

▌ 14.  Deferred revenue

Significant accounting policies
Transfer revenue from the federal government is deferred when the stipulations as to the use of the transferred or received resources or as to the actions to be taken in order to keep them create an obligation that meets the definition of a liability. When these stipulations are of a general nature, the actions or communications of the government that establish those stipulations up to the date of the financial statements may also create a liability. When transfer revenue is deferred, it is recognized as revenue as the liabilities are paid.

Revenue from donors other than governments that is designated for a specific purpose is deferred and recognized as revenue when the resources are used for their prescribed purposes. Donations in the form of fixed assets or cash to acquire those resources will be deferred and recognized in revenue at the same pace as fixed asset depreciation.

Revenue from school taxes is deferred and recognized in revenue for the period during which it is levied.
Measurement uncertainty
Deferred transfer revenue from the federal government is subject to measurement uncertainty due to possible differences between the estimate of the government's expenditures or work progress and actual expenditures or work performed.

CONSOLIDATED FINANCIAL STATEMENTS	133

14.  Deferred revenue (cont'd)

Deferred revenue by source or by nature

(millions of dollars)

	As at March 31

	2026	2025

Federal government transfers	5 071	4 842

Third-party donations(1)	2 482	2 402

School property tax	325	312

Guarantee fees for Hydro-Québec borrowings	227	210

Other	838	808

	8 943	8 574

(1) The third-party donations are mainly from non-profit organizations, including foundations that provide financial support to public institutions in the health and social services network.

Deferred revenue - Stipulations of federal government transfers

(millions of dollars)

	As at March 31

	2026	2025

For acquisition or construction of government fixed assets	3 390	3 080

For financing of third-party fixed assets	975	837

For financing of research and other projects	706	925

	5 071	4 842

Deferred revenue - Third-party donation restriction and variations

(millions of dollars)

	Fiscal year ended March 31, 2026
					Balance as at
	Opening	New	Recognition	Closing	March 31,
	balance	donations	in revenue	balance	2025

Third-party donations

For acquisition of government fixed assets	1 398	205	121	1 482	1 398

For other purposes	1 004	975	979	1 000	1 004

	2 402	1 180	1 100	2 482	2 402

134	PUBLIC ACCOUNTS 2025-2026

▌ 15.  Asset retirement obligations and environmental liability

Asset retirement obligations mainly concern the removal of asbestos from buildings. In accordance with current laws and regulations, the government will fulfill these obligations when these fixed assets are demolished or renovated.

The environmental liability represents the government's obligation to remediate contaminated sites resulting from current or past activities of various kinds, such as mining, industrial, commercial or institutional activities carried out by the government or by third parties. These activities may have taken place on a third person's private property that was abandoned.

Significant accounting policies
Asset retirement obligations

An asset retirement obligation is recognized when all the following conditions are met:

  there is a legally enforceable obligation for the government to perform specific activities associated with the permanent retirement of a fixed asset that requires an outflow of economic resources;

  the obligation arises from the acquisition, construction, development or normal use of the asset;

  it is expected that the specific asset retirement activities will be carried out;

  a reasonable estimate of the costs relating to this obligation can be made.

Asset retirement costs are capitalized as part of the cost of the assets concerned and amortized on a straight-line basis from the date of the legal obligation until the planned completion of the asset retirement activities.

The initial measurement of the liability is made by discounting the estimated cash flows required to perform the asset retirement activities. Cash flows are adjusted for inflation and discounted using a discount rate that represents the government's best estimate of the cost of funds required to settle the obligation at maturity. When the date of decommissioning activities is not foreseeable, cash flows are not discounted, although they are adjusted annually according to inflation.
The recorded liability is adjusted annually for new obligations, actual costs incurred, revised estimates and accretion expense. These adjustments are recognized as an increase or decrease in the book value of the asset concerned. The adjusted book value of the asset is amortized prospectively.

Liabilities relating to the retirement of heritage buildings are not presented in the financial statements, because the government is required to maintain the integrity of these buildings under the Cultural Heritage Act. Therefore, the probable retirement date of these buildings is so far in the future that the present value of the obligation is negligible.

CONSOLIDATED FINANCIAL STATEMENTS	135

15.  Asset retirement obligations and environmental liability (cont'd)

Significant accounting policies (cont'd)
Environmental liability

An obligation arising from the remediation of a contaminated site is recognized as an environmental liability when all the following conditions are met:

  the contamination exceeds an existing environmental standard;

  the obligation to carry out remediation falls or is likely to fall under the direct responsibility of the government;

  it is expected that the site can be remediated;

  a reasonable estimate of the costs associated with this obligation can be made.

Sites the government does not plan to remediate are those that do not pose a danger to public health and safety or those where the contamination is hardly likely to have a significant environmental impact.

The environmental liability includes the estimated costs of contaminated sites management and remediation, which are increased to reflect the degree of precision associated with the estimation method used. This measurement represents the government's best estimate of the costs required to settle the obligation.

The liability recognized is adjusted each year based on new contaminated sites to be remediated, actual costs incurred and revisions to estimates.
Material measurement uncertainties
Asset retirement obligations

The liability relating to asset retirement obligations is subject to measurement uncertainty and may vary due to the continually evolving technologies used in asset retirement activities, and to differences between the assumptions used in measuring the liability and actual results. The main assumptions used include the estimated costs of asset retirement, the indexation rate for these costs, the discount rate and the discount period. In addition, the obligation to safely dispose of asbestos in buildings is subject to measurement uncertainty due to the inherent limitations in assessing the quantities of asbestos contained therein, as well as the estimated cash flow schedule to carry out the work.

Changes in the key assumptions, in the technology used or in regulations could result in significant changes to the measurement of recorded asset retirement obligations.

Environmental liability

Environmental liability is subject to measurement uncertainty and may vary because different methods are used to estimate the remediation and management costs, which are increased according to the degree of precision deployed. It is also subject to measurement uncertainty due to the constantly evolving technology used for remediation and due to the inherent limitations of measurement of the extent and nature of the remediation required.

The main assumptions used to estimate the liability are related to the contaminated areas, labour and material costs and the choice of technologies available to eliminate or control contamination. Changes to those assumptions and the regulations could entail significant changes to the recorded liabilities.

136	PUBLIC ACCOUNTS 2025-2026

15.  Asset retirement obligations and environmental liability (cont'd)

Summary of obligations

(millions of dollars)

As at March 31

	2026	2025

Asset retirement obligations	5 254	5 132

Environmental liability	3 298	3 386

	8 552	8 518

Asset retirement obligations

Changes in asset retirement obligations

(millions of dollars)

	Fiscal year ended March 31

	2026	2025

Opening balance	5 132	4 658

New asset retirement obligations		8

Work completed	(59)	(39)

Accretion expense	199	197

Revision of the estimates	(18)	308

Closing balance	5 254	5 132

The estimated undiscounted costs of carrying out asset retirement activities as at March 31, 2026 total $9 843 million ($9 577 million as at March 31, 2025). Of the amount, costs of $901 million ($881 million as at March 31, 2025) have not been discounted for the valuation of the liability since the completion date of the decommissioning is not foreseeable.

Main assumptions

As at March 31

	2026	2025

Indexation rate for estimated costs (%)	1.65 to 10.26	1.83 to 10.09

Discount rate, including inflation (%)	2.65 to 5.07	2.83 to 4.83

Discount period (years)(1)	1 to 98	1 to 99

(1) The period of discounting presented considers the estimated duration of the performance of the decommissioning work, which usually spans less than a year.

CONSOLIDATED FINANCIAL STATEMENTS	137

15.  Asset retirement obligations and environmental liability (cont'd)

Impact of a change in the main assumptions on the value of asset retirement obligations

		Impact on the value of
Assumptions	Change	obligations as at March 31, 2026
		$million	%

- Estimated undiscounted costs	- Increase of 10.00%	525	+ 10.00
	- Decrease of 10.00%	(525)	- 10.00

- Indexation rate for estimated costs	- Increase of 0.25%	343	+ 6.53
	- Decrease of 0.25%	(311)	- 5.92

- Discount rate, including inflation	- Increase of 0.25%	(314)	- 5.98
	- Decrease of 0.25%	348	+ 6.62

- Discount period	- Increase of 5 years	(448)	- 8.53
	- Decrease of 5 years	486	+ 9.25

Environmental liability

Changes in environmental liability

(millions of dollars)

	Fiscal year ended March 31

	2026	2025

Opening balance	3 386	3 344

New contaminated sites to be remediated	58	24

Remediation work carried out	(159)	(80)

Revision of the estimates	13	98

Closing balance	3 298	3 386

138	PUBLIC ACCOUNTS 2025-2026

15.  Asset retirement obligations and environmental liability (cont'd)

Main contamination source and responsibility for rehabilitation

	As at March 31

	2026			2025

	Number			Number
	of sites	Liability		of sites	Liability
		$million			$million

MAIN CONTAMINATION SOURCE

Mining activities

Discharge of tailings and waste rock in accumulation areas following the mining and processing of metals and minerals	355	1 279		356	1 239

Industrial or commercial activities

Discharge of chemicals, heavy metals or other contaminants in production, manufacturing or transformation processes	60	755		49	815

Transportation, handling and storage

Petroleum product spills, chemical leaks or inappropriate use of contaminants	662	593		720	657

Landfill of residual materials

Decomposition of waste in landfills	44	390		42	393

Others	122	281		126	282

	1 243	3 298	(1)	1 293	3 386	(1)

RESPONSIBILITY FOR REHABILITATION

Direct	1 123	2 878		1 172	2 991

Probable	120	420		121	395

(1) Environmental liability takes into account a cost mark-up of $714M to reflect the degree of precision associated with the various means used to estimate them. This mark-up represents a weighted average rate of 28% ($729M and 27% as at March 31, 2025).

CONSOLIDATED FINANCIAL STATEMENTS	139

▌ 16.  Employee future benefits

Assets and liabilities of employee future benefits consist of the Retirement Plans Sinking Fund (RPSF), the specific pension funds and other employee future benefit program funds, the obligations relating to other employee future benefit programs (hereinafter referred to as "obligations"), as well as unamortized actuarial gains and losses and valuation allowances, where appropriate. The difference between assets and liabilities represents the net employee future benefit assets or liability on the statement of financial position.

Pension plans

Defined-benefit pension plans have been put in place by the government for its employees. The government and participants contribute to the funding of all of these plans. These financial statements present the government's obligations and the funds held to meet them. The obligations borne by the participants and the net assets available for paying those benefits are set out in Appendix 3 entitled "Properties held in trust", under "Retraite Québec". Further information can be found in the financial statements of plans published by Retraite Québec.

The government's pension plans are as follows:

  CSSP: Civil Service Superannuation Plan;

  PPCJQ: Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts;

  PPCT: Pension Plan of Certain Teachers;

  PPFEQ: Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec;

  PPMNA: Pension Plan of the Members of the National Assembly;

  PPMP: Pension Plan of Management Personnel;

  PPPOCS: Pension Plan of Peace Officers in Correctional Services;

  PPUQ: Pension Plan of the Université du Québec;

  RREGOP: Government and Public Employees Retirement Plan;

  SPMSQ: Superannuation Plan for the Members of the Sûreté du Québec;

  TPP: Teachers Pension Plan.

The government's defined benefits plans are divided into two categories: cost-sharing and cost-balance plans. The distinction lies in the government's responsibility for funding vested benefits and for paying benefits. For cost-sharing plans, the government's responsibility is limited to its share of the cost of benefits earned by employees, whereas for cost-balance plans, the government assumes the full cost of benefits earned, net of contributions paid by employees and certain employers.

140	PUBLIC ACCOUNTS 2025-2026

16.  Employee future benefits (cont'd)

The government's pension plans grant a defined benefit to participants when they retire, benefit calculated on the basis of an average for their best paid years, generally five, and their number of years of service. The portion of benefits accrued after July 1, 1982 or, in the case of the Pension Plan of the Université du Québec (PPUQ), after January 1, 2005, is partially indexed to the cost of living; the portion of benefits accrued before those dates is usually indexed.

The government allows its enterprises and organizations not included in the government's reporting entity1 to join its pension plans. These enterprises and organizations then pay employer contributions to the plans concerned.

Funding and paying benefits

The government established the RPSF to create an asset for paying all or part of the pension plans' benefits. The RPSF is for plans whose benefits are paid by the general fund of the Consolidated Revenue Fund.

Some pension plans have their own pension funds so that vested benefits are paid in accordance with the provisions of the plans. If the amounts in a pension fund are insufficient to pay the benefits payable by the government, or if there is no pension fund, the benefits are paid by the general fund of the Consolidated Revenue Fund. This situation does not apply to the PPUQ.

Other employee future benefits

The government also introduced future benefit programs for some of its employees, which provide for the accumulation of sick leave for employees subject to the Public Service Act (CQLR, chapter F-3.1.1) and the payment of survivor's pensions to spouses and dependent children following the death of a managerial staff member. These programs give rise to long-term obligations for the government, which bears the full cost. In addition, the Université du Québec and its constituent universities offer their employees certain lump-sum payments upon early retirement as well as a retiree group insurance plan, programs that the government funds in part.

___________________________________________

1 It is mainly organizations that conduct fiduciary transactions for the government or provide services to bodies within the government's reporting entity.

CONSOLIDATED FINANCIAL STATEMENTS	141

16.  Employee future benefits (cont'd)

Significant accounting policies
Obligations relating to the pension plans and other employee future benefits

Obligations relating to defined-benefit pension plans and employee future benefit programs are recognized using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The method used takes into account the way in which benefits payable by the government are accrued by participants.

Actuarial gains and losses determined during the remeasurement of obligations stem from experience adjustments to forecasts and from changes to assumptions. They are recognized in expenditure using the straight-line method, as of the fiscal year following the year in which they are taken into account in the value of obligations relating to pension plans. The amortization period corresponds to the expected average remaining service life (EARSL) of plan or program participants.

Annual interest is determined by applying the discount rate of the obligation to each program or plan to the average value of the related obligation.

Retirement Plans Sinking Fund and specific pension funds

The investments of the RPSF, specific pension funds and employee future benefit program funds are recognized at an adjusted market value. With this valuation method, the difference between the real return based on market value and the forecast return is amortized over five years.

When the adjusted market value of a pension plan fund is higher than that of its obligations, the resulting surplus is capped through a valuation allowance so that the pension plans asset reflects only the future benefit that the government expects to derive from this surplus. The annual change in the allowance is recognized in expenditure.

Actuarial gains and losses attributable to the use of the forecast rate of return are amortized using the straight-line method. The amortization period corresponds to the EARSL of plan or program in question.

The annual return of a fund is obtained by applying the rate of return stipulated in the actuarial valuations of the obligations of each pension plan or the employee future benefit program to the average balance of the plan in question.
Material measurement uncertainty
Obligations relating to pension plans may vary because of differences between the economic and demographic assumptions made for actuarial valuation purposes and the actual results. The impact of a change in the main assumptions on the value of obligations relating to pension plans is shown after the table "Main economic assumptions."

142	PUBLIC ACCOUNTS 2025-2026

16.  Employee future benefits (cont'd)

Employee future benefits

(millions of dollars)

(millions of dollars)

	As at March 31

	2026			2025

			Net assets			Net assets
			(net			(net
	Assets	Liabilities	liabilities)	Assets	Liabilities	liabilities)

Net assets

Accumulated Sick Leave	782	497	285	884	526	358

Survivor's Pension Plan	469	448	21	462	439	23

	1 251	945	306	1 346	965	381

Net liabilities

Pension plans	132 842	135 072	(2 230)	126 550	129 950	(3 400)

Other employee future benefits

Université du Québec programs		325	(325)		316	(316)

	132 842	135 397	(2 555)	126 550	130 266	(3 716)

CONSOLIDATED FINANCIAL STATEMENTS	143

16.  Employee future benefits (cont'd)

Details of employee future benefits

	Categories			As at March 31
				Value before
				unamortized	Unamortized
				actuarial	actuarial
	Cost-	Cost-		(losses)	(losses)
	sharing (1)	balance	EARSL (2)	gains (3)	gains	2026	2025
	%		Years	$million	$million	$million	$million
NET ASSETS
Other employee future benefits
Total funds			13 to 16	1 389	138	1 251	1 346
Less:
Total bonds		✓	13 to 16	936	9	945	965

				453	147	306	381

NET LIABILITIES
Pension plans
Obligations
RREGOP(4),(5)	50.0%	✓	15	90 811	(2 627)	88 184	83 916
PPMP(6)	50.0%	✓	12	24 659	(387)	24 272	23 478
TPP, PPCT and CSSP(4)		✓	15	9 795	(596)	9 199	9 754
PPUQ		✓	11	5 710	(139)	5 571	5 233
SPMSQ(7)	50.0%	✓	15	5 757	(377)	5 380	5 222
PPPOCS(8)	50.0%		15	816	(37)	779	736
PPCJQ, PPFEQ and PPMNA		✓	2 to 10	1 748	(61)	1 687	1 611
Total obligations				139 296	(4 224)	135 072	129 950

Less:
Funds
Retirement Plans Sinking Fund			12 to 15	130 393	5 025	125 368	119 462
Specific pension plan funds
PPUQ fund			11	6 700	228	6 472	6 038
SPMSQ fund			15	1 615	51	1 564	1 510
Other pension plan funds			2 to 15	445	4	441	440
Valuation allowance				(1 003)		(1 003)	(900)
Sub-total				7 757	283	7 474	7 088
Total funds				138 150	5 308	132 842	126 550
				1 146	1 084	2 230	3 400
Other employee future benefits	50.0%	✓	14	312	13	325	316
				1 458	1 097	2 555	3 716

(1) The percentage indicated represents the portion of obligations payable by the government.

(2) The expected average remaining service life (EARSL) is used to determine the amortization period for the plan's actuarial gains and losses.

(3) Benefit obligations for liabilities and adjusted market value for assets.

(4) A common EARSL is used for these plans whose continuity is ensured by the RREGOP.

(5) Obligations attributable to pensioners in the service transferred from the TPP and the CSSP are at cost balance. The cost is shared 50% for other members and regular service pensioners.

(6) Obligations attributable to regular service pensioners who retired before January 1, 2015, to members and pensioners in the RPSO as well as pensioners in the service transferred from the TPP and the CSSP are at cost balance. The cost is shared 50% for other members and regular service pensioners.

(7) Accrued obligations for service rendered before January 1, 2007 are at cost balance, while those accrued since January 1, 2007 are cost-shared. The government's portion is 66.7% for benefits accrued between January 1, 2007 and January 1, 2020, decreasing progressively to 61% at January 1, 2020, to 55% at January 1, 2021, and to 50% at January 1, 2022.

(8) The government's portion is 46.0% in the case of benefits accrued prior to January 1, 2013, decreasing to 54% at January 1st, 2023 and to 50% at January 1st, 2025.

144	PUBLIC ACCOUNTS 2025-2026

16.  Employee future benefits (cont'd)

Change in obligations relating to employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2026		2025

		Other
	Pension	employee
	plans	future benefits	Total	Total

Obligations, beginning of year	135 043	1 270	136 313	133 504

Cost of accrued benefits	3 873	98	3 971	4 141

Interest on obligations	8 553	66	8 619	8 348

Compensation	95		95	74

Benefits paid	(8 193)	(176)	(8 369)	(8 235)

Plan-to-plan transfers	28		28	129

Changes to plans		2	2	207 (1)

Actuarial gains	(103)	(12)	(115)	(1 855)

Obligations, end of year	139 296	1 248 (2)	140 544	136 313

(1) Amendments to the provisions of the PPUQ, which came into effect on December 31, 2024, resulted in an increase in the value of the obligations by $198M. These amendments relate to the indexation of pensions for contributions made from January 1, 2005, to December 31, 2017.

(2) Other future benefit obligations of $1 248M consist of an amount of $312M included in net future benefit liabilities and an amount of $936M included in net future benefit assets.

CONSOLIDATED FINANCIAL STATEMENTS	145

16.  Employee future benefits (cont'd)

Actuarial valuations

The value of obligations relating to pension plans, of the Université du Québec programs, of the accumulated sick leave and of the Survivor's Pension Plan is determined by actuarial valuations generally every three years. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations

Pension plan	Plans concerned	Filing year

RREGOP
Regular service
Service transferred from the CSSP and the
December 31, 2023	TPP	2024-2025

PPMP
Regular service
Service transferred from the CSSP and the
December 31, 2023	TPP	2024-2025
December 31, 2022	RPSO	2023-2024

TPP, PPCT and CSSP
December 31, 2023	TPP and CSSP	2024-2025
December 31, 2024	PPCT	2025-2026

PPUQ
December 31, 2024		2024-2025

SPMSQ
December 31, 2024		2025-2026

PPPOCS, PPCJQ, PPFEQ and PPMNA
December 31, 2022		2023-2024

Other employee future benefits

Accumulated sick leave
March 31, 2025		2025-2026

Survivor's Pension Plan
December 31, 2024		2024-2025

Université du Québec programs
December 31, 2025		2025-2026

Note: The filing year corresponds to the government fiscal year for which an actuarial valuation of the plan is required, based on the timetable for preparing the valuation. This actuarial valuation is taken into account in the government's consolidated financial statements for the same fiscal year.

146	PUBLIC ACCOUNTS 2025-2026

16.  Employee future benefits (cont'd)

Actuarial valuations (cont'd)

Main economic assumptions

(percent)

	Pension plans
					Other
					employee
	Plans administered by				future
	Retraite Québec		PPUQ		benefits

		2036 and		2036 and	2026 and
	2026-2035	thereafter	2026-2035	thereafter	thereafter

Rate of return, net of inflation	4.45	4.45	4.40	4.40	4.45	(1)

Inflation rate	2.00	2.00	2.00	2.00	2.00

Discount rate for obligations	6.45	6.45	6.40	6.40	6.45	(2)

Salary growth rate, net of inflation	0.60	0.50	0.60	0.50	0.50	(3)

(1) Does not apply to Université du Québec programs, given the absence of assets.

(2) The discount rate for Université du Québec programs is 4.10%.

(3) Does not apply to the Survivor's Pension Plan.

Impact of a change in the main assumptions on the value of obligations relating to pension plans

		Impact on the value of obligations
Assumptions	Change	as at March 31, 2026
		$million	%
Economic

- Rate of return, net of inflation	- Increase of 0.05%	(800)	- 0.65
	- Decrease of 0.05%	810	+ 0.66

- Inflation rate	- Increase of 0.25%	(2 020)	- 1.65
	- Decrease of 0.25%	2 080	+ 1.70

- Salary growth rate, net of inflation	- Increase of 0.25%	560	+ 0.46
	- Decrease of 0.25%	(540)	- 0.44

Demographic
- Life expectancy(1)	- Increase of 0.5 year	880	+ 0.72
	- Decrease of 0.5 year	(890)	- 0.73

Note: The pension plans considered in the analyses are the RREGOP - regular service, the PPMP - regular service, the TPP and the SPMSQ.

(1) According to current RREGOP assumptions, the life expectancy of recipients aged 60 is 27.0 years for men and 29.9 years for women.

CONSOLIDATED FINANCIAL STATEMENTS	147

16.  Employee future benefits (cont'd)

Change in the adjusted market value of funds for employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2026							2025

	Pension plans

						Other
					Other	future
			PPUQ	SPMSQ	pension	benefits
	RPSF		fund	fund	plan funds	funds	Total	Total

Adjusted market value, beginning of year	124 827		6 336	1 565	451	1 498	134 677	126 778

Anticipated investment income	7 917	(1)	397	99	26	93	8 532	7 938

Deposit from the general fund of the Consolidated					3

Revenue Fund						16	19	316

Repayment to depositors	(2 500)					(180)	(2 680)	(2 665)

Contributions paid(2)			197		380		577	526

Benefits paid			(277)	(51)	(409)	(40)	(777)	(692)

Actuarial gains (losses)	149		47	2	(6)	2	194	2 476

Adjusted market value, end of year(3)	130 393		6 700	1 615	445	1 389	140 542	134 677

(1) The forecast return on the Retirement Plans Sinking Fund (RPSF) was 6.45% (6.35% in 2024-2025); the realized return, based on the market value of investments, was 7.06% (7.84% in 2024-2025).

(2) This item included $268M ($254M in 2024-2025) in contributions from participants, government enterprises and organizations not included in the government's reporting entity.

(3) The market value of the RPSF, the specific pension plan funds and other future benefit funds totalled $141 293M ($134 733M as at March 31, 2025). More precisely, the respective market values of the RPSF, the PPUQ fund, the SPMSQ fund, the other specific pension funds and other future benefit funds were $130 926M, $6 907M, $1 629M, $441M and $1 390M, respectively ($124 766M, $6 465M, $1 569M, $443M and $1 490M, respectively, as at March 31, 2025).

148	PUBLIC ACCOUNTS 2025-2026

16.  Employee future benefits (cont'd)

RPSF investment policy

The sums deposited in the RPSF are entrusted to the Caisse de dépôt et placement du Québec, which manages these sums according to the investment policy set by the Minister of Finance. This policy provides for diversified investments that include fixed income securities (for example, bonds), inflation-sensitive investments (for example, actual assets such as real estate assets and infrastructure) and equity.

Investment policy

(percentage of net assets of the specialized fund)

	As at March 31

Specialized portfolios	2026	2025

Short-term equities	1.00	1.00

Rate	9.50	9.50

Credit	24.50	24.50

Total - Fixed revenue	35.00	35.00

Infrastructure	14.25	13.50

Real estate	9.25	10.00

Total - Real assets	23.50	23.50

Stock markets	25.50	25.50

Private equities	16.00	16.00

Total - Equities	41.50	41.50

Asset breakdown	―	―

Total	100.00	100.00

CONSOLIDATED FINANCIAL STATEMENTS	149

16.  Employee future benefits (cont'd)

Expense for employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2026		2025

		Other
	Pension	employee
	plans	future benefits	Total	Total

EXPENSE FOR ACCRUED BENEFITS

Cost of accrued benefits	3 873	98	3 971	4 141

Compensation	95		95	74

Contributions from participants and employers	(268)		(268)	(254)

	3 700	98	3 798	3 961

Changes to plans(1)		2	2	207

Amortization of actuarial losses (gains)	667	(1)	666	612

Change in valuation allowances	103		103	139

	4 470	99	4 569	4 919

INTEREST (REVENUE) EXPENSE

Interest on obligations relating to accrued benefits	8 553	66	8 619	8 348

Investment income of the funds(2)	(8 953)	(109)	(9 062)	(8 215)

	(400)	(43)	(443)	133

	4 070	56	4 126	5 052

Note: The expense relating to accrued benefits is recognized in compensation expenditure, while interest expense is recognized in debt service expenditure.

(1) Information on amendments to plans is presented in the table Change in obligations relating to employee future benefits.

(2) This revenue includes $530M ($277M in 2024-2025) stemming from the depreciation of the actuarial gains related to the funds for employee future benefits.

150	PUBLIC ACCOUNTS 2025-2026

▌ 17.  Assets and liabilities related to derivative financial instruments

A derivative financial instrument is a contract whose value changes according to a variable such as a currency rate, interest rate or commodity price.

The government uses derivative financial instruments to manage the financial risks associated with its financial assets and liabilities. Derivative financial instruments such as currency swap contracts and foreign exchange forward contracts are used to manage the foreign exchange risk associated with the repayment of interest and principal on foreign currency debts and the related cash management, as well as for other operations carried out in foreign currencies.

Interest rate swap contracts are used to modify exposure to interest rate risk on long-term financial instruments to meet the target breakdown of fixed-rate and variable-rate debt set by the government in its risk management strategies.

Significant accounting policies
Derivative financial instruments are recognized at fair value. Sums receivable from (payable to) counterparties are recognized at cost or amortized cost.

The government elects to recognize directly in income foreign exchange gains and losses on sums receivable from (payable to) counterparties and on foreign exchange forward contracts to cover these amounts, as well as on foreign currency operations.
Measurement uncertainty
Derivative financial instruments are subject to measurement uncertainty due to the use of assumptions in measuring their fair value. The measurement methods used for these instruments are presented below.

Measurement method for derivative financial instruments

Measurement of the fair value of these financial instruments is based on Level 2 of the fair value hierarchy, which means that the significant inputs used to measure fair value are observable either directly or indirectly.

Interest rate swaps and currency swaps are valued by discounting future cash flows to present value at the current exchange rates. Variable future cash flows are determined on the basis of forward interest rate structures.

Foreign exchange forward contracts are valued by discounting future cash flows to present value at the current exchange rate.

These valuations require the development and use of assumptions that take into account observable inputs such as interest rate curves, yield curves as well as foreign exchange rates. The valuation method for certain swaps and other derivatives may take into account additional observable data, such as underlying instrument prices and volatility.

CONSOLIDATED FINANCIAL STATEMENTS	151

17.  Assets and liabilities related to derivative financial instruments (cont'd)

Details of assets and liabilities related to derivative financial instruments

(millions of dollars)

As at March 31

	2026	2025

ASSETS RELATED TO DERIVATIVE FINANCIAL INSTRUMENTS

Recorded at cost or amortized cost

Sums receivable from counterparties	1 816	2 405

Recorded at fair value

Currency swap contracts	5 176	6 500

Interest rate swap contracts	1 442	1 687

Other	591	416

	7 209	8 603

	9 025	11 008

LIABILITIES RELATED TO DERIVATIVE FINANCIAL INSTRUMENTS

Recorded at cost or amortized cost

Sums payable to counterparties	2 944	2 418

Recorded at fair value

Currency swap contracts	858	2 055

Interest rate swap contracts	4 373	5 556

Other	593	410

	5 824	8 021

	8 768	10 439

152	PUBLIC ACCOUNTS 2025-2026

17.  Assets and liabilities related to derivative financial instruments (cont'd)

Credit and liquidity risks management

As part of credit risk management for transactions involving derivative financial instruments, the government has adopted a credit risk management policy that limits potential counterparty losses. In accordance with this policy, the government conducts the transactions on over-the-counter derivative financial instruments only with counterparties with which it has concluded framework agreements.

Under framework agreements, a credit support is provided when the fair value of the derivative financial instruments held exceeds a certain threshold. The excess can then be covered through short-term securities or cash and recognized as sums receivable from (payable to) counterparties. This credit support helps limit the government's liquidity risk, in addition to its credit risk, with respect to derivative financial instrument transactions. In addition, for certain derivative financial instruments, the government exchanges guarantees with its counterparties.

The government conducts the transactions with major financial institutions whose credit rating is evaluated by at least two credit rating agencies, one of which must be Standard & Poor's or Moody's. When a transaction agreement comes into effect, the financial institution must have a rating of A or higher from at least one of the agencies that evaluated it. As at March 31, 2026 and 2025, 100% of the transactions in effect met this criterion.

Currency risk management

Certain sums receivable from (payable to) counterparties are denominated in foreign currencies. To limit the currency risk associated with these sums, the government uses foreign exchange forward contracts.

CONSOLIDATED FINANCIAL STATEMENTS	153

▌ 18.  Debts

The government's debts mainly comprise debts contracted on the financial markets. Sinking funds relating to borrowings arise from commitments made by the government to repay these debts.

They also include those stemming from public-private partnerships in respect of which the government makes payments to the partner that are recorded as debts for the portion of the capital assets built (Note 19), or presented as contractual obligations (Note 20) for the portion relating to future maintenance or the future exploitation of the capital assets.

Significant accounting policies
Debts

Debts are recognized at amortized cost using the effective interest method.

Sinking funds relating to borrowings

Financial instruments included in sinking funds relating to borrowings are recognized at cost or amortized cost using the effective interest method.

Moreover, the government conducts purchases and sales of securities, such as Treasury bills and bonds, which it agrees to resell or repurchase from a counterparty at a future date. These transactions are reverse repurchase agreements or repurchase agreements. The government disburses or receives an amount upon conclusion of these transactions.

Securities purchased under reverse repurchase agreements

Under these operations, the counterparty retains the risks and benefits associated with the securities. An amount receivable is recognized under "Securities purchased under reverse repurchase agreements" when the amount is disbursed. Moreover, the government can sell these securities but must purchase them on terms similar to those sold in order to deliver them to the counterparty at the time stipulated in the reverse repurchase agreement. In this case, the obligation to deliver securities with similar conditions is recognized in liabilities under "Obligations to deliver securities" until the securities are effectively delivered to the counterparty.

Securities sold under repurchase agreements

Securities sold remain recorded in the consolidated statement of financial position, as the government retains the risks and benefits associated with these securities. An amount receivable is recognized under "Securities sold under repurchase agreements" when the amount is cashed.

154	PUBLIC ACCOUNTS 2025-2026

18.  Debts (cont'd)

Debts by category

(millions of dollars)

As at March 31

	2026					2025

Equivalent in Canadian dollars

	Canadian			Other
	dollars	US dollars	Euros	currencies (1)	Total	Total

Debts contracted on financial markets

Bonds and notes(2),(3)	215 087	35 173	32 368	8 703	291 331	279 681

Savings products(3)	15 888				15 888	15 764

Treasury bills(2)	12 437				12 437	10 439

Short-term borrowings(4)	814				814	1 974

Mortgage loans	34				34	33

	244 260	35 173	32 368	8 703	320 504	307 891

Less:

Debts whose securities are held in treasury

Bonds and notes	9 846	1 304			11 150	15 546

Treasury bills	1				1	140

	9 847	1 304	―	―	11 151	15 686

Sub-total	234 413	33 869	32 368	8 703	309 353	292 205

Debts arising from agreements and contracts

Private-public partnership agreements	3 692				3 692	3 764

Capital leases	952				952	916

	4 644	―	―	―	4 644	4 680

Total debts	239 057	33 869	32 368	8 703	313 997	296 885

(1) Other currencies included the Australian dollar, the pound sterling, the Swiss franc, the yen, the Swedish krona and the New Zealand dollar.

(2) The government held $2 082M ($1 162M as at March 31, 2025) of these securities through its investments in government enterprises.

(3) These categories included securities issued with a book value of $3 522M ($4 026M as at March 31, 2025), the proceeds of which are allocated to specific projects with environmental benefits.

(4) Short-term borrowings are mainly comprised of bank loans and short-term notes.

CONSOLIDATED FINANCIAL STATEMENTS	155

18.  Debts (cont'd)

Debts arising from public-private partnership agreements

			As at March 31

			2026		2025

			Equivalent in Canadian dollars

	Number of		Contractual
	agreements	Maturity	obligations (1)	Debts	Debts
			$million	$million	$million

University hospitals	3	2043 to 2050	3 049	2 504	2 547

Université de Montréal and McGill
University (including their respective research centres)

Road transportation infrastructure	2	2043	497	1 061	1 085

Autoroutes 25 and 30 (including their respective toll bridges)

Other	2	2039 to 2044	284	127	132

Maison symphonique de Montréal

Centre de détention Sorel-Tracy

	7		3 830	3 692	3 764

Note: The agreements have been concluded for a period ranging from 29 to 39 years.

(1) These contractual obligations to supply goods and services (Note 20) mainly concern infrastructure exploitation and maintenance.

156	PUBLIC ACCOUNTS 2025-2026

18.  Debts (cont'd)

Weighted average rate of debts

(percent)

	As at March 31

	2026	2025

Rate by currency - Before consideration of assets and liabilities related to derivative financial instruments

Debts contracted on financial markets

In Canadian dollars	3.58	3.55

In US dollars	4.07	3.65

In euros	1.70	1.31

In other currencies(1)	3.22	3.23

Debts arising from private-public partnership agreements

In Canadian dollars	8.54	8.54

Debts arising from capital leases

In Canadian dollars	4.46	4.49

Weighted average government rate - After consideration of assets and liabilities related to derivative financial instruments	3.67	3.69

Note: Weighted average rates for debt contracted on financial markets are determined on the basis of effective interest rates prevailing at March 31, and the average weighted rate of the debts stemming from public-private partnerships is determined according to the implicit rate of each agreement.

(1) Other currencies included the Australian dollar, the pound sterling, the Swiss franc, the yen, the Swedish krona and the New Zealand dollar.

CONSOLIDATED FINANCIAL STATEMENTS	157

18.  Debts (cont'd)

Debt repayment schedule

(millions of dollars)

	Equivalent in Canadian dollars

	Debts contracted
	on financial		Debts arising from
Maturing	markets		agreements and
on March 31	(nominal value) (1)		contracts	Total

2027	33 751		105	33 856
2028	14 597		109	14 706
2029	15 094		119	15 213
2030	21 664		128	21 792
2031	25 869		136	26 005
	110 975		597	111 572
2032-2036	98 694		854	99 548
2037-2041	13 403		1 188	14 591
2042-2046	27 257		1 107	28 364
2047-2051	11 815		505	12 320
2052 and thereafter	56 547		393	56 940
	318 691		4 644	323 335

Less:

Debts whose securities are held in treasury	11 686			11 686

	307 005	(2)	4 644	311 649

(1) This schedule provides for repayments of $4 954M in 2027, $2 408M in 2028, $1 696M in 2029, $1 154M in 2030, $856M in 2031 and $1 875M for the years 2032-2036 in respect to demand redeemable savings products totalling $5 284M, as well as step-up bonds redeemable on demand at their anniversary dates and totalling $7 659M.

(2) The repayment schedule for debts contracted on the financial markets is based on the nominal value of the debts stipulated in the contracts. This basis differs from the book value of debts, which, for the purposes of calculating the effective interest rate, takes into account transaction costs, and discounts and premiums. These elements have a net effect of $2 348M.

Risks management relating to debts

In order to meet its financial requirements arising from its operations and investment activities as well as those related to the repayment of borrowings that are maturing, the government has provided itself with an annual financing and debt-management program based on Canadian and international financial markets.

Participation in these markets exposes the government to liquidity risk, interest rate risk and currency risk. Therefore, the government devises risk-management strategies using the different derivative financial instruments at its disposal. Risk management is carried out on debts contracted on the markets, including debts whose securities are held in treasury.

158	PUBLIC ACCOUNTS 2025-2026

18.  Debts (cont'd)

Liquidity risk

In order to limit the liquidity risk, the government has, among other things, lines of credit notably in the general fund of the Consolidated Revenue Fund totalling CAN$1 165 million with various Canadian banking institutions. As at March 31, 2026 and 2025, the balance of these lines was nil.

The government also has a credit agreement totalling US$3 250 million with a Canadian and international banking syndicate. To date, no transactions have been carried out under this credit agreement.

In addition, the government maintains prudential liquid assets in the sinking funds for government borrowings, invested mainly in highly liquid securities of the federal government. In the event of major disruptions in financial markets, these securities can be sold and the liquid assets recovered rapidly, thus enabling the government to honour its financial commitments. As at March 31, 2026, the book value of prudential liquid assets was CAN$13 731 million (CAN$13 353 million as at March 31, 2025).

Currency risk

To manage the currency risk, the government uses derivative financial instruments aimed at exchanging cash flows from one currency to another, such as currency swap contracts and foreign exchange forward contracts.

After taking into account the effect of the derivative financial instruments used to manage currency risk, the net exposure of foreign currency debts contracted on the markets was negligible at March 31, 2026, as it was as at March 31, 2025, compared with the nominal value of the debts. It amounts to $156 million ($176 million as at March 31, 2025).

Net exposure after currency risk management on debt in foreign currencies contracted on financial markets

(millions of dollars)

	As at March 31

	2026			2025

	Equivalent in Canadian dollars

		Derivative
	Debts	financial
	(nominal	instruments	Net	Net
	value)	(nominal value)	exposure	exposure

In US dollars	35 253	35 220	33	41

In euros	32 480	32 357	123	135

In other currencies	8 721	8 721	―	―

	76 454	76 298	156	176

CONSOLIDATED FINANCIAL STATEMENTS	159

18.  Debts (cont'd)

Interest rate risk

To manage its exposure to interest rate risk, the government uses interest rate swap contracts or other types of derivative financial instruments. Interest rate swap contracts make it possible to exchange payments of interest at variable rates for payments of interest at fixed rates, or vice versa, on the basis of a reference par value.

The government determines the target proportion of fixed-rate and variable-rate debt after taking into account derivative financial instruments and sinking funds relating to borrowings. For the purposes of this calculation, financial instruments and amounts held in sinking funds that do not mature in the next fiscal year are considered fixed, except for financial instruments subject to a change in interest rate during the year and amounts earmarked for prudential liquid assets, in accordance with the government's management strategies.

Debt contracted on financial markets consisted of 84% fixed-rate debt and 16% variable-rate debt as at March 31, 2026 (85% at fixed interest rates and 15% at variable interest rates as at March 31, 2025).

160	PUBLIC ACCOUNTS 2025-2026

18.  Debts (cont'd)

Sinking funds relating to borrowings

These funds are attached to $109 983 million of debt ($111 863 million as at March 31, 2025).

Balance of sinking funds relating to borrowings

(millions of dollars)

As at March 31

	2026	2025

Equivalent in Canadian dollars

Assets

Investments(1)

Treasury bills	8 352	8 053

Bonds and notes(2),(3)	12 063	10 885

	20 415	18 938

Securities purchased under reverse repurchase agreements	10 920	5 535

Accrued interest and other assets(2)	712	116

	32 047	24 589

Liabilities

Securities sold under repurchase agreements	7 280	3 998

Obligations to deliver securities	3 463	2 458

Other	537	36

	11 280	6 492

Funds balance	20 767	18 097

(1) The price of securities quoted in an active market was $20 249M ($19 008M as at March 31, 2025) and their book value was $20 415M ($18 938M as at March 31, 2025).

(2) The government also held $7 870M ($11 521M as at March 31, 2025) of its own securities in bonds and notes and $72M ($113M as at March 31, 2025) in accrued interest on these securities. These items are offset against the corresponding debts.

(3) As part of its operations related to risk management, the government gives as security financial securities. As at March 31, 2026 the government had given investment securities whose book value was $38M ($164M as at March 31, 2025).

CONSOLIDATED FINANCIAL STATEMENTS	161

18.  Debts (cont'd)

Change in the balance of sinking funds relating to borrowings

(millions of dollars)

Fiscal year ended March 31
	2026	2025
Equivalent in Canadian dollars

Opening balance before offsetting securities held in treasury	29 731	31 786

Payments from the general fund of the Consolidated Revenue Fund and from other entities included in the government's reporting entity	1 957	1 426

Net gains on investments	739	1 053

Net remeasurement (losses) gains	(108)	66

	32 319	34 331

Sums used to repay debts	(3 610)	(4 600)

Balance before offsetting securities held in treasury	28 709	29 731

Less:

Securities held in treasury	7 942	11 634

Closing balance	20 767	18 097

Risks management of sinking funds relating to borrowings

Risk management is carried out on assets and liabilities held in sinking funds relating to borrowings, including those whose securities are held in treasury. The monetary sums making up these funds are managed according to an investment policy.

162	PUBLIC ACCOUNTS 2025-2026

18.  Debts (cont'd)

Credit and liquidity risks

The credit risk associated with investments held in sinking funds relating to borrowings is limited, because the management framework and the investment policy limit the risks associated with government investments. This framework includes criteria such as the minimum credit rating required for the selection of authorized issuers, which are mainly financial institutions and governments.

The credit and liquidity risks associated with reverse repurchase and repurchase agreement transactions are low, since the government has adopted a management policy specific to these financial instruments, which enables it to limit potential losses. Under this policy, agreements are signed with counterparties, providing for the exchange of guarantees based on the net position related to these transactions.

Debt repayment schedule after effect of derivative financial instruments and amounts accumulated in sinking funds relating to borrowings

(millions of dollars)

	Equivalent in Canadian dollars

	Debts contracted on financial markets after taking into account
	derivative financial instruments
	(nominal value)
							Sinking
							funds
Maturing on	Canadian	US		Other			relating to
March 31	dollars	dollars	Euros	currencies	Sub-total		borrowings	Total

2027	33 211	(192)	17		33 036		(4 047)	28 989
2028	14 235	6	17		14 258		(1 823)	12 435
2029	14 687	204	17		14 908		(2 272)	12 636
2030	21 004	5	18		21 027		(5 317)	15 710
2031	25 691	4	16		25 711		(3 168)	22 543
	108 828	27	85	―	108 940		(16 627)	92 313
2032-2036	96 135	6	38		96 179		(6 248)	89 931
2037-2041	13 202				13 202			13 202
2042-2046	27 257				27 257		(2 806)	24 451
2047-2051	11 815				11 815		(1 095)	10 720
2052 and
thereafter	56 547				56 547		(1 933)	54 614

	313 784	33	123	―	313 940	(1)	(28 709)	285 231

 (1) The repayment schedule for debt contracted on financial markets is based on the nominal value of the debt provided for in the contracts, and takes into account the effect of derivative financial instruments. This basis differs from the book value of $320 504M, as transaction costs, discounts and premiums of $1 813M are not included in the nominal value, while the net effect of downward derivative financial instruments of $4 751M is not included in the book value.

CONSOLIDATED FINANCIAL STATEMENTS	163

▌ 19.  Fixed assets

Significant accounting policies
Fixed assets

Fixed assets are recognized at cost and depreciated (except for land, which is not depreciated) on a straight-line basis over a period corresponding to their useful life. Their cost includes financing charges capitalized during their construction, improvement, development as well as, where applicable, asset retirement costs. Fixed assets under construction, development or improvement are not depreciated.

Works of art and historic properties, such as paintings, sculptures, drawings, prints, photographs, films and videos are recognized as expenditure in the fiscal year during which they are acquired.

Fixed assets acquired through government transfer or through donation, including those acquired for a nominal value, are recognized at their fair value at the time of acquisition.

Land in the public domain and natural resources, such as forests, water and mining resources, which the government holds by virtue without their being purchased, are not recorded in the government's consolidated financial statements.

Fixed assets held under capital leases

The cost of fixed assets held under capital leases is equal to the present value of minimum payments due for the rental of such assets, without exceeding the fair value of the leased asset.

Fixed assets acquired under public-private partnership agreements

Fixed assets acquired under public-private partnership agreements constitute infrastructure projects stemming from long-term contracts by which the government forms a partnership with at least one private partner to complete them and that satisfy the following conditions:

  the private sector partner(s) are responsible for designing, building, acquiring or improving the infrastructure element, its financing once it is commissioned, and its exploitation or maintenance;

  the government controls the infrastructure project at all times for the duration of the agreement and, upon its conclusion, the government controls its significant residual interest, if need be;

  the government and the private sector partner(s) share the project-related risks.

The capital assets acquired under the public-private partnership agreements are recognized at cost, which represents the fair value on the date of recognition and are amortized on a straight-line basis over a period corresponding to their useful life.

164	PUBLIC ACCOUNTS 2025-2026

19.  Fixed assets (cont'd)

Categories	Useful life

Buildings (Institutional and operational buildings, leasehold improvements, etc.)	10 to 50 years(1)

Facilities (Organization and development of natural spaces: land, parks, forests, watercourses, etc.)	5 to 20 years

Complex networks (Road, maritime and air transportation infrastructures, natural resource development networks, dams and other large structures, etc.)	10 to 60 years

Equipment (Transport vehicles, machinery, office furniture and equipment, specialized medical, educational, scientific or industrial equipment, etc.)	3 to 30 years

Data processing and office automation equipment (Computers and peripheral devices, software, telecommunication, radiocommunication or information processing equipment, etc.)	3 to 10 years

Development of data processing systems (Design, production and implementation of data processing systems, as well as equipment and software acquired for this purpose)	5 to 10 years

(1) Asset retirement costs capitalized in the buildings category are amortized over a period of up to 125 years.

CONSOLIDATED FINANCIAL STATEMENTS	165

19.  Fixed assets (cont'd)

Change in fixed assets by category

(millions of dollars)

	Land	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Develop- ment of data processing systems	Total
COST

Opening balance	3 393	93 549	3 333	58 915	15 276	4 641	7 327	186 434

Acquisitions	169	886	55	2 851	945	368	58	5 332

Work in progress		5 473	164	1 242	90	97	399	7 465

Impact of disposals and reductions in value	(19)	(306)	(13)	(543)	(581)	(277)	(339)	(2 078)

Restatements and other adjustments	12	(28)	(10)	3	22			(1)

Closing balance	3 555	99 574	3 529	62 468	15 752	4 829	7 445	197 152

ACCUMULATED DEPRECIATION

Opening balance		34 165	1 302	23 207	9 608	3 366	4 810	76 458

Depreciation expenses		2 128	153	1 817	907	573	406	5 984

Impact of disposals		(256)	(5)	(542)	(562)	(272)	(324)	(1 961)

Restatements and other adjustments		4	(2)					2

Closing balance	―	36 041	1 448	24 482	9 953	3 667	4 892	80 483

Net book value as at March 31, 2026	3 555	63 533	2 081	37 986	5 799	1 162	2 553	116 669

Net book value as at March 31, 2025	3 393	59 384	2 031	35 708	5 668	1 275	2 517	109 976

166	PUBLIC ACCOUNTS 2025-2026

19.  Fixed assets (cont'd)

Fixed assets acquired under public-private partnership agreements

(millions of dollars)

	Buildings	Facilities	Complex networks	Equipment	Total

Cost	5 311	196	2 303	152	7 962

Accumulated depreciation(1)	1 031	87	784	105	2 007

Net book value as at March 31, 2026	4 280	109	1 519	47	5 955

Net book value as at March 31, 2025	4 389	119	1 576	57	6 141

Note: In exchange for the capital assets acquired, a financial liability is recognized in the debts stemming from the public-private partnership agreements (Note 18) for all the agreements.

(1) The amortization expense of such capital assets stood at $186M ($186M in 2024-2025).

(2) Net book value stood at $4 216M for university hospitals ($4 336M as at March 31, 2025), $1 519M for road transportation infrastructure ($1 576M as at March 31, 2025), and $220M for the other agreements ($229M as at March 31, 2025).

Fixed assets rented under capital leases

(millions of dollars)

	Buildings	Other	Total

Cost	1 102	40	1 142

Accumulated depreciation	270	22	292

Net book value as at March 31, 2026	832	18	850

Net book value as at March 31, 2025	809	17	826

Fixed assets under construction, development or improvements (work in progress)

(millions of dollars)

					Data
					processing	Development
					and office	of data
			Complex		automation	processing
	Buildings	Facilities	networks	Equipment	equipment	systems	Total

Cost as at March 31, 2026	12 901	221	2 920	232	114	885	17 273

Cost as at March 31, 2025	11 971	242	2 137	223	95	791	15 459

Note: No depreciation expense was recorded for these fixed assets in 2025-2026 and 2024-2025.

CONSOLIDATED FINANCIAL STATEMENTS	167

▌ 20.  Contractual obligations and contractual rights

Significant accounting policies
A contractual obligation is presented when all of the following conditions are met:

  there is a legally enforceable written document dated March 31 giving the other party the power to take the matter to court to execute the bond;

  this written document leads to the loss of discretionary power, that is, the government is likely to have little or no opportunity to amend the written terms and conditions or withdraw from them on its own initiative and therefore has no other realistic alternative than to settle the obligation when the transaction or event occurs;

  the government will have to sacrifice economic resources in the future to settle the obligation;

  the transaction or event giving rise to the obligation or right has not yet occurred.

A contractual right is disclosed under the same circumstances, that is, when there is a legally enforceable written document as at March 31 depriving the other party of discretionary power and will lead to an inflow of economic resources for the government when the transaction or event occurs.

Contractual obligations or rights stemming from agreements of indeterminate length are calculated and presented over a six-year period: each of the first five years of the agreements and an additional year for the balance. Contractual obligations resulting from agreements where the amounts are paid in perpetuity are spread over 30 years.

168	PUBLIC ACCOUNTS 2025-2026

20.  Contractual obligations and contractual rights (cont'd)

Contractual obligations by expenditure and investment category

(millions of dollars)

	Expenditures					Investments

	Transfer			Operating

		Agreements		Procure-		Acquisi-	Loan and
		concerning		ment of		tions of	invest-
Maturing		non-capital	Operating	goods and		fixed	ment
on March 31	Capital	expenditures	leases	services	Other	assets	pledges	Total

2027	5 577	5 424	744	9 166	132	7 210	2 229	30 482

2028	4 336	3 305	630	5 204	60	2 467	597	16 599

2029	3 264	2 047	535	3 333	18	1 001	161	10 359

2030	2 772	479	436	2 348	10	355	72	6 472

2031	2 906	309	357	1 703	5	188	43	5 511

	18 855	11 564	2 702	21 754	225	11 221	3 102	69 423

2032 and thereafter	4 137	5 385	1 588	12 234	12	328	14	23 698

	22 992	16 949	4 290	33 988	237	11 549	3 116	93 121

No fixed maturity date							881	881

	22 992	16 949	4 290	33 988	237	11 549	3 997	94 002
Contractual rights by revenue source

(millions of dollars)

			Transfers
Maturing	Natural	Services to	from federal
on March 31	resources	be provided	government	Other	Total

2027	234	924	7 919	385	9 462

2028	77	801	6 925	143	7 946

2029	27	805	5 900	50	6 782

2030	26	815	5 321	33	6 195

2031	26	828	5 146	20	6 020

	390	4 173	31 211	631	36 405

2032 and thereafter	114	1 862	3 129	54	5 159

	504	6 035	34 340	685	41 564

CONSOLIDATED FINANCIAL STATEMENTS	169

▌ 21.  Contingencies

Significant accounting policies

Contingent liabilities

Obligations stemming from lawsuits and disputes are recognized as liabilities when a future event is likely to confirm the existence of a liability as at the date of the financial statements and a reasonable estimate of the loss can be made. If it is impossible to determine the probability of the event occurring, or if the event is likely to occur but no reasonable estimate can be made, a contingent liability is presented in an additional note.

The accounting policies used for contingent liabilities relating to environmental liabilities and allowances for losses from guaranteed financial initiatives are presented in Note 13 on accounts payable, accrued expenses and other allowances and in Note 15 on asset retirement obligations and environmental liability, respectively.

Material measurement uncertainties

Recognized contingent liabilities and those presented in an additional note may vary materially, including in the next fiscal year, based on the various assumptions made to estimate them and determine the likelihood that an existing situation will be resolved as at the date of the financial statements. Among the assumptions used are past experience, current negotiations, recent settlements and court rulings.

Information as to the amounts and extent of uncertainties related to contingent liability is not provided since their disclosure could negatively affect the outcomes of lawsuits and disputes.

The measurement uncertainty with respect to the allowance for losses on guaranteed financial initiatives and environmental liability is presented in Note 13 on accounts payable, accrued expenses and other allowances and in Note 15 on asset retirement obligations and environmental liability, respectively.

Contingent liabilities

Claims and legal proceedings

The government is involved in a number of claims and legal proceedings arising from events and decisions that have caused damage or injury to individuals or legal entities. Moreover, various Indigenous communities in Québec have instituted legal proceedings for damages and interest against the government which mainly concern land claims and the recognition of certain ancestral rights. These proceedings are at various stages of progress. Some are currently suspended or inactive.

Claims and legal proceedings whose outcomes are deemed probable and for which a reasonable estimate of the amount can be established were recognized as liabilities. Those for which the government has been unable to establish a reasonable estimate of the amount were not recognized as liabilities, and no amount is presented.

Finally, the amounts involved in proceedings whose outcomes are deemed indeterminable are estimated at $14 550 million for those instituted by various Indigenous communities and at $6 551 million for the other proceedings.

170	PUBLIC ACCOUNTS 2025-2026

21.  Contingencies (cont'd)

Contingent liabilities (cont'd)

Complaints and application of the Pay Equity Act

The Pay Equity Act (CQLR, chapter E-12.001), requires employers subject to the Act to ensure pay equity between predominantly female and predominantly male job classes within the same enterprise. When wage gaps caused by gender discrimination are identified, the employers must correct them.

From the standpoint of the application of the Act, the government is responsible for 12 pay equity programs applicable to salaried employees in the public and parapublic sector. For each program, the government must check every five years to ensure that pay equity is maintained between the specified job classes. The government makes a provision for a predominantly female job class when it is likely that this job class will benefit from a salary adjustment as a result of a pay equity audit or litigation (complaint, dispute or appeal) and it can reasonably estimate the amount it will have to pay.

Basically, the ongoing disputes concern the pay equity program for unionized employees in the parapublic sector. Concerning pay equity maintenance for 2025, which was supposed to be completed by December 20, 2025, work is continuing with the relevant labour unions.

With regard to the 2015 and 2020 pay equity audits, they are the subject of complaints before the Commission des normes, de l'équité, de la santé et de la sécurité du travail (CNESST). These complaints are currently under review. The complaints and appeals are lodged by salaried employees and labour unions. As for the 2010 pay equity audit, there are no more complaints waiting on a CNESST decision, but some appeals are still awaiting a hearing or a decision from the Administrative Labour Tribunal.

The estimation method used to value the possible liability includes the assumptions that the government deems to be the most probable.

CONSOLIDATED FINANCIAL STATEMENTS	171

▌ 22.  Cash flow information

Items not affecting cash flow

(millions of dollars)

	Fiscal year ended March 31

	2026		2025

Depreciation of fixed assets		5 984		5 569

Revenue from government enterprises		(5 241)		(5 689)

Activities related to pension plans and other employee future benefits

Cost of accrued benefits	4 066		4 215

Interest on obligations relating to accrued benefits	8 619		8 348

Other	771		958

	13 456		13 521

Reinvestment of revenue from fund's investments	(9 062)	4 394	(8 215)	5 306

Doubtful accounts, other provisions and losses		1 798		2 086

Reinvestment of the income from Generations Fund investments		(771)		(876)

Other items not affecting cash flow		(143)		(61)

		6 021		6 335

Change in assets and liabilities related to operations and additional information

(millions of dollars)

	Fiscal year ended March 31

	2026	2025

CHANGE IN ASSETS AND LIABILITIES RELATED TO OPERATIONS

Assets

Accounts receivable	(322)	(3 508)

Other	(82)	(451)

	(404)	(3 959)

Liabilities

Accounts payable, accrued expenses and other allowances	789	2 261

Other	648	365

	1 437	2 626

	1 033	(1 333)

ADDITIONAL INFORMATION

Interest paid	10 510	10 244

Fixed asset acquisition included in accounts payable and accrued expenses	2 532	2 922

172	PUBLIC ACCOUNTS 2025-2026

▌ 23.  Related party information

The government is a related party to its key management personnel, their close relatives and entities for which one or more of those people have the power to guide financial and administrative decisions. The government's main management personnel are ministers, deputy ministers, and presidents and executive directors or their equivalent.

The government concluded no significant transactions with related parties during fiscal 2025-2026, for amounts different from those that would have been established between non-related parties.

CONSOLIDATED FINANCIAL STATEMENTS	173

Appendix 1

Reporting entity by portfolio

The government sets up programs administered directly by government entities, including departments and agencies. All entities under the responsibility of a minister constitute a portfolio. The National Assembly and persons appointed by it also constitute portfolios.

During the fiscal year, the following changes were made to the government reporting entity.

Entity	Portfolio	Application date
Creation
Commissioner for Children's Well-Being and Rights	Persons Appointed by the National Assembly	May 12, 2025
Recreation and sports integrity ombudsman	Éducation	June 7, 2025
Fonds Impulsion S.E.C.	Économie, Innovation et Énergie	August 27, 2025
Abolition
Financement-Québec	Finances	April 1st, 2025
Health and Social Services Information Resources Fund	Santé et Services sociaux	April 1st, 2025

The following changes were also made to the composition of portfolios in 2025-2026 as a result of changes in ministers' responsibilities.

Entity	Portfolio 2024-2025	Portfolio 2025-2026
Conseil du statut de la femme	Relations internationales et Francophonie	Santé et Services sociaux
Office des professions du Québec	Conseil du trésor et Administration gouvernementale	Travail
Capitale-Nationale Region Fund Commission de la capitale nationale du Québec	Conseil du trésor et Administration gouvernementale	Affaires municipales et Habitation

174	PUBLIC ACCOUNTS 2025-2026

Appendix 1

Reporting entity by portfolio (cont'd)

National Assembly

National Assembly

Persons Appointed by the National Assembly

Auditor General

Chief Electoral Officer

Commissioner for Children's Well-Being and Rights

French language Commissioner

Lobbyists Commissioner

Public Protector

The Ethics Commissioner

Affaires municipales et Habitation

Department and budget-funded bodies

Affaires municipales et Habitation

Administrative Housing Tribunal

Commission municipale du Québec

Non-budget-funded bodies

Commission de la capitale nationale du Québec

Société d'habitation du Québec

Special funds

Capitale-Nationale Region Fund

Regions and Rurality Fund

Agriculture, Pêcheries et Alimentation

Department and budget-funded bodies

Agriculture, Pêcheries et Alimentation

Commission de protection du territoire agricole du Québec

Régie des marchés agricoles et alimentaires du Québec

Non-budget-funded bodies

Institut de technologie agroalimentaire du Québec (June 30)

La Financière agricole du Québec

Government enterprise1

Capital Financière agricole inc. (December 31)

Conseil du trésor, Administration gouvernementale et Efficacité de l'État

Department and budget-funded body

Conseil du trésor, Administration gouvernementale et Efficacité de l'État

Commission de la fonction publique

Non-budget-funded bodies

Autorité des marchés publics

Centre d'acquisitions gouvernementales

Société québécoise des infrastructures

CONSOLIDATED FINANCIAL STATEMENTS	175

Appendix 1

Reporting entity by portfolio (cont'd)

Conseil exécutif

Department and budget-funded body

Conseil exécutif

Commission d'accès à l'information

Culture et Communications

Department and budget-funded body

Culture et Communications

Conseil du patrimoine culturel du Québec

Non-budget-funded bodies

Bibliothèque et Archives nationales du Québec

Conseil des arts et des lettres du Québec

Conservatoire de musique et d'art dramatique du Québec (June 30)

Musée d'art contemporain de Montréal

Musée de la Civilisation

Musée national de l'histoire du Québec

Musée national des beaux-arts du Québec

Société de développement des entreprises culturelles

Société de la Place des Arts de Montréal

Société de télédiffusion du Québec (Télé-Québec)

Société du Grand Théâtre de Québec (August 31)

Special funds

Avenir Mécénat Culture Fund

Québec Cultural Heritage Fund

Cybersécurité et Numérique

Department

Cybersécurité et Numérique

Special fund

Cybersecurity and Digital Technology Fund

Économie, Innovation et Énergie

Department and budget-funded body

Économie et Innovation

Commission de l'éthique en science et en technologie

Non-budget-funded bodies

Fonds de recherche du Québec

Régie de l'énergie

Société portuaire du Bas-Saint-Laurent et de la Gaspésie inc.

Special funds

Economic Development Fund

Natural Resources and Energy Capital Fund

Natural Resources Fund (fossil energy management component)2
Québec Enterprise Growth Fund

176	PUBLIC ACCOUNTS 2025-2026

Appendix 1

Reporting entity by portfolio (cont'd)

Économie, Innovation et Énergie (cont'd)

Government enterprises1

Fonds d'investissement Eurêka S.E.C. (December 31)

Fonds Impulsion S.E.C. (December 31)

Hydro-Québec3 (December 31)

Investissement Québec3

Société du parc industriel et portuaire de Bécancour3

Éducation

Department and budget-funded bodies

Éducation

Commission consultative de l'enseignement privé

Conseil supérieur de l'éducation

National Student Ombudsman

Recreation and sports integrity ombudsman

Non-budget-funded bodies

Institut national des mines

Institut national d'excellence en éducation

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

Special fund

Sports and Physical Activity Development Fund

Organizations in the government's education network - School service centres4

Centre de services scolaire au Coeur-des-Vallées

Centre de services scolaire de Charlevoix

Centre de services scolaire de Kamouraska-Rivière-du-Loup

Centre de services scolaire de la Baie-James

Centre de services scolaire de la Beauce-Etchemin

Centre de services scolaire de la Capitale

Centre de services scolaire de la Côte-du-Sud

Centre de services scolaire De La Jonquière

Centre de services scolaire de la Moyenne-Côte-Nord

Centre de services scolaire de la Pointe-de-l'Île

Centre de services scolaire de la Région-de-Sherbrooke

Centre de services scolaire de la Riveraine

Centre de services scolaire de la Rivière-du-Nord

Centre de services scolaire de Laval

Centre de services scolaire de l'Énergie

Centre de services scolaire de l'Estuaire

Centre de services scolaire de l'Or-et-des-Bois

Centre de services scolaire de Montréal

Centre de services scolaire de Portneuf

Centre de services scolaire de Rouyn-Noranda

Centre de services scolaire de la Vallée-des-Tisserands

CONSOLIDATED FINANCIAL STATEMENTS	177

Appendix 1

Reporting entity by portfolio (cont'd)

Éducation (cont'd)

Organizations in the government's education network - School service centres4 (cont'd)

Centre de services scolaire des Affluents

Centre de services scolaire de Saint-Hyacinthe

Centre de services scolaire des Appalaches

Centre de services scolaire des Bois-Francs

Centre de services scolaire des Chênes

Centre de services scolaire des Chic-Chocs

Centre de services scolaire des Découvreurs

Centre de services scolaire des Draveurs

Centre de services scolaire des Grandes-Seigneuries

Centre de services scolaire des Hautes-Laurentides

Centre de services scolaire des Hautes-Rivières

Centre de services scolaire des Hauts-Bois-de-l'Outaouais

Centre de services scolaire des Hauts-Cantons

Centre de services scolaire des Îles

Centre de services scolaire des Laurentides

Centre de services scolaire des Mille-Îles

Centre de services scolaire des Monts-et-Marées

Centre de services scolaire des Navigateurs

Centre de services scolaire de Sorel-Tracy

Centre de services scolaire des Patriotes

Centre de services scolaire des Phares

Centre de services scolaire des Portages-de-l'Outaouais

Centre de services scolaire des Premières-Seigneuries

Centre de services scolaire des Rives-du-Saguenay

Centre de services scolaire des Samares

Centre de services scolaire des Sommets

Centre de services scolaire des Trois-Lacs

Centre de services scolaire du Chemin-du-Roy

Centre de services scolaire du Fer

Centre de services scolaire du Fleuve-et-des-Lacs

Centre de services scolaire du Lac-Abitibi

Centre de services scolaire du Lac-Saint-Jean

Centre de services scolaire du Lac-Témiscamingue

Centre de services scolaire du Littoral

Centre de services scolaire du Pays-des-Bleuets

Centre de services scolaire du Val-des-Cerfs

Centre de services scolaire Harricana

Centre de services scolaire Marguerite-Bourgeoys

Centre de services scolaire Marie-Victorin

Centre de services scolaire René-Lévesque

178	PUBLIC ACCOUNTS 2025-2026

Appendix 1

Reporting entity by portfolio (cont'd)

Éducation (cont'd)

Organizations in the government's education network - School boards4

Commission scolaire Central Québec - Central Québec School Board

Commission scolaire crie - Cree School Board

Commission scolaire Eastern Shores - Eastern Shores School Board

Commission scolaire Eastern Townships - Eastern Townships School Board

Commission scolaire English-Montréal - English Montreal School Board

Commission scolaire Kativik - Kativik School Board

Commission scolaire Lester-B.-Pearson - Lester B. Pearson School Board

Commission scolaire New Frontiers - New Frontiers School Board

Commission scolaire Riverside - Riverside School Board

Commission scolaire Sir-Wilfrid-Laurier - Sir Wilfrid Laurier School Board

Commission scolaire Western Québec - Western Québec School Board

Comité de gestion de la taxe scolaire de l'île de Montréal

Emploi et Solidarité sociale

Department and budget-funded body

Emploi et Solidarité sociale

Commission des partenaires du marché du travail

Non-budget-funded body

Cree Hunters Economic Security Board (June 30)

Special funds

Assistance Fund for Independent Community Action

Goods and Services Fund

Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale

Labour Market Development Fund

Québec Fund for Social Initiatives

Enseignement supérieur

Department and budget-funded bodies

Enseignement supérieur

Comité consultatif sur l'accessibilité financière aux études

Commission d'évaluation de l'enseignement collégial

Non-budget-funded body

Institut de tourisme et d'hôtellerie du Québec (June 30)

Special fund

University Excellence and Performance Fund

Organizations in the government's higher education networks - General and vocational colleges (CEGEPs)4

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d'Ahuntsic

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

CONSOLIDATED FINANCIAL STATEMENTS	179

Appendix 1

Reporting entity by portfolio (cont'd)

Enseignement supérieur (cont'd)

Organizations in the government's higher education networks - General and vocational colleges (CEGEPs)4 (cont'd)

Cégep de Chicoutimi

Cégep de Drummondville

Cégep de Granby

Cégep de Jonquière

Cégep de l'Abitibi-Témiscamingue

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de Lévis

Cégep de l'Outaouais

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Sainte-Foy

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sept-Îles

Cégep de Shawinigan

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de St-Félicien

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard-Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep Limoilou

Cégep Lionel-Groulx

Cégep Marie-Victorin

Cégep Montmorency

Cégep régional Champlain - Champlain Regional College

Cégep régional de Lanaudière

Cégep Saint-Jean-sur-Richelieu

Collège d'Alma

Dawson College

Heritage College

John Abbott College
Vanier College of General and Vocational Education

180	PUBLIC ACCOUNTS 2025-2026

Appendix 1

Reporting entity by portfolio (cont'd)

Enseignement supérieur (cont'd)

Organizations in the government's higher education networks - Université du Québec and its constituent universities5

École de technologie supérieure

École nationale d'administration publique

Institut national de la recherche scientifique

Télé-université

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Department and budget-funded body

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Bureau d'audiences publiques sur l'environnement

Non-budget-funded bodies

Fondation pour la biodiversité et la faune du Québec

Société québécoise de récupération et de recyclage

Special funds

Blue Fund

Electrification and Climate Change Fund

Fund for the Protection of the Environment and the Waters in the Domain of the State

Natural Resources Fund (Wildlife conservation and development component)2

Famille

Department and budget-funded body

Famille

Curateur public

Special fund

Educational Childcare Services Fund

Finances

Department

Finances6

Non-budget-funded bodies

Agence du revenu du Québec7

Autorité des marchés financiers

Institut de la statistique du Québec

Société de financement des infrastructures locales du Québec
Société nationale de l'amiante8

CONSOLIDATED FINANCIAL STATEMENTS	181

Appendix 1

Reporting entity by portfolio (cont'd)

Finances (cont'd)

Special funds

Financing Fund

Financial Markets Administrative Tribunal (Fund of the)9

Fund to Combat Addiction

Generations Fund

Health Services Fund

IFC Montréal Fund

Northern Plan Fund

Special Contracts and Financial Assistance for Investment Fund

Tax Administration Fund

Government enterprises1

Loto-Québec

Société des alcools du Québec (fiscal year ended on the last Saturday of March)

Société québécoise du cannabis (fiscal year ended on the last Saturday of March)

Immigration, Francisation et Intégration

Department

Immigration, Francisation et Intégration

Justice

Department and budget-funded bodies

Justice

Commission des droits de la personne et des droits de la jeunesse

Committee on the Remuneration of Criminal and Penal Prosecuting Attorneys

Committee on the remuneration of judges and justices of the peace

Conseil de la justice administrative

Conseil de la magistrature

Directeur des poursuites criminelles et pénales

Human Rights Tribunal

Office de la protection du consommateur

Non-budget-funded bodies

Commission des services juridiques

Fonds d'aide aux actions collectives

Société québécoise d'information juridique

Special funds

Access to Justice Fund

Administrative Tribunal of Québec (Fund of the)9

Fund dedicated to assistance for persons who are victims of criminal offences

Register Fund of the Ministère de la Justice

182	PUBLIC ACCOUNTS 2025-2026

Appendix 1

Reporting entity by portfolio (cont'd)

Langue française

Department and budget-funded bodies

Langue française

Commission de toponymie

Office québécois de la langue française

Non-budget-funded body

Centre de la francophonie des Amériques

Relations internationales et Francophonie

Department

Relations internationales et Francophonie

Non-budget-funded body

Office Québec-Monde pour la jeunesse

Ressources naturelles et Forêts

Department

Ressources naturelles et Forêts

Non-budget-funded bodies

Société de développement de la Baie-James (December 31)

Société du Plan Nord

Special funds

Natural Resources Fund (forestry, sustainable forest development, mining heritage and mining activity management components)2

Territorial Information Fund

Government enterprise1

Société ferroviaire et portuaire de Pointe-Noire S.E.C.

Santé et Services sociaux

Department and budget-funded bodies

Santé et Services sociaux

Commissaire à la santé et au bien-être

Conseil du statut de la femme

Office des personnes handicapées du Québec

Non-budget-funded bodies

Fonds de l'assurance médicaments - Prescription Drug Insurance Fund

Héma-Québec

Institut national de santé publique du Québec

Institut national d'excellence en santé et en services sociaux

Régie de l'assurance maladie du Québec

Santé Québec

Urgences-santé

Special fund

Cannabis Prevention and Research Fund

CONSOLIDATED FINANCIAL STATEMENTS	183

Appendix 1

Reporting entity by portfolio (cont'd)

Santé et Services sociaux (cont'd)

Facilities serving northern and Indigenous communities

Centre de santé Inuulitsivik - Inuulitsivik Health Centre

Centre de santé Tulattavik de l'Ungava - Ungava Tulattavik Health Centre

CLSC Naskapi

Conseil cri de la santé et des services sociaux de la Baie-James - Cree Board of Health and Social Services of James Bay

Régie régionale de la santé et des services sociaux du Nunavik - Nunavik Regional Board of Health and Social Services

Sécurité publique

Department and budget-funded bodies

Sécurité publique

Bureau des enquêtes indépendantes

Bureau du coroner

Commissaire à la déontologie policière

Commissaire à la lutte contre la corruption

Commission québécoise des libérations conditionnelles

Régie des alcools, des courses et des jeux

Tribunal administratif de déontologie policière

Non-budget-funded bodies

École nationale de police du Québec (June 30)

École nationale des pompiers du Québec (June 30)

Special fund

Police Services Fund

Tourisme

Department

Tourisme

Non-budget-funded bodies

Société de développement et de mise en valeur du Parc olympique

Société du Centre des congrès de Québec

Société du Palais des congrès de Montréal

Special fund

Tourism Partnership Fund

Transports et Mobilité durable

Department and budget-funded body

Transports et Mobilité durable

Commission des transports du Québec

Non-budget-funded bodies

Mobilité Infra Québec

Société de l'assurance automobile du Québec (December 31)
Société des Traversiers du Québec

184	PUBLIC ACCOUNTS 2025-2026

Appendix 1

Reporting entity by portfolio (cont'd)

Transports et Mobilité durable (cont'd)

Special funds

Air Service Fund

Highway Safety Fund

Land Transportation Network Fund

Rolling Stock Management Fund

Travail

Department

Travail

Non-budget-funded bodies

Office des professions du Québec

Régie du bâtiment du Québec

Special fund

Administrative Labour Tribunal (Fund of the)9

Note: When an entity's fiscal year ends on a date other than March 31, it is indicated in parentheses. For the purposes of consolidation in the government's financial statements, interim data are then used for the period between the end of the fiscal year and March 31.

1. The government holds a 100% share in those enterprises, except for Capitale Financière agricole inc. where it holds 90.10%.

2. The Natural Resources Fund, established under the Act respecting the Ministère des Ressources naturelles et de la Faune (CQLR, chapter M-25.2), is composed of various components. Financial information on the fossil energy management component is presented in the Économie, Innovation et Énergie portfolio. Financial information for the wildlife conservation and development component is included in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio. Lastly, financial information for all other components is combined and presented in the Ressources naturelles et Forêts portfolio.

3. The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, the revenues of these government enterprises are recognized in the Finances portfolio, since their shares are held by the Minister of Finance.

4. The fiscal year of the school service centres, school boards and colleges ends on June 30. Interim data are used for the period between the end of their fiscal year and March 31.

5. The financial data of the Université du Québec and its constituent universities that were used for consolidation purposes cover the period from May 1, 2025 to April 30, 2026, the date on which their fiscal year ends.

6. In accordance with section 9 of the Executive Power Act (CQLR, chapter E-18), Order-in-Council 1160-2025 entrusts the functions and responsibilities of the Minister of Revenue to the Minister of Finance.

7. Transactions of the general fund of the Consolidated Revenue Fund related to the enforcement or administration of any statute under the responsibility of the Minister of Revenue are administered by the Agence du revenu du Québec.

8. The Société nationale de l'amiante has ceased its operations. Since June 1, 2016, this entity has been constituted as a legal person established in the public interest governed by the provisions of the Business Corporations Act (CQLR, chapter S-3.1.1).

9. The financial data for this special fund, which were used for consolidation purposes, also include those pertaining to the body financed by this fund.

CONSOLIDATED FINANCIAL STATEMENTS	185

Appendix 2

Segment disclosures

Consolidated statement of revenue

(millions of dollars)

	Fiscal year ended March 31, 2026

	Income		Duties,		Revenue
	and		permits	Miscella-	from	Federal
	property	Consump-	and	neous	government	government
	taxes	tion taxes	royalties	revenue	enterprises	transfers	Total

PORTFOLIOS

Assemblée nationale				10			10

Personnes désignées par l'Assemblée nationale				1			1

Affaires municipales et Habitation			9	307		511	827

Agriculture, Pêcheries et Alimentation			29	67	(3)	176	269

Conseil du trésor, Administration gouvernementale et Efficacité de l'État			1	135			136

Conseil exécutif							―

Culture et Communications		5	1	186		6	198

Cybersécurité et Numérique				61			61

Économie, Innovation et Énergie(1)			22	320	1	20	363

Éducation	1 243	88		1 622		347	3 300

Emploi et Solidarité sociale			45	218		787	1 050

Enseignement supérieur				1 190		253	1 443

Environnement, Lutte contre les changements climatiques, Faune et Parcs		43	1 603	101		84	1 831

Famille			30	3			33

Finances	72 872	27 182	2 462	3 336	5 235	25 470	136 557

Immigration, Francisation et Intégration			40	6		868	914

Justice			7	394		70	471

Langue française				1			1

Relations internationales et Francophonie				1			1

Ressources naturelles et Forêts			245	268	8	40	561

Santé et Services sociaux				5 588		610	6 198

Sécurité publique			27	535		101	663

Tourisme		183	3	81			267

Transports et Mobilité durable		2 138	2 079	362		460	5 039

Travail			105	129			234

Total revenue	74 115	29 639	6 708	14 922	5 241	29 803	160 428

(1) The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, the revenues of these government enterprises are recognized in the Finances portfolio, since their shares are held by the Minister of Finance.

186	PUBLIC ACCOUNTS 2025-2026

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of revenue (cont'd)

(millions of dollars)

	Fiscal year ended March 31, 2025

	Income		Duties,		Revenue
	and		permits	Miscella-	from	Federal
	property	Consumpt	and	neous	government	government
	taxes	ion taxes	royalties	revenue	enterprises	transfers	Total

PORTFOLIOS

Assemblée nationale				14			14

Personnes désignées par l'Assemblée nationale				1			1

Affaires municipales et Habitation			8	277		660	945

Agriculture, Pêcheries et Alimentation			29	73	(3)	181	280

Conseil du trésor, Administration gouvernementale et Efficacité de l'État				90			90

Conseil exécutif				1		1	2

Culture et Communications		5	1	220		9	235

Cybersécurité et Numérique				50			50

Économie, Innovation et Énergie(1)			19	367	(3)	23	406

Éducation	1 196	89		1 600		439	3 324

Emploi et Solidarité sociale			42	201		778	1 021

Enseignement supérieur				1 145		280	1 425

Environnement, Lutte contre les changements climatiques, Faune et Parcs		41	1 794	49		94	1 978

Famille			27	5			32

Finances	67 885	25 954	1 763	5 152	5 672	25 203	131 629

Immigration, Francisation et Intégration			84	11		1 550	1 645

Justice			6	361		61	428

Langue française				1			1

Relations internationales et Francophonie				2			2

Ressources naturelles et Forêts			338	268	23	22	651

Santé et Services sociaux			2	5 324		716	6 042

Sécurité publique			25	463		111	599

Tourisme		168	3	72			243

Transports et Mobilité durable		2 120	1 953	383		370	4 826

Travail			97	122			219

Total revenue	69 081	28 377	6 191	16 252	5 689	30 498	156 088

(1) The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, the revenues of these government enterprises are recognized in the Finances portfolio, since their shares are held by the Minister of Finance.

CONSOLIDATED FINANCIAL STATEMENTS	187

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of expenditure

(millions of dollars)

	Fiscal year ended March 31, 2026

				Doubtful
				accounts, other
				allowances
	Transfers	Remuneration	Operating	and losses	Total

PORTFOLIOS

Assemblée nationale		142	54		196

Personnes désignées par

l'Assemblée nationale	14	111	35		160

Affaires municipales et Habitation	4 856	152	243	2	5 253

Agriculture, Pêcheries et Alimentation	1 134	252	137	2	1 525

Conseil du trésor, Administration gouvernementale et Efficacité de l'État	1	968	255		1 224

Conseil exécutif	441	152	19		612

Culture et Communications	1 585	240	324		2 149

Cybersécurité et Numérique	44	100	201		345

Économie, Innovation et Énergie	3 418	104	210	633	4 365

Éducation	1 386	17 195	4 949	11	23 541

Emploi et Solidarité sociale	5 052	536	142	81	5 811

Enseignement supérieur	4 985	4 745	1 381	72	11 183

Environnement, Lutte contre les changements climatiques, Faune et Parcs	1 277	369	163	(7)	1 802

Famille	9 383	144	106		9 633

Finances	1 323	1 407	689	848	4 267

Immigration, Francisation et Intégration	233	218	78		529

Justice	598	936	978	12	2 524

Langue française	13	51	10		74

Relations internationales et Francophonie	34	91	25		150

Ressources naturelles et Forêts	299	299	696	(1)	1 293

Santé et Services sociaux	7 231	40 822	17 757	135	65 945

Sécurité publique	368	1 956	948		3 272

Tourisme	313	73	142	1	529

Transports et Mobilité durable	4 709	898	3 560	9	9 176

Travail	12	170	42		224

Expenditure by portfolio	48 709	72 131	33 144	1 798	155 782

Debt service					10 148

Total expenditure					165 930

188	PUBLIC ACCOUNTS 2025-2026

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of expenditure (cont'd)

(millions of dollars)

	Fiscal year ended March 31, 2025

				Doubtful
				accounts, other
				allowances
	Transfers	Remuneration	Operating	and losses	Total

PORTFOLIOS

Assemblée nationale		136	56		192

Personnes désignées par
l'Assemblée nationale	13	102	31		146

Affaires municipales et Habitation	4 590	154	220	41	5 005

Agriculture, Pêcheries et Alimentation	1 259	246	109	(8)	1 606

Conseil du trésor, Administration
gouvernementale et Efficacité
de l'État		1 072	167		1 239

Conseil exécutif	434	152	19		605

Culture et Communications	1 314	242	402	3	1 961

Cybersécurité et Numérique	83	102	171		356

Économie, Innovation et Énergie	3 326	105	244	1 094	4 769

Éducation	1 305	17 080	4 957	10	23 352

Emploi et Solidarité sociale	4 994	540	148	25	5 707

Enseignement supérieur	5 171	4 693	1 425	94	11 383

Environnement, Lutte contre
les changements climatiques,
Faune et Parcs	1 604	378	196	3	2 181

Famille	8 762	144	109		9 015

Finances	1 111	1 391	481	636	3 619

Immigration, Francisation et Intégration	281	211	84		576

Justice	543	899	810	17	2 269

Langue française	11	50	11		72

Relations internationales et

Francophonie	39	91	27		157

Ressources naturelles et Forêts	367	301	720		1 388

Santé et Services sociaux	7 171	39 923	16 974	159	64 227

Sécurité publique	445	1 852	645		2 942

Tourisme	315	72	228	2	617

Transports et Mobilité durable	3 363	900	3 411	10	7 684

Travail	24	164	38		226

Expenditure by portfolio	46 525	71 000	31 683	2 086	151 294

Debt service					9 969

Total expenditure					161 263

CONSOLIDATED FINANCIAL STATEMENTS	189

Appendix 3

Properties held in trust

Properties held in trust are entrusted to a government department or body (the trustee) to administer in accordance with applicable contractual or legal provisions. The trustee holds and administers the property for the benefit of, and on behalf of, designated beneficiaries. Properties held in trust and related operations are not included in the reporting entity, as these properties are not owned by the government.

Summary of trust balances administered for designated beneficiaries

(millions of dollars)

(millions of dollars)

	As at December 31(1)

	2025			2024

	Asset	Liability	Net asset	Net asset
				(restated)

TRUSTEES

Retraite-Québec	249	228	21	19

Pension Plans

RREGOP	98 265	83 436	14 829	12 102

PPMP	14 597	12 233	2 364	2 112

Other	2 756	2 387	369	292

Québec Pension Plan Fund	165 266	615	164 651	142 532

	281 133	98 899	182 234	157 057

Caisse de dépôt et placement du Québec	28 799		28 799	27 523

Commission de la construction du Québec	41 326	37 520	3 806	3 321

Société de l'assurance automobile du Québec	14 306	10 900	3 406	2 850

Curateur public	1 018	151	867	770

Conseil de gestion de l'assurance parentale	1 403	149	1 254	896

Other trustees	2 128	941	1 187	1 295

	370 113	148 560	221 553	193 712

(1) All balances are established as at the trust funds' fiscal year-end, that is, December 31, with the exception of certain funds included in the "Other trustee" category whose fiscal year-end is March 31.

Investments administered by several government trustees, such as Retraite Québec, the Commission de la construction du Québec and the Société de l'assurance automobile du Québec are generally entrusted to the Caisse de dépôt et placement du Québec (the Caisse). The Caisse also manages investments held by the government for its own operations, such as the Generations Fund and the RPSF, which are recognized in these financial statements, as well as funds entrusted by other depositors, such as the CNESST or municipal pension plans that are not part of the government reporting entity. The total funds entrusted to the Caisse by all depositors, less its liabilities, represent its net assets.

190	PUBLIC ACCOUNTS 2025-2026

Appendix 3

Properties held in trust (cont'd)

Net asset of the Caisse de dépôt et placement du Québec

(millions of dollars)

As at December 31

	2025	2024

SUMS ADMINISTRATED

Excluded from the reporting entity

On behalf of government trustees	331 428	297 254

For other depositors	28 799	27 523

	360 227	324 777

Included in the reporting entity

For the government	157 029	148 510

	517 256	473 287

Government trustees

Trustees	Assets held and main beneficiaries
Retraite Québec (depositor with the Caisse)	Contributions by employees, self-employed workers and employers to the Québec Pension Plan and public-sector pension plans, including the RREGOP and the PPMP Retired workers
Caisse de dépôt et placement du Québec	Investments made from depositors' contributions Retired or insured persons
Commission de la construction du Québec (depositor with the Caisse)	Contributions by employees and employers from the construction sector Employees and retired employees in the construction sector
Société de l'assurance automobile du Québec (depositor with the Caisse)	Insurance contributions from road users to the Fonds d'assurance automobile du Québec Road accident victims or their representatives
Curateur public	Accounts under administration of the property of minors whose parents are unable to exercise their parental responsibilities or of adults deemed unfit Minors or adults deemed unfit
Conseil de gestion de l'assurance parentale (depositor with the Caisse)	Contributions by workers and employers paid to the Parental Insurance Fund Eligible workers going on leave in connection with the birth or adoption of a child

CONSOLIDATED FINANCIAL STATEMENTS	191

Appendix 3

Properties held in trust (cont'd)

Government trustees (cont'd)

Other trustees	Fiduciary activities
Agence du revenu du Québec	Unclaimed property and Fonds des pensions alimentaires
Autorité des marchés financiers (depositor with the Caisse)	Fonds d'indemnisation des services financiers
La Financière agricole du Québec (depositor with the Caisse)	Fonds d'assurance-récolte Fonds d'assurance-stabilisation des revenus agricoles
Ministère de la Famille	Accounts under administration of the Fonds des services de garde éducatifs à l'enfance
Ministère de la Sécurité publique	Fonds central de soutien à la réinsertion sociale
Ministère de l'Emploi et de la Solidarité sociale	Comité Entraide of the public and parapublic sectors Workforce Skills Development and Recognition Fund
Ministère des Finances	Trust fund under administration of the Bureau général de dépôts pour le Québec
Office de la protection du consommateur (depositor with the Caisse)	Cautionnements individuels des agents de voyages Fonds d'indemnisation des clients des agents de voyages
Régie des marchés agricoles et alimentaires du Québec	Fonds d'assurance-garantie
Régie du bâtiment du Québec	Guarantee fund
Société québécoise de récupération et de recyclage	Compensation regime for municipal bodies

192	PUBLIC ACCOUNTS 2025-2026